                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party Other than the Registrant [ ]

Check the appropriate Box:

[X]  Preliminary Proxy Statement                      [ ]  Confidential, for use of Commission only
[ ]  Definitive Proxy Statement                       (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          THE NOSTALGIA NETWORK, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                           CALCULATION OF FILING FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                     AGGREGATE NUMBER OF
                                                     SECURITIES TO WHICH   PER UNIT PRICE OR OTHER    PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF SECURITIES               TRANSACTION         UNDERLYING VALUE OF     AGGREGATE VALUE OF
     TO WHICH FILING TRANSACTION APPLIES(1)(2)           APPLIES(1)            TRANSACTION(1)          TRANSACTION(1)     AMOUNT
---------------------------------------------------------------------------------------------------------------------------------
Common Stock.......................................      20,275,370                 $0.07               $1,419,275.90     $283.86
Preferred Stock....................................           3,250                 $7.00               $   22,750.00     $  4.55
Total..............................................              --                    --               $1,441,958.77     $288.41
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the filing fee pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended.

(2) The fee was computed in accordance with Rule 0-11(c)(1)(i) based upon the cash consideration to be paid to security holders.

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: $

       -------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------

     (3)  Filing Party:

       -------------------------------------------------------------------------

     (4)  Date Filed:

       -------------------------------------------------------------------------

                          THE NOSTALGIA NETWORK, INC.
                         650 MASSACHUSETTS AVENUE, N.W.
                             WASHINGTON, D.C. 20001
                               ------------------

                    NOTICE OF SPECIAL MEETING TO BE HELD ON
                                           , 2000
                               ------------------

To the Stockholders of
The Nostalgia Network, Inc.:

     We will hold a special meeting of stockholders on             , 2000, 11:00
a.m., local time, at 650 Massachusetts Avenue, N.W., Washington, D.C., for the following purposes:

          1. to approve the merger of NNI Acquisition Corporation, a Delaware corporation, with and into Nostalgia pursuant to an Agreement and Plan of Merger dated as of January 11, 2000, between Nostalgia and NNI Acquisition; and

          2. to transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

     The proposed merger is more fully described in the accompanying proxy statement and appendices thereto which are part of this notice.

     Nostalgia's Board of Directors has fixed the close of business on
               , 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any adjournments
or postponements thereof. Only stockholders of record on                , 2000
will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. A list of stockholders of record as of
               , 2000 will be available for inspection at Nostalgia's offices at 650 Massachusetts Avenue, N.W., Washington, D.C. at least ten days prior to the special meeting.

     Pursuant to Section 262 of the Delaware General Corporation Law, stockholders of Nostalgia are entitled to appraisal rights in connection with the proposed merger.

     If you plan to attend the special meeting, please notify the undersigned so that identification can be prepared for you. Whether or not you plan to attend the special meeting, please execute, date and promptly return the enclosed proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. If you attend the special meeting, you may withdraw your proxy and vote in person.

                                          By Order of the Board of Directors,

                                                /s/ WILLARD R. NICHOLS
                                          --------------------------------------
                                           Vice President, General Counsel and
                                                        Secretary

            , 2000

YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE.

                          THE NOSTALGIA NETWORK, INC.
                         650 MASSACHUSETTS AVENUE, N.W.
                             WASHINGTON, D.C. 20001
                                 (202) 289-6633

                        SPECIAL MEETING OF STOCKHOLDERS

                                           , 2000

                                PROXY STATEMENT
                               ------------------

     This proxy statement is being provided to stockholders of The Nostalgia Network, Inc., a Delaware corporation, in connection with the solicitation of proxies by Nostalgia's Board of Directors for use at a special meeting of
stockholders to be held on             , 2000 at 11:00 a.m., local time, at 650
Massachusetts Avenue, N.W., Washington, D.C., and any adjournments or postponements thereof.

     At the special meeting, common and preferred stockholders of record of
Nostalgia as of the close of business on                , 2000 will be asked to
consider and vote upon a proposal to approve the merger of NNI Acquisition Corporation, a Delaware corporation, with and into Nostalgia pursuant to an Agreement and Plan of Merger dated as of January 11, 2000, between Nostalgia and NNI Acquisition. NNI Acquisition is an affiliate of Nostalgia and is wholly-owned by Concept Communications, Inc., a Delaware corporation, and Crown Communications Corporation, a Delaware corporation. Concept is an affiliate of Nostalgia and majority-owned by Crown. Crown is an affiliate of Nostalgia and a wholly-owned subsidiary of Crown Capital Corporation, a Delaware corporation. Capital, Crown, Concept and NNI Acquisition are the beneficial owners of 69.9% of the issued and outstanding shares of Nostalgia common stock, presently par value $.04 per share and, pursuant to an amendment to Nostalgia's Certificate of Incorporation under the merger agreement, to be $0.01 per share following the merger, and 76.9% of the issued and outstanding shares of Nostalgia's preferred stock, par value $2.00 per share.

     Upon consummation of the merger, Nostalgia will become wholly-owned by Crown and Concept; the separate corporate existence of NNI Acquisition will terminate; each issued and outstanding share of common stock, other than shares of Nostalgia common stock owned by NNI Acquisition or for which appraisal rights have been exercised, will be converted into the right to receive $0.07; each issued and outstanding share of Nostalgia preferred stock, other than shares of Nostalgia preferred stock owned by NNI Acquisition or for which appraisal rights have been exercised, will be converted into the right to receive $7.00; the issued and outstanding shares of common stock and Nostalgia preferred stock owned by NNI Acquisition will be cancelled; and each issued and outstanding share of the common stock, par value $.01 per share of NNI Acquisition will be converted into one share of Nostalgia common stock. The merger constitutes a "going private" transaction pursuant to Section 13(e) of the Securities Exchange Act of 1934 and Exchange Act Rule 13e-3. Following the merger, the common stock (all of which will be owned by Crown and Concept) no longer will be publicly traded, and Nostalgia no longer will be required to file periodic and other reports with the United States Securities and Exchange Commission and will formally terminate its reporting obligations under the Exchange Act.

     PURSUANT TO THE DELAWARE GENERAL CORPORATION LAW (DGCL), STOCKHOLDERS OF NOSTALGIA ARE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER. SEE "APPRAISAL RIGHTS."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT, AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Because the merger involves affiliates of Nostalgia, and a member of the Board of Directors may have interests in connection with the merger that are in addition to, or conflict with, those of Nostalgia and its stockholders, the terms of the merger and the merger agreement were negotiated on behalf of Nostalgia by a special committee of the Board of Directors consisting entirely of independent directors of Nostalgia. For a description of these conflicts, see "Conflicts of Interest."

     The Nostalgia common stock is listed for quotation on the NASDAQ OTC
Bulletin Board under the symbol "NNET". On             , 2000 the last reported
sale price for the Nostalgia common stock on the Bulletin Board was $     per
share.

     All information concerning Nostalgia contained in this proxy statement has been furnished by Nostalgia, and certain information concerning NNI Acquisition, Capital, Crown and Concept contained in this proxy statement has been furnished by NNI Acquisition, Capital, Crown or Concept, respectively. No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein, and if given or made, must not be relied upon as having been authorized by Nostalgia, NNI Acquisition, Capital, Crown, Concept or any other person.

                               ------------------

     THIS PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD ARE FIRST BEING MAILED
OR DELIVERED TO THE STOCKHOLDERS OF NOSTALGIA ON OR ABOUT        , 2000.
                               ------------------

            THE DATE OF THIS PROXY STATEMENT IS             , 2000.

                               SUMMARY TERM SHEET

     The following summarizes the most material terms of our proposed merger with NNI Acquisition. This summary may not contain all the information you should consider before voting on the proposed merger. You should read the entire proxy statement and all of its appendices before voting on the proposed merger.

     - Crown and Concept propose to purchase all of the shares of Nostalgia common stock and Nostalgia preferred stock except for those shares owned by NNI Acquisition, which is a wholly-owned subsidiary of Crown and Concept.

     - Crown and Concept are offering $0.07 a share for Nostalgia common stock and $7.00 a share for Nostalgia preferred stock.

     - This is a "going-private" transaction. The shares of Nostalgia common stock and preferred stock owned by NNI Acquisition will be cancelled and the shares of NNI Acquisition, all of which are owned by Crown and Concept, will be converted into shares of Nostalgia common stock.

     - As a result of the merger, you no longer will have an interest in any of Nostalgia's future earnings or growth, Nostalgia no longer will be a public company, Nostalgia common stock will no longer be traded on the Nasdaq Bulletin Board, and Crown and Concept will be Nostalgia's only stockholders.

     - The merger has been considered by a special committee of Nostalgia's Board of Directors consisting entirely of independent directors who are not officers or employees of Nostalgia or officers, directors or employees of NNI Acquisition, Crown or Concept.

     - The special committee retained an independent financial advisor to assist it in considering the merger. The financial advisor provided to the special committee its written opinion that the terms of the merger are fair, from a financial point of view, to Nostalgia's public stockholders.

     - Based upon all of the factors it considered, including the written fairness opinion of its financial advisor, the special committee concluded that the merger is fair to, and in the best interests of, Nostalgia and Nostalgia's stockholders and recommended to Nostalgia's Board of Directors that the merger be approved.

     - Based upon the recommendation of the special committee, Nostalgia's Board of Directors, with Dong Moon Joo, an interested director, not participating in any meetings concerning, or voting on, the merger, unanimously has approved the merger as in the best interests of Nostalgia and Nostalgia's stockholders and recommends that you approve the merger.

     - Under Delaware corporate law, the merger must be approved by a majority of all of Nostalgia's shares entitled to vote on the merger. Nostalgia's certificate of incorporation entitles each share of Nostalgia preferred stock to 100 votes on each matter submitted to the holders of Nostalgia common stock and also to approve the merger voting separately.

     - NNI Acquisition has informed Nostalgia that it will vote all of its shares of Nostalgia common stock and Nostalgia preferred stock "FOR" the merger. NNI Acquisition owns enough shares of Nostalgia common stock and preferred stock that its vote "FOR" the merger will be sufficient to ensure that the merger is approved.

     - Delaware law entitles stockholders who do not vote for the merger and fulfill certain other procedural requirements to a judicial appraisal of their shares. These rights and procedures are explained in the proxy statement under the section entitled "Approval Rights".

     - The merger will occur pursuant to a written merger agreement which is described in, and attached as Appendix A to, this proxy statement. The merger agreement contains customary representations and warranties of the parties and conditions to the obligations of the parties to complete the merger. You should read the description of the merger agreement in this proxy statement and the merger agreement carefully.

                      WHERE YOU CAN FIND MORE INFORMATION

     Nostalgia is subject to the informational requirements of the Securities Exchange Act of 1934, pursuant to which it files reports and other information with the United States Securities and Exchange Commission. Such reports and other information may be inspected and copied at public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at 13th Floor, 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains an internet web site that contains periodic and other reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Nostalgia. The address of the SEC's web site is http://www.sec.gov.

     None of NNI Acquisition, Capital, Concept or Crown is subject to the reporting requirements of Section 13 or Section 15 of the Exchange Act.

     We have not authorized anyone to give any information or make any representation about the merger, our company, NNI Acquisition, Crown, Concept or Capital that is different from, or in addition to, that contained in this proxy statement or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you
should not rely on it. This proxy statement is dated                , 2000. You
should not assume that the information contained in this document is accurate as of any other date unless the information specifically indicates that another date applies.

                           FORWARD LOOKING STATEMENTS

     This proxy statement contains certain forward-looking statements which represent Nostalgia's expectations or beliefs, including, but not limited to, statements concerning industry performance, regulatory environment and Nostalgia's operations, performance, financial condition, plans, growth and strategies. Any statements contained in this proxy statement which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "anticipate," "intend," "could," "estimate" or "continue," or the negative or other variations thereof or comparable terminology are intended to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond Nostalgia's control, and actual results may differ materially depending on a variety of important factors, many of which are beyond Nostalgia's control.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................     3
WHERE YOU CAN FIND MORE INFORMATION.........................     4
FORWARD LOOKING STATEMENTS..................................     4
SUMMARY.....................................................     7
COMPARATIVE PER SHARE MARKET INFORMATION....................    12
THE SPECIAL MEETING.........................................    13
  General...................................................    13
  Matters to Be Considered..................................    13
  Recommendation of the Board of Directors..................    13
  Record Date; Shares Entitled to Vote; Quorum..............    13
  Proxies; Proxy Solicitation...............................    13
  Vote Required.............................................    14
  Effects of Abstentions and Broker Non-Votes...............    14
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL
  OWNERS....................................................    15
THE MERGER..................................................    16
  Background................................................    16
  Opinion of the Financial Advisor to the Special
     Committee..............................................    17
  Reasons for the Merger; Recommendations of the Special
     Committee and the Board of Directors...................    22
  Conflicts of Interest.....................................    24
  Regulatory Approval.......................................    24
  Effect of the Merger on the Rights of Existing
     Stockholders...........................................    24
  Appraisal Rights..........................................    25
  Accounting Treatment......................................    27
THE MERGER AGREEMENT........................................    28
  Terms of the Merger.......................................    28
  Indemnification...........................................    28
  Effective Time of the Merger..............................    29
  Representations and Warranties............................    29
  Covenants.................................................    29
  Conditions to the Merger..................................    30
  Amendment; Waiver; Termination............................    31
  Expenses and Fees.........................................    31
FEDERAL INCOME TAX CONSIDERATIONS...........................    32
CERTAIN TRANSACTIONS AND RELATIONSHIPS......................    33
THE CONCEPT GROUP...........................................    35
BUSINESS OF NOSTALGIA.......................................    36
  General...................................................    36
  Description of Business...................................    36
  Affiliated Cable Systems and Subscribers..................    36
  Advertising...............................................    37
  Programming...............................................    37
  Financial Information.....................................    38
  Patents, Trademarks, Licenses.............................    39
  Competition...............................................    39
  Government Regulation.....................................    40
  Employees.................................................    41
  Properties................................................    41
  Legal Proceedings.........................................    41

                                                              PAGE
                                                              ----
SELECTED FINANCIAL DATA.....................................    42
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    43
  Results of Operations.....................................    43
  Liquidity and Capital Resources...........................    46
  Material Commitments......................................    47
INDEPENDENT ACCOUNTANTS.....................................    47
OTHER MATTERS...............................................    48
ANNUAL REPORT AND FORM 10-K.................................    48
STOCKHOLDER PROPOSAL FOR 2000 ANNUAL MEETING................    49
INDEX TO FINANCIAL STATEMENTS...............................   F-1
MERGER AGREEMENT (AND ATTACHED EXHIBITS)....................   A-1
FAIRNESS OPINION OF CHATSWORTH SECURITIES, LLC..............   B-1
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.........   C-1

                                    SUMMARY

     The following is a summary of certain material information contained elsewhere in this proxy statement. This summary does not purport to be complete and is qualified in its entirety by, and is subject to, the more detailed information incorporated by reference and contained elsewhere in this proxy statement and the appendices hereto. Stockholders are urged to read the proxy statement and appendices in their entirety before voting on the merger proposal described herein.

                                 THE SPECIAL MEETING

Date, Time and Place..........   The special meeting will be held on           ,
                                 2000 at 11:00 a.m., local time, at 650
                                 Massachusetts Avenue, N.W., Washington, D.C.
                                 See "The Special Meeting -- General."

Record Date...................   Holders of record of Nostalgia common stock and
                                 Nostalgia preferred stock as of the close of
                                 business on                , 2000, are entitled
                                 to notice of, and to vote at, the special meeting. On that date, 20,275,370 shares of Nostalgia common stock and 3,250 shares of Nostalgia preferred stock were issued and outstanding. Each share of Nostalgia common stock is legally entitled to one vote on each matter to be acted upon or which may properly come before the special meeting. Pursuant to Nostalgia's Certificate of Incorporation,
                                 Nostalgia preferred stock is entitled to be voted on any matter submitted to a vote of the holders of Nostalgia common stock and each share of Nostalgia preferred stock is entitled to 100 votes on each such matter. Pursuant to the Certificate of Incorporation, the Nostalgia preferred stock also is entitled to be voted separately on the merger proposal. See "The
                                 Special Meeting -- Record Date; Shares Entitled to Vote."

Matters to be Considered......   At the special meeting, the stockholders of
                                 Nostalgia will be asked to consider and vote upon (i) the merger proposal; and (ii) such other business as may properly come before the special meeting or any adjournments or postponements thereof. See "The Special
                                 Meeting -- Matters to be Considered."

Vote Required.................   The Delaware General Corporation Law (DGCL)
                                 requires Nostalgia to submit the merger
                                 proposal to its stockholders for approval. As
                                 of                , 2000, 20,275,370 shares of
                                 Nostalgia common stock and 3,250 shares of Nostalgia preferred stock were issued and outstanding. In accordance with the DGCL, the standard for approving the merger proposal is the affirmative vote of a majority of outstanding shares of capital stock entitled to be voted on the merger proposal (including the Nostalgia preferred stock voted with 100 votes for each share of Nostalgia preferred stock).
                                 The vote of a majority of the Nostalgia
                                 preferred stock, voting as a separate class, also is required to approve the merger proposal. NNI Acquisition, which owns
                                 14,180,427 shares of Nostalgia common stock and 2,500 shares of Nostalgia preferred stock and which is not precluded by the merger agreement from voting its shares of Nostalgia common stock or Nostalgia preferred stock on the merger proposal has informed Nostalgia that it intends to vote all of its shares of Nostalgia common stock and Nostalgia preferred stock
                                 "FOR" the merger proposal. NNI Acquisition owns a sufficient number of shares of Nostalgia common stock and Nostalgia preferred stock to ensure approval of the merger proposal.

                     REASONS FOR THE MERGER/SPECIAL FACTORS

Crown and Concept.............   As the majority stockholders of Nostalgia, and
                                 source of substantially all of its working capital, Capital, Crown and Concept have decided to pursue the merger to more adequately protect their investment in Nostalgia. In reaching this decision, Capital, Crown and Concept considered:

                                 - the substantial expense of maintaining
                                   Nostalgia as a publicly held entity,
                                   including the ongoing expense of compliance with reporting and other Exchange Act obligations as compared to the minor benefits of the extremely limited public market for Nostalgia common stock;

                                 - the historical and recent volume and trading
                                   market prices of Nostalgia common stock and the substantial premium which will be paid to holders of Nostalgia common stock in consideration of the merger compared to the prices at which Nostalgia common stock traded prior to the announcement of the merger;

                                 - the financial condition, results of
                                   operations, business and prospects of
                                   Nostalgia, including its aggregate net loss of approximately $44.2 million since January 1, 1998;

                                 - the enhanced likelihood of attracting a
                                   strategic alliance as a privately held
                                   company; and

                                 - Nostalgia's outstanding indebtedness to Crown
                                   and Concept.

                                 See "The Merger -- Reasons for the Merger."

Recommendations of the
Company's Special Committee
  and the Board of
  Directors...................   Because the merger is among affiliates, and Mr.
                                 Dong Moon Joo, a member of Nostalgia's Board of
                                 Directors may have interests in connection with the merger that are in addition to, or conflict with, those of Nostalgia and its stockholders, the terms of the merger and the merger agreement were negotiated on behalf of Nostalgia by the special committee which consisted entirely of independent directors of Nostalgia who are not members of management or employees of Nostalgia, NNI Acquisition,
                                 Capital, Crown or Concept, or their affiliates.
                                 The special committee is a standing committee of the Board of Directors consisting of Robert
                                 J. Wussler and S. Robert Lichter which
                                 addresses matters involving potential conflicts of interest among Nostalgia, its officers, directors and/or stockholders. The special committee retained Chatsworth Securities, LLC as its financial advisor and to deliver a written opinion as to the fairness to Nostalgia's stockholders, from a financial point of view, of the consideration to be paid to Nostalgia's stockholders in the merger. See
                                 "The Merger -- Opinion of the Financial Advisor to the Special Committee." After careful consideration, the special committee has determined the merger and the merger agreement to be fair and in the best interests of Nostalgia and its stockholders and has unanimously recommended to the Board of Directors that the merger and the merger agreement be approved. The Board of Directors, with Mr. Joo, an interested director, not attending meetings of the Board of Directors concerning, or voting on, the merger or the merger agreement, after considering the recommendation of the special committee, has unanimously approved the merger and the merger agreement and recommends that the stockholders of Nostalgia approve the merger and the merger agreement.

                                 In concluding that the merger is in the best interests of Nostalgia and its stockholders, the special committee and the Board of Directors considered:

                                 - the fairness opinion of Chatsworth;

                                 - the premium represented by the consideration
                                   to be paid to Nostalgia's stockholders as compared to the historic price of Nostalgia common stock from January 1, 1998 to the date of the announcement of the merger;

                                 - the financial condition and results of
                                   operations of Nostalgia, including its
                                   aggregate operating losses of approximately
                                   $44.2 million since January 1, 1998;

                                 - the inability of Nostalgia to raise equity
                                   and debt capital from conventional sources and Nostalgia's resulting reliance on Crown and Concept to provide working capital; and

                                 - the lack of any assurance that Crown or
                                   Concept would continue to provide such
                                   working capital to Nostalgia under current circumstances.

                                 The special committee also considered certain factors which could, as a result of the merger negatively affect Nostalgia and its stockholders, including:

                                 - the loss of Nostalgia's status as a publicly
                                   traded corporation and the corresponding loss of a market for Nostalgia common stock;

                                 - the potential recognition of taxable
                                   income/gain to the stockholders of Nostalgia upon the consummation of the merger and the payment of the consideration; and

                                 - the fact that minority stockholders will not
                                   participate in any future growth in the value of Nostalgia, if any.

                                 See "The Merger -- Reasons for the Merger;
                                 Recommendations of the Special Committee and the Board of Directors."

Opinion of Financial
Advisor.......................   Chatsworth has delivered to the Board of
                                 Directors its written opinion, dated October
                                 18, 1999, to the effect that, as of the date of its opinion and subject to certain assumptions, qualifications and limitations stated therein, the consideration to be paid to the stockholders of Nostalgia in consideration of the merger is fair to the stockholders from a financial point of view. On January 27, 2000, Chatsworth reconfirmed its fairness opinion based upon information as of December 31, 1999.
                                 A copy of Chatsworth's October 18, 1999
                                 opinion, which states its assumptions, matters considered and limits of its review, is attached to this proxy statement as Appendix B and should be read in its entirety. See "The
                                 Merger -- Opinion of the Financial Advisor to the Special Committee."

Effects of the Merger.........   As a result of the merger:

                                 - Nostalgia will become privately held and
                                   wholly-owned by Crown and Concept, and
                                   Nostalgia's stockholders no longer will have an equity interest, or participate, in any future earnings or growth of Nostalgia;

                                 - the Nostalgia common stock no longer will be
                                   publicly traded on the Bulletin Board or otherwise;

                                 - Nostalgia no longer will be subject to the
                                   periodic reporting and other obligations of the Exchange Act; and

                                 - Nostalgia will terminate its registration
                                   with the SEC under the Exchange Act.

                                 THE MERGER

NNI Acquisition Corporation...   NNI Acquisition is a Delaware corporation, an
                                 affiliate of Nostalgia and wholly-owned by Crown and Concept. NNI Acquisition is the record owner of 14,180,427 shares of Nostalgia common stock and 2,500 shares of Nostalgia preferred stock which are its sole substantial assets. NNI Acquisition was incorporated for the purposes of owning such shares of Nostalgia common stock and Nostalgia preferred stock and to facilitate the merger and has not conducted any business or engaged in any other activity.
                                 Upon consummation of the merger, the separate corporate existence of NNI Acquisition will terminate.

The Consideration.............   At the effective time of the merger, each
                                 issued and outstanding share of Nostalgia common stock, other than shares of Nostalgia common stock owned by NNI Acquisition or for which appraisal rights have been exercised, will be converted into the right to receive
                                 $0.07; each issued and outstanding share of Nostalgia preferred stock, other than shares of Nostalgia preferred stock owned by NNI
                                 Acquisition or for which appraisal rights have been exercised, will be converted into the right to receive $7.00; the issued and outstanding shares of Nostalgia common stock and Nostalgia preferred stock owned by NNI
                                 Acquisition will be cancelled and the separate corporate existence of NNI Acquisition will terminate; and each share of NNI Acquisition common stock will be converted into a share of Nostalgia common stock. See "The Merger
                                 Agreement -- Terms of the Merger."

Effective Time of the
Merger........................   Promptly following the satisfaction or waiver
                                 (where permissible) of the conditions of the merger, the merger will be consummated and become effective on the date and at the time the required certificate of merger is filed with the Secretary of State of Delaware. See
                                 "The Merger Agreement -- Effective Time of the
                                 Merger."

Conditions of the Merger......   The merger is subject to the satisfaction or
                                 waiver (where permissible) on or prior to the closing date of certain conditions to closing set forth in the merger agreement. See "The
                                 Merger -- Conditions to the Merger."

Termination...................   The merger agreement may be terminated at any
                                 time prior to the effective time of the merger, whether before or after approval of the merger by Nostalgia's stockholders, by mutual written consent of Nostalgia and NNI Acquisition, or by either of Nostalgia or NNI Acquisition under certain circumstances, including if the required vote of Nostalgia's stockholders is not obtained, or the effective time of the merger has not occurred on or before June 30, 2000. See "The Merger Agreement -- Amendment;
                                 Waiver; Termination."

Tax Treatment of the Merger...   Stockholders will be taxed on receipt of the
                                 $0.07 per share of Nostalgia common stock and/or $7.00 per share of Nostalgia preferred stock if, and to the extent that, the amount received exceeds their tax basis in such Nostalgia common stock and/or Nostalgia preferred stock, respectively. Determining the tax consequences of the merger can be complicated and stockholders should consult their tax advisors to understand fully the tax effects of the merger. See "Federal Income Tax
                                 Considerations -- Tax Treatment of the Merger."

Accounting Treatment..........   The merger will be accounted for under the
                                 purchase method of accounting in accordance with generally accepted accounting principles
                                 (GAAP). See "The Merger -- Accounting
                                 Treatment."

Business of Nostalgia.........   Nostalgia has agreed that, prior to the
                                 effective time of the merger or the earlier termination of the merger agreement, except as permitted by the merger agreement, it will pursue its business in the ordinary course and will not engage in certain extraordinary actions specified in the merger agreement. See
                                 "The Merger Agreement -- Covenants -- Business of the Company."

Management of Nostalgia
  Following the Merger........   There will be no change in the Board of
                                 Directors or the executive officers of
                                 Nostalgia as a result of the merger. It is anticipated that following the merger, the business and operations of Nostalgia will be continued substantially as currently conducted for the immediate future. Following the merger, Crown and Concept intend to continue to evaluate the business and operations of Nostalgia and take such actions they deem appropriate under the circumstances then existing. Although there are currently no definitive plans or agreements in place, Crown and Concept will continue to seek material strategic alliances for Nostalgia in the form of joint ventures, partnerships or other business combinations following the merger.

Conflicts of Interests........   Dong Moon Joo, a member of the Board of
                                 Directors of Nostalgia, is a director and the President of each of NNI Acquisition, Capital,
                                 Concept and Crown, as well as chairman of the Board of Directors of Crown. Because of these positions, he may have interests in connection with the merger that are in addition to, or conflict with, those of Nostalgia and its stockholders. Because of these potential conflicts of interest, Mr. Joo did not attend meetings of the Board of Directors concerning, or vote on, the merger or the merger agreement.
                                 See "The Merger -- Conflicts of Interest."

Regulatory Matters............   No material regulatory approval is required to
                                 effect the merger. See "The
                                 Merger -- Regulatory Matters."

Appraisal Rights..............   Holders of Nostalgia common stock and Nostalgia
                                 preferred stock are entitled to appraisal rights under the DGCL. The merger agreement provides that a condition to the obligation of NNI Acquisition to consummate the merger is that holders of not more than five percent
                                 (5.0%) of the issued and outstanding shares of Nostalgia common stock and Nostalgia preferred stock, on an as converted basis, shall have exercised appraisal rights. This condition is subject to waiver by NNI Acquisition. See "The
                                 Merger -- Appraisal Rights" and "Appendix C."

                    COMPARATIVE PER SHARE MARKET INFORMATION

     During 1999, the Nostalgia common stock was traded on the Nasdaq OTC Bulletin Board. The following table sets forth, for each quarter during 1999 and 1998, the high bid and low bid quotations for Nostalgia common stock as reported on the Bulletin Board. These quotations are representative of prices between dealers, do not include retail markups, markdowns or commissions and may not represent actual transactions.

                                                                 COMMON STOCK
                                                              -------------------
                                                              HIGH BID    LOW BID
                                                              --------    -------
1999
First Quarter...............................................   $0.24       $0.01
Second Quarter..............................................    0.10        0.05
Third Quarter...............................................    0.08        0.05
Fourth Quarter..............................................    0.08        0.03

1998
First Quarter...............................................    0.05        0.04
Second Quarter..............................................    0.04        0.03
Third Quarter...............................................    0.03        0.02
Fourth Quarter..............................................    0.02        0.01

     As of                , 2000, there were approximately                record
holders of Nostalgia's common stock.

     Nostalgia has not paid a dividend since its inception and does not anticipate paying a dividend on its common stock or preferred stock in the foreseeable future.

     On October 20, 1999, the last full trading day prior to announcement of the proposed merger, the last reported sale price per share of Nostalgia common
stock on the Bulletin Board was $0.05. On                , 2000 the last
reported sale price per share of Nostalgia common stock on the Bulletin Board
was $          .

     As of December 31, 1999, the book value per share of Nostalgia was $(4.07).

                              THE SPECIAL MEETING

GENERAL

     This proxy statement is being furnished to holders of Nostalgia common stock and Nostalgia preferred stock in connection with the solicitation of proxies by the Board of Directors for use at the special meeting to be held on
               2000, 11:00 a.m., local time, at 650 Massachusetts Avenue, N.W., Washington, D.C., and at any adjournments or postponements thereof. This proxy statement, the attached notice of the special meeting and the accompanying proxy card are first being mailed to stockholders of Nostalgia on or about
            , 2000.

MATTERS TO BE CONSIDERED

     At the special meeting, holders of record of Nostalgia common stock and
Nostalgia preferred stock on             , 2000 will consider and vote upon (i)
the merger of NNI Acquisition with and into Nostalgia pursuant to which Nostalgia will become wholly-owned by Crown and Concept; and (ii) such other business as may properly come before the special meeting or any adjournments or postponements thereof.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Upon the recommendation of the special committee, the Board of Directors (with Mr. Joo, the interested director abstaining) has unanimously approved the merger and the merger agreement, having concluded that the merger and the merger agreement are fair to, and in the best interests of, Nostalgia and its stockholders. The Board of Directors (with Mr. Joo, the interested director abstaining) unanimously recommends that stockholders of Nostalgia vote "FOR" the merger proposal. See "The Merger -- Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors."

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

     The Board of Directors has fixed the close of business on             ,
2000 as the record date for determining the holders of shares of Nostalgia common stock and Nostalgia preferred stock who are entitled to notice of, and to vote at, the special meeting. As of the record date, 20,275,370 shares of Nostalgia common stock and 3,250 shares of Nostalgia preferred stock were issued
and outstanding and held of record by approximately                stockholders.
The holders of record on             , 2000 of shares of Nostalgia common stock
are entitled to one vote per share of Nostalgia common stock. The holders of record of shares of Nostalgia preferred stock are entitled to vote with Nostalgia common stock and to 100 votes for each share of Nostalgia preferred stock. In addition to being entitled to be voted with the Nostalgia common stock, pursuant to the Certificate of Incorporation, approval of the merger requires the affirmative vote of a majority of the issued and outstanding shares of Nostalgia preferred stock voting separately as a class. Nostalgia has determined that pursuant to the DGCL and Nostalgia's bylaws, the presence of holders of shares representing a majority of the outstanding shares of Nostalgia common stock and Nostalgia preferred stock entitled to be voted, whether in person or by properly executed proxy, is necessary to constitute a quorum for the transaction of business at the special meeting. Under the DGCL, abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum.

PROXIES; PROXY SOLICITATION

     Shares of Nostalgia common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. Shares of Nostalgia common stock represented by properly executed proxies for which no instruction is given will be voted "FOR" the merger proposal. Stockholders are requested to complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Nostalgia, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy; (ii) executing a later dated proxy relating to the same shares of Nostalgia common stock and delivering it to the Secretary of Nostalgia before the taking of the vote at the special meeting, or (iii) attending the special meeting and voting in person (although attendance at the special meeting will not, in and of itself, revoke a proxy). Any written revocation or subsequent proxy should be sent so as to be delivered to The Nostalgia Network, Inc., 650 Massachusetts Avenue, N.W. Washington, D.C. 20001, Attention: Corporate Secretary, or hand delivered to the Secretary of Nostalgia or his representative at or before the taking of the vote at the special meeting.

     If the special meeting is postponed or adjourned, at any subsequent reconvening of the special meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the special meeting (except for any proxies that previously have been revoked or withdrawn effectively), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     Nostalgia will bear the cost of soliciting proxies from its stockholders.

VOTE REQUIRED

     Under the DGCL, Nostalgia is required to submit the merger proposal to the stockholders for approval. In accordance with the DGCL, the standard for approving the merger proposal is the affirmative vote of a majority of the outstanding shares of capital stock entitled to be voted on the merger proposal (including the Nostalgia preferred stock voted with 100 votes for each share of
Nostalgia preferred stock). The affirmative vote of                shares of
Nostalgia common stock and Nostalgia preferred stock (with Nostalgia preferred stock having 100 votes per share) and of 1,626 shares of Nostalgia preferred stock voting separately as a class is required for approval of the merger proposal. If the stockholders approve the merger and the transaction subsequently is challenged, Nostalgia may be entitled under Delaware law to
assert stockholder approval as a defense. As of             , 2000 there are
issued and outstanding 20,275,370 shares of Nostalgia common stock and 3,250 shares of Nostalgia preferred stock. NNI Acquisition which is the record owner of 14,180,427 shares (69.9%) of the issued and outstanding shares of Nostalgia common stock and 2,500 shares (76.9%)of Nostalgia preferred stock has informed Nostalgia that it intends to vote all of its shares of Nostalgia common stock and Nostalgia preferred stock "FOR" the merger proposal. The affirmative vote of the shares of Nostalgia common stock and Nostalgia preferred stock owned by NNI Acquisition will be sufficient to ensure approval of the merger proposal.

EFFECTS OF ABSTENTIONS AND BROKER NON-VOTES

     For purposes of determining approval of the merger proposal and any other proposal to be presented at the special meeting, abstentions will have the same legal effect as a vote"against" a matter presented at the meeting. Broker non-votes will have the same effect as a vote "against" the merger proposal.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of December 31, 1999, the number of shares of Nostalgia common stock and Nostalgia preferred stock beneficially owned by each of Nostalgia's executive officers and directors, by all executive officers and directors as a group and by each person known by Nostalgia to own beneficially more than 5.0% of the outstanding shares of Nostalgia common stock or Nostalgia preferred stock.

                                                     COMMON STOCK               PREFERRED STOCK
                                               -------------------------    ------------------------
                                                             PERCENT OF                  PERCENT OF
                                               NUMBER OF     OUTSTANDING    NUMBER OF    OUTSTANDING
NAME                                             SHARES        SHARES        SHARES        SHARES
----                                           ----------    -----------    ---------    -----------
EXECUTIVE OFFICERS
  SQuire D. Rushnell(1)......................     839,840(2)     4.1%             0            *
                                                                ----
  Willard R. Nichols.........................           0          *              0            *
  Diane C. Fuller............................       6,000(2)       *              0            *
DIRECTORS
  Christopher A. Cates.......................      26,000(2)       *              0            *
  Floyd Christofferson.......................       6,000(2)       *              0            *
  Dianne M. Faure............................       6,000(2)       *              0            *
  Hiroshi Goto...............................       1,000(2)       *              0            *
  Dong Moon Joo..............................       6,000(2)       *              0            *
  Dr. S. Robert Lichter......................       1,000(2)       *              0            *
  Frederick W. Newton........................       1,000(2)       *              0            *
  Phillip Sanchez............................       5,000(2)       *              0            *
  Robert J. Wussler..........................       6,000(2)       *              0            *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A
  GROUP......................................     903,840(2)     4.5%             0            *
                                                                ----
  Concept Group(3)...........................  14,430,427(4)    71.2%         2,500         76.9%
                                               ----------       ----
  Charles Potter.............................      75,000(5)       *            750         23.1%

---------------
  *  Less than one percent.

 (1) Mr. Rushnell also is a director of Nostalgia.

 (2) Consists entirely of shares of Nostalgia common stock subject to acquisition pursuant to options.

 (3) The Concept Group consists of NNI Acquisition, Concept, Crown and Capital, which constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act. NNI Acquisition, Concept, Crown and Capital have informed Nostalgia that they share voting and dispositive power with respect to all shares as to which NNI Acquisition is the owner.

 (4) Includes 14,180,427 shares of Nostalgia common stock, and 250,000 shares of Nostalgia common stock issuable upon conversion of 2,500 shares of Nostalgia preferred stock, all of which are held of record by NNI Acquisition.

 (5) Includes 75,000 shares of Nostalgia common stock issuable upon conversion of 750 shares of Nostalgia preferred stock.

                                   THE MERGER

BACKGROUND

     On June 28, 1999, Crown, Concept and Capital, informed Nostalgia of the possible intention to seek a transaction with Nostalgia which would either result in the conversion of Nostalgia's debt to Crown and Concept into equity or Nostalgia becoming wholly-owned by Crown and Concept.

     In August 1999, prior to the receipt of the merger proposal, a representative of Crown initiated preliminary discussions with a representative of the special committee concerning the possible conversion to equity of Nostalgia's indebtedness to Crown and Concept or the acquisition of Nostalgia. The special committee met with the representative of Crown on September 8, 1999, September 24, 1999 and October 7, 1999.

     At a regular meeting of the Board of Directors on September 8, 1999, the special committee reported to the Board of Directors concerning its discussions with Crown. Based upon the report of the special committee, which included the potential valuation range of any potential transaction, the Board of Directors authorized the special committee to retain an independent financial advisor and legal counsel. Pursuant to this authorization, the special committee retained Chatsworth as its financial advisor to evaluate a possible going-private transaction. The special committee retained Caplan, Buckner, Rohrbaugh & Kostecka as its legal counsel.

     On October 5, 1999, Chatsworth delivered to the special committee its written analysis of a possible going-private transaction.

     On October 8, 1999, Crown delivered to the special committee and the other directors correspondence setting forth the basic terms of the merger proposal. The merger proposal was referred to the special committee for further consideration.

     On October 13, 1999, the special committee determined that the merger proposal was in the best interests of, and fair to, Nostalgia and its stockholders. The Special Committee recommended that the Board of Directors approve the merger proposal and submit it to the stockholders for approval subject to receipt by the Board of Directors of a written opinion from Chatsworth that the consideration to be paid to Nostalgia's stockholders in the merger is fair to the stockholders from a financial point of view.

     As the merger proposal required approval by Nostalgia by October 18, 1999, the Board of Directors met on October 14, 1999, with Mr. Joo not attending, to discuss the merger proposal. Following this discussion, a vote on the merger proposal was postponed due to the unavailability of several directors. Due to the inability of the Board of Directors to meet again prior to the deadline for approval of the merger proposal, Nostalgia requested, and was granted, an extension until October 21, 1999 to approve the merger proposal.

     On October 18, 1999, Chatsworth delivered to the special committee its written opinion that, subject to the various assumptions, qualifications and limitations expressed therein, the consideration to be paid to Nostalgia's stockholders in the merger is fair to Nostalgia's stockholders from a financial point of view.

     On October 21, 1999, at a special meeting of the Board of Directors, the special committee delivered to the Board of Directors its recommendation that the merger proposal was fair to, and in the best interests of, Nostalgia and its stockholders. The Board of Directors determined that the merger proposal was in the best interests of Nostalgia and its stockholders and approved the merger proposal subject to the negotiation of mutually satisfactory definitive documentation. At this meeting the Board of Directors also requested that Chatsworth supplement the analysis it had delivered previously to the special committee by identifying additional valuation methodologies which it had utilized but not described. Mr. Joo did not attend this meeting of the Board of Directors or vote on this matter.

     On October 21, 1999, Nostalgia issued a press release announcing its approval of the merger proposal.

     On October 26, 1999, Chatsworth delivered to the special committee the supplemental information with respect to its analyses which had been requested by the Board of Directors.

     On December 20, 1999, counsel to the special committee circulated an initial draft of the proposed merger agreement. There ensued over the next fifteen days a series of conference calls and negotiations followed by numerous revisions and recirculations of drafts of the proposed merger agreement.

     Subsequent to December 20, 1999, and prior to the meeting of the Board of Directors on January 4, 2000, the special committee had multiple discussions regarding the proposed merger and the terms of the merger agreement. After an extensive discussion and considering such factors as the fairness of the merger consideration from a financial point of view, and the terms of the merger agreement, the special committee determined that the merger agreement is in the best interests of Nostalgia and its stockholders and recommended that the Board of Directors approve the merger agreement.

     On January 4, 2000, the Board of Directors met and determined that the merger would be in the best interests of Nostalgia and its stockholders and is on terms that are fair and reasonable to Nostalgia and its stockholders and approved the merger agreement. Mr. Joo did not attend this meeting of the Board of Directors or vote on this matter.

     The merger agreement was executed by Nostalgia on January 7, 2000 and by NNI Acquisition on January 11, 2000.

     On January 27, 2000, Chatsworth reconfirmed its fairness opinion to the Board of Directors based upon financial information as of December 31, 1999.

     Since the approval by the special committee and the Board of Directors, work on the merger on behalf of Nostalgia has been primarily performed by Nostalgia's general counsel and corporate counsel with assistance from Nostalgia's finance department. Work on the merger on behalf of Capital, Crown, Concept and NNI Acquisition has been primarily performed by general counsel to Capital, Crown, Concept and NNI Acquisition with assistance from their finance department.

     Daniels and Associates, L.P. acted as financial advisor to Capital, Crown, Concept and NNI Acquisition, negotiated with Chatsworth as to the value and terms of the merger and assisted and advised Capital, Crown, Concept and NNI Acquisition in their negotiations with the special committee. Daniels will be compensated by Crown for its services.

     None of Capital, Crown, Concept or NNI Acquisition is aware of, and Nostalgia did not receive, any firm offers in the last two years for a merger or consolidation of Nostalgia, the sale or other transfer of all or any substantial part of the assets of Nostalgia or a purchase of Nostalgia's securities that would enable a purchaser of the securities to exercise control of Nostalgia.

OPINION OF THE FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     Chatsworth is an investment banking firm which, among other things, provides financial advisory services in connection with mergers and acquisitions. Chatsworth was selected by the special committee based upon its expertise and prior experience with Mr. Wussler. Chatsworth delivered its written opinion to the Board of Directors on October 18, 1999 stating that the consideration to be paid to Nostalgia's stockholders in the merger is fair from a financial point of view to Nostalgia's stockholders.

     On January 27, 2000, Chatsworth reconfirmed its fairness opinion to the special committee. The following summary of Chatsworth's opinion has been revised with financial information as of December 31, 1999.

     The full text of Chatsworth's written opinion is attached as Appendix B to this proxy statement. Stockholders should read Chatsworth's opinion for a discussion of assumptions made, matters considered and limitations of the review undertaken by Chatsworth in rendering its opinion. The following summary of Chatsworth's opinion is qualified in its entirety by reference to the full text of the opinion attached as Appendix B to this proxy statement.

     No limitations were imposed by Nostalgia on the scope of Chatsworth's investigation or the procedures followed by Chatsworth in rendering its opinion. Chatsworth's opinion is for the use and benefit of the special committee and Board of Directors and was rendered to the special committee in connection with its consideration of the merger. Chatsworth's opinion is not intended to be, and does not constitute, a recommendation to any stockholder as to how such stockholder should vote with respect to the merger. Chatsworth was not requested to opine as to, and its opinion does not address, Nostalgia's underlying business decision to proceed with, or effect, the merger.

     In connection with the preparation and delivery of its opinion to the special committee, Chatsworth performed a variety of financial and comparative analyses which are summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Chatsworth did not attribute any particular weight to any analysis or factor considered by it, but rather, made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Chatsworth's analyses must be considered as a whole and considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Chatsworth's opinion. In its analyses, Chatsworth made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Nostalgia. Any estimates or projections contained in Chatsworth's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein.

     For purposes of its opinion Chatsworth:

          - reviewed certain publicly available financial statements and other information of Nostalgia;

          - reviewed certain internal financial and operating data concerning Nostalgia prepared by management of Nostalgia;

          - discussed the past and current operations and financial condition and the prospects of Nostalgia, including information relating to certain strategic, financial and operational issues, with senior management of Nostalgia;

          - reviewed the reported prices and trading activity for Nostalgia common stock;

          - compared the financial performance of Nostalgia and prices and trading activity of Nostalgia common stock with that of certain other comparable publicly-traded companies and their securities; and

          - performed such other analyses and considered such other factors as it deemed appropriate.

     Chatsworth assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to it for the purposes of its opinion. With respect to the internal financial statements and other financial and operating data, including forecasts, and discussions relating to the strategic, financial and operational benefits anticipated from the merger, Chatsworth assumed that such materials were reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Crown and Nostalgia. Chatsworth also has relied upon, without independent verification, the assessment by management of Crown and Nostalgia of the strategic and other benefits expected to result from the merger. Chatsworth has not made any independent valuation or appraisal of the assets or liabilities of Crown or Nostalgia nor has it been furnished with any such appraisals. Chatsworth's opinion is based on financial, economic, market and other conditions as in effect on, and the information made available to it as of the date of its opinion and its opinion is for the use and benefit of the special committee and the Board of Directors. Chatsworth's opinion does not address the merits of the underlying decision by Crown to engage in the merger and does not constitute a recommendation to any stockholder of Nostalgia with respect to the merger proposal.

     The following is a summary of certain financial and comparative analyses performed by Chatsworth and presented to the special committee and the Board of Directors. Certain of the analyses include information presented in tabular format. In order to fully understand the financial analyses used, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The methodologies used for the valuation were the following:

     - Market Comparable Valuation Analysis

     - Stock Price Trading History and Analysis

     - Valuation per Subscriber Analysis

  Market Comparable Valuation Analysis

     Chatsworth analyzed audited financial statements, Nostalgia's filings with the SEC and financial and market information from comparable "Peer Group" companies. The most commonly used valuation multiples are enterprise value (EV) relative to sales, operating cash flow (EBITDA), net income, book value and total debt. Chatsworth's analysis shows that none of Nostalgia's ratios except "Enterprise Value/Subscribers" are comparable to similar companies in the market. This is reflected in the low stock price and market capitalization of Nostalgia. Enterprise value is defined as market capitalization (current market price times the number of shares of common stock outstanding) plus short and long term debt plus preferred stock less cash and cash equivalents.

     As Nostalgia has negative EBITDA, net income and book value, ratio analysis for these multiples was not considered meaningful by Chatsworth. However, Chatsworth believes the following ratios provide a basis for comparison with Nostalgia's peer group.

EV/Sales:                        Nostalgia's ratio of 17.6x is substantially
                                 higher than the 4.2x for the peer group. This reflects below average revenue given
                                 Nostalgia's level of debt.

Total Debt/EV:                   Nostalgia's ratio of 1.0x versus .10x also
                                 reflects a significantly greater level of debt versus its current market capitalization.

EV/Subscribers:                  Nostalgia's ratio of 10.4x is in line with the
                                 peer group ratio of 10.1x (excluding
                                 ValueVision*). This indicates that Nostalgia
                                 common stock is fairly valued at current levels
                                 and relative to its peer group.
---------------
(*) ValueVision's stock price appreciated significantly after its announcements concerning (1) ValueVision's agreement with IBM to implement ValueVision's TV/Internet convergence strategy, (2) ValueVision's investment with General Electric and NBC in Telocity to accelerate the use of high-speed Internet access, and (3) ValueVision's investment with NBC in ROXY.com for multifaceted agreements covering television and Internet programming and marketing.

                             MARKET COMPARABLES(1)
                  (ALL FIGURES ARE IN MILLIONS, AND PER SHARE)

                                           RECENT ACQUISITIONS                         PUBLICLY TRADED
                              ---------------------------------------------   ---------------------------------
                              BTV(2)      SPZE(3)   E!(4)   CMT(4)   TFN(4)    SATH         VVTV        NNET(5)
                              ------      -------   -----   ------   ------   ------      --------      -------
Price Per Share
  (12/31/99)................     NA           NA                                   9 15/16      57 5/16   0.055
52 Wk High..................     63 1/16       7 3/32                             30 1/8        62        0.25
52 Wk Low...................     38 3/4        4 1/2                               6 5/8         6 1/2    0.02
Shares Outstanding
  (millions)................   10.1          3.4                                30.4          37.4        20.3
Market Cap..................  $634.5      $ 94.1                              $302.1      $2,143.5      $  1.1
ST Debt + LT Debt...........  $48.0       $ 12.3                              $ 76.2      $    0.2      $ 95.4
Cash & Equivalents..........  $ 9.8       $  1.7                              $ 22.5      $  315.5      $  0.6
Preferred Stock.............  $  --       $   --                              $  1.1      $   41.5      $  0.0
Minority Interest...........  $  --       $   --                              $   --      $     --      $   --
Enterprise Value (EV).......  $672.8      $104.7                              $356.8      $1,869.6      $ 96.0
Sales.......................  $166.2      $ 30.9                              $163.4      $  253.5      $  5.5

                                           RECENT ACQUISITIONS                         PUBLICLY TRADED
                              ---------------------------------------------   ---------------------------------
                              BTV(2)      SPZE(3)   E!(4)   CMT(4)   TFN(4)    SATH         VVTV        NNET(5)
                              ------      -------   -----   ------   ------   ------      --------      -------
Cash Flow...................  $ 47.7      $  2.5                              $   --      $     --      $   --
Book Value..................  $113.3      $ 13.2                              $ 88.9      $  366.9      ($82.5)
Subscribers (mm)............    56.7        22.1                                55.4          31.0         9.2
EV/Market Cap(6)............   1.06x       1.11x                               1.18x         0.87x      86.07x
EV/Sales(6).................   4.05x       3.39x                               2.18x         7.37x      17.58x
EV/Book Value(6)............   5.94x       7.91x                               4.01x         5.10x          NA
Total Debt/EV...............   0.07x       0.12x                               0.21x         0.00x       0.99x
Market Cap/Book Value.......   5.60x       7.11x                               3.40x         5.84x          NA
EV/Cash Flow(6).............  14.11x      42.39x                                  NA            NA          NA
Market Cap/Subscriber.......   11.2x        4.3x                                5.5x         69.1x        0.1x
EV/SUBSCRIBERS(6)...........   11.9X        4.7X    13.0X   14.5X     9.5X      6.4X         60.3X       10.4X

---------------
(1) BTV (Black Entertainment), SPZE (Spice), E! (Entertainment), CMT (Country Music Television Channel), TFN (TV Food Network), SATH (Shop at Home),VVTV (ValueVision), NNET (GoodLife).

(2) Acquired for $63 per share effective August 3, 1998.

(3) Acquired on March 16, 1999 for $105 million in cash, stock in Playboy Class B and Directrix and assumption of debt. Approximate value is $27.8 per share.

(4) Only "EV/Subscriber" is available as these companies were private at the time of the merger.

(5) Price per share is based on the average of the actual trading prices over the prior 30 days.

(6) EV is Enterprise Value which is defined as market capitalization plus preferred stock plus long and short term debt minus cash and cash equivalents.

  Stock Price Trading History and Analysis

     Nostalgia common stock volume and trading history was analyzed to determine liquidity, the frequency of trading, the average size stock trade, the average price for stock trades within the past twelve months and the premium represented by the merger consideration in relation to the current bid price.

     Chatsworth concluded that the most significant activity during 1999 occurred on January 6, 7 and 8, 1999 as the apparent result of speculation by day traders in response to the announcement that Crown was seeking a strategic partner for Nostalgia. The speculative trading activity that occurred in early January 1999 has been excluded from Chatsworth's analysis since Chatsworth concluded it does not reflect normal trading activity.

     To conduct its analysis, Chatsworth developed a model showing the cumulative trading volume for each respective price from $.01 to $.18 during the 12 month period ended December 31, 1999 to show whether an offer of $.07 per share would represent a price higher than 83.0% of all normal stock trades during the preceding year.

     For the month of December 1999, the average closing price of Nostalgia common stock was $0.0476 per share. The cash price offered of $0.07 pursuant to the merger proposal represents approximately a 50.0% premium over the average closing price of $0.0476 per share of Nostalgia common stock.

                             PRICE/VOLUME TABLE(1)

                          PERCENT OF
PRICE    VOLUME          TOTAL VOLUME
-----    -------   -------------------------
$0.010   228,400             9.6%
$0.015   214,000             18.6%
$0.020    75,000             21.8%
$0.030   205,500             30.5%
$0.035   258,400             41.4%
$0.050   326,900             55.1%
$0.055   239,000             65.2%
$0.060   301,300             77.9%
$0.065    33,200             79.3%
$0.070    87,400    83.0% PRICE FOR MERGER
--------------------------------------------
$0.080    99,200             87.2%
$0.090     2,300             87.3%
$0.094    35,000             88.8%
$0.095    74,600             91.9%
$0.100   123,900             97.1%
$0.110    11,600             97.6%
$0.120    56,800            100.0%
$0.130        --            100.0%
$0.180        --            100.0%

---------------
(1) Represents volume trading at each respective price during 1999 except the volume which occurred during January 7, 1999 through January 11, 1999.

  Valuation per Subscriber Analysis

     The basis for comparison was the price paid per subscriber which is calculated by dividing the value of the transaction by the number of subscribers.

  Comparable Transactions

     The following sets forth certain merger and acquisition transactions for basic cable networks:

  DATE                     NETWORK                    VALUE     SUBS     PER SUB
--------    -------------------------------------    -------    -----    -------
                                                     ($ MIL)    (MIL)      ($)
11/01/98    Odyssey Channel......................      222       30        7.40
11/01/98    ZDTV.................................      162        9       18.00
12/01/98    Eye on People........................      100       11        9.10
02/01/99    The Travel Channel...................      176       20        8.80
                                                                          -----

Weighted Average $8.20 (excluding ZDTV)
---------------
Source: Paul Kagan Associates, Inc.

     Chatsworth does not consider ZDTV to be a comparable transaction and excluded it from the calculation of the weighted average "Per Sub" valuation. ZDTV is the Internet cable channel purchased by Ziff-Davis from Softbank. Paul Allen's Vulcan Ventures also announced a $54.0 million investment for one-third ownership simultaneous with the purchase by Ziff-Davis. Advertisers on ZDTV include 3Com, America Online, Barnes & Noble, Canon, Charles Schwab, Comdisco, Dell, Earthlink, Egghead, IBM, Intel, Hewlett Packard, Micron, Microsoft, NEC, Packard Bell, PSI Net, Siebel Systems, Sprint, Sun Microsystems and ONSALE.

     The weighted average value "Per Sub" for the above transactions, excluding ZDTV, is $8.20. This includes the value of $8.80 per subscriber for The Travel Channel transaction which closed on February 1, 1999. Chatsworth noted that three separate equity investments in The Travel Channel which closed from June 1997 to September 1997 ranged from $1.43 to $3.75 "Per Sub". Chatsworth also noted that while $8.20 was used for purposes of presenting a conservative valuation methodology, Chatsworth does not believe that it represents Nostalgia's true value per subscriber which is lower for the following reasons:

     - Only 60.0% of Nostalgia's subscribers are full-time (see "Nostalgia's Subscribers");

     - Nostalgia does not have a high concentration of subscribers in urban markets);

     - Nostalgia is not able to carry national advertising given the present size and demographic profile of its subscriber base; and

     - Nostalgia's programming is not being carried by the highest profile networks.

  Nostalgia's Subscribers

     As of December 31, 1999, Nostalgia had 9,232,523 total subscribers. For purposes of Chatsworth's analysis, and in order to be conservative, full value was attributed by Chatsworth to all subscribers, including C-Band, Local and Part-Time subscribers.

  Valuation Calculation

     Nostalgia's 9,232,523 total subscribers valued at an average of $8.20 per subscriber gives an implied value for Nostalgia of $75,706,689 based on the valuation of the subscriber base as of December 31, 1999. Nostalgia's unaudited balance sheet as of December 31, 1999 shows total liabilities of $95,415,207 and total assets of $12,872,273 for a net asset value of ($82,542,934). The valuation "Per Subscriber" of $75,706,689 less negative net assets of ($82,542,934) gives a valuation for Nostalgia of ($6,836,245) or ($0.33) per share of Nostalgia common stock.

  Conclusion

     On the basis of and subject to the foregoing, Chatsworth concluded that the cash consideration of $0.07 per share to be paid to Nostalgia stockholders in the merger (including the holders of Nostalgia preferred stock, the consideration for which was determined on an as converted basis) is fair from a financial point of view. On January 27, 2000, Chatsworth confirmed its fairness opinion to the Board of Directors.

     Pursuant to an August 27, 1999 engagement letter, Nostalgia agreed to pay Chatsworth for acting as financial advisor to the special committee a financial advisory fee of $50,000, (which has been paid); to reimburse Chatsworth for all reasonable expenses incurred as the special committee's financial advisor; and to indemnify Chatsworth against certain liabilities relating to, or arising out of, its engagement. Pursuant to a September 23, 1999 letter agreement, Nostalgia agreed to pay Chatsworth an additional $50,000 (which has been paid) for its fairness opinion. Nostalgia also has agreed to pay Chatsworth an additional $25,000 for reconfirming its fairness opinion to the special committee based on information as of December 31, 1999. Prior to acting as financial advisor to the special committee, Chatsworth had not provided any services to Nostalgia, NNI Acquisition, Capital, Crown or Concept.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

     The Concept Group. As the majority stockholder of Nostalgia, and also the source of substantially all of Nostalgia's working capital, Capital, Crown and Concept decided to pursue the merger to protect more adequately their investment by gaining full ownership of Nostalgia. In reaching their decision, Capital, Crown and Concept considered the following factors:

     - the substantial burden and expense of maintaining Nostalgia as a publicly-held entity, including the burden and expense of filing periodic reports under the Exchange Act and compliance with the various rules and regulations of the SEC as compared to the minor benefits of the extremely limited public market for Nostalgia common stock;

     - the financial condition, results of operations, business and prospects of Nostalgia, including its aggregate net loss of approximately $44.2 million since January 1, 1998;

     - the inability of Nostalgia to raise equity and debt capital from conventional sources and its ongoing dependence on Capital, Crown and Concept for working capital;

     - the historic and recent trading volume and market prices of Nostalgia common stock;

     - Nostalgia's outstanding indebtedness to Capital, Crown and Concept, which, if converted to equity to strengthen Nostalgia's balance sheet, would result in significant dilution to Nostalgia's minority stockholders;

     - the enhanced possibility of attracting a strategic alliance as a privately-held company; and

     - the substantial premium represented by the merger consideration over the historical price for Nostalgia common stock.

     Capital, Crown and Concept believe the merger and consideration to be paid to Nostalgia's stockholders (other than NNI Acquisition) is fair based upon the foregoing reasons, the available alternatives to the merger, including the benefits and risks to Nostalgia's stockholders of Nostalgia continuing to be publicly held, and the advice of Daniels with respect to the fairness of the merger. In considering the above factors, Capital, Crown and Concept did not assign relative weights to any particular factor or determine that any factor was more significant than another. Rather, Capital, Crown and Concept viewed its position and recommendations as being based on the totality of the information presented to and considered by it.

     Special Committee. In reaching its recommendation that the Board of Directors approve the merger, the special committee considered a number of factors, including the following:

     - the terms and conditions of the merger agreement, including the consideration to be paid in the merger;

     - historical and recent market prices of Nostalgia common stock and the premium represented by the consideration over the historical prices for Nostalgia common stock since January 1, 1998;

     - the financial condition and results of operations of Nostalgia, including an aggregate of approximately $44.2 million in operating losses since January 1, 1998;

     - the debt structure of Nostalgia and its effect on Nostalgia's ability to obtain additional capital;

     - the inability of Nostalgia to raise equity or debt capital from conventional sources, the resulting reliance of Nostalgia on Crown and Concept to provide working capital necessary for continued operations and the lack of any assurance that Crown and Concept will continue to provide such capital under current circumstances;

     - alternatives to the merger, including continuing to operate Nostalgia as a publicly traded company, the possible benefits and risks of such alternatives and the timing and likelihood of increasing stockholder value beyond the value of the consideration; and

     - the valuation analysis performed by Chatsworth and its written opinion provided to the special committee on October 18, 1999, that, on such date and subject to certain assumptions, qualifications and limitations stated therein, the consideration to be paid in the merger is fair to Nostalgia's stockholders from a financial point of view.

     The special committee also considered certain factors which could, as a result of the merger, negatively affect Nostalgia and its stockholders. These factors included the following:

     - loss of Nostalgia's status as a publicly traded corporation and the corresponding loss of a market for Nostalgia common stock;

     - potential recognition of taxable income/gain to the stockholders of Nostalgia upon the consummation of the merger and the payment of the consideration; and

     - that minority stockholders would not participate in any future growth in the value of Nostalgia, if any.

     The special committee unanimously determined that, based upon all the factors it considered, the merger is fair to, and in the best interests of, Nostalgia and its stockholders. Accordingly, the special committee unanimously recommended that the Board of Directors approve the merger.

     Board of Directors. The Board of Directors (with Mr. Joo not attending Board of Directors meetings where the merger was discussed or voting on the proposed merger) has determined that the merger is fair to, and in the best interests of, Nostalgia's stockholders based on the analyses and conclusions of the special committee (which were adopted by the Board of Directors), and on the negotiations between Nostalgia, as directed by the special committee, and NNI Acquisition, and on the Chatsworth opinion delivered to the special committee. The Board of Directors did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The Board of Directors (with Mr. Joo, the interested director, not attending Board of Directors meetings where the merger was discussed or voting on the proposed merger or the merger agreement) has unanimously approved the merger and recommends that Nostalgia's stockholders vote "FOR" approval of the merger.

CONFLICTS OF INTEREST

     Mr. Dong Moon Joo, a director of Nostalgia, is the President and a director of each of NNI Acquisition, Capital, Concept and Crown (for which he serves as chairman of the Board of Directors), and may have interests in connection with the merger that are in addition to, or conflict with, those of Nostalgia and its stockholders. Because of his positions with NNI Acquisition, Capital, Concept and Crown, and as a result of possible conflicts of interest, Mr. Joo did not participate in meetings of the Board of Directors relating to, or vote on, the merger and the merger agreement. NNI Acquisition, which is wholly-owned by Crown and Concept, is the record owner of 14,180,427 shares of Nostalgia common stock and 2,500 shares of Nostalgia preferred stock. Capital, Crown, Concept and NNI Acquisition are the beneficial owners of 14,430,427 shares of Nostalgia common stock (including 250,000 shares of common stock subject to acquisition upon conversion of 2,500 shares of Nostalgia preferred stock). Concept is majority-owned by Crown. Crown is a wholly-owned subsidiary of Capital. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Transactions and Relationships."

REGULATORY APPROVAL

     Nostalgia and NNI Acquisition are not aware of any material approval or other action by any state, federal or foreign governmental agency that is required prior to the consummation of the merger in order to effect the merger or of any license or regulatory permit that is material to the businesses of Nostalgia or NNI Acquisition which is likely to be adversely affected by the consummation of the merger.

EFFECT OF THE MERGER ON THE RIGHTS OF EXISTING STOCKHOLDERS

     Holders of Nostalgia common stock, other than NNI Acquisition and stockholders who have exercised their appraisal rights, will receive $0.07 per share and holders of Nostalgia preferred stock, other than NNI Acquisition and stockholders who have exercised their appraisal rights, will receive $7.00 per share. The shares of Nostalgia common stock and Nostalgia preferred stock owned by NNI Acquisition will be cancelled and each issued and outstanding share of NNI Acquisition common stock (all of which are owned by Crown and Concept) will be converted into one share of Nostalgia common stock. As a result of the merger:

     - the Nostalgia common stock no longer will be listed for quotation on the OTC Bulletin Board;

     - Nostalgia will become wholly-owned by Crown and Concept; Nostalgia's other stockholders no longer will have an equity interest or participate in any future earnings or growth of Nostalgia; and

     - Nostalgia no longer will be subject to registration under the Exchange Act and will terminate its Exchange Act registration.

     The termination of Nostalgia's Exchange Act registration will relieve Nostalgia of its periodic and other Exchange Act reporting obligations and also will relieve Nostalgia's officers, directors and principal stockholders of certain reporting and other obligations under the Exchange Act.

APPRAISAL RIGHTS

     If the merger is consummated, stockholders who do not vote "FOR" the merger proposal, who hold shares of Nostalgia common stock or Nostalgia preferred stock of record on the date of making a written demand for appraisal as described below and who otherwise comply fully with Section 262 of the DGCL will be entitled to a judicial determination of the fair value of their shares of Nostalgia common stock and Nostalgia preferred stock in accordance with the provisions of Section 262 and to receive from Nostalgia payment of such fair value in cash together with a fair rate of interest, if any, as determined by such court. Stockholders who properly perfect their appraisal rights will not be entitled to surrender their shares of Nostalgia common stock and Nostalgia preferred stock for payment in the manner provided in the merger agreement and described in this proxy statement. The merger agreement provides that the obligation of NNI Acquisition to consummate the merger is conditioned upon stockholders of Nostalgia owning not more than five percent (5.0%) of the issued and outstanding shares of Nostalgia common stock (which, for purposes of determining whether this condition has been satisfied, includes 325,000 shares of Nostalgia common stock issuable upon conversion of Nostalgia preferred stock) exercising appraisal rights. This condition may be waived by NNI Acquisition.

     Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, not less than 20 calendar days prior to the meeting, a constituent corporation in the merger must notify each of the holders of its stock who was such on the record date for the meeting that such appraisal rights are available and include in each such notice, a copy of Section 262. This proxy statement constitutes such notice to the holders of record of Nostalgia common stock and Nostalgia preferred stock.

     The following is a summary of the procedures to be followed under Section 262, the full text of which is attached as Appendix C to this proxy statement. The summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, Section 262 and to any amendments to Section 262 after the date of this proxy statement. Failure to follow any Section 262 procedures may result in the loss of appraisal rights under Section 262. Stockholders should assume that Nostalgia will take no action to perfect any appraisal rights of any stockholder. Any stockholder who desires to exercise appraisal rights should review carefully Section 262 and is urged to consult a legal advisor before electing or attempting to exercise appraisal rights.

     Holders of record of shares of Nostalgia common stock or Nostalgia preferred stock who desire to exercise appraisal rights must not vote in favor of the merger proposal and must deliver a separate written demand for appraisal of such shares to Nostalgia prior to the taking of the vote on the merger proposal. A holder of shares of Nostalgia common stock or Nostalgia preferred stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the effective time of the merger. The demand for appraisal will be sufficient if it reasonably informs Nostalgia of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of shares of Nostalgia common stock or Nostalgia preferred stock.

     If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including an agent for one or more joint owners, may execute the demand for appraisal for a holder of record provided the agent identifies the record owner or owners and expressly discloses in such demand that the agent is acting as agent for the record owner or owners of such shares.

     A record holder, such as a broker, who holds shares of Nostalgia common stock or Nostalgia preferred stock as a nominee for beneficial owners, some or all of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares covered by such demand. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to be applicable to all shares outstanding in the name of such record owner. If a stockholder holds shares of Nostalgia common stock or Nostalgia preferred stock through a broker which in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY STRICTLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE DELIVERY OF WRITTEN DEMAND FOR APPRAISAL. A DEMAND FOR APPRAISAL SUBMITTED BY A BENEFICIAL OWNER WHO IS NOT THE RECORD OWNER WILL NOT BE HONORED.

     A proxy or vote against the merger agreement will not constitute a demand for appraisal. Stockholders should not expect to receive any additional notice with respect to the deadline for demanding appraisal rights.

     Any stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to The Nostalgia Network, Inc., 650 Massachusetts Avenue, N.W. Washington, D.C. 20001, Attention: Corporate Secretary.

     If the merger is approved, then within ten days after the effective time of the merger, Nostalgia will provide notice of the effective time of the merger to all stockholders who have complied with Section 262.

     A stockholder may withdraw a demand for appraisal within 60 days after the effective time of the merger and accept the terms of the merger. Thereafter, the approval of Nostalgia will be needed for such a withdrawal.

     Within 120 days after the effective time of the merger, in compliance with
Section 262, any stockholder who has properly demanded an appraisal and who has not withdrawn his or her demand as provided above and Nostalgia each has the right to file in the Delaware Court of Chancery a petition, with a copy served on Nostalgia in the case of a petition filed by a dissenting stockholder, demanding a determination of the fair value of the shares held by all dissenting stockholders. If, within the 120-day period following the effective time of the merger, no petition shall have been filed as provided above, all rights to appraisal will cease and all dissenting stockholders who owned shares of Nostalgia common stock or Nostalgia preferred stock will become entitled to receive for each share of Nostalgia common stock or Nostalgia preferred stock the applicable consideration, as if such stockholder had initially voted to approve and adopt the merger proposal. Nostalgia is not obligated, and does not currently intend, to file such a petition.

     Any dissenting stockholder is entitled, within the 120-day period following the effective time of the merger and upon written request to Nostalgia, to receive from Nostalgia a statement setting forth (a) the aggregate number of shares of Nostalgia common stock or Nostalgia preferred stock which have not voted to adopt and approve the merger proposal and with respect to which demands for appraisal have been received, and (b) the aggregate number of dissenting stockholders. Such statement must be mailed within ten days after a written request therefor has been received by Nostalgia, or within ten days after the expiration of the period for delivery of demands, as described above, whichever is later.

     Upon the filing of a petition, the Delaware court may order a hearing and that notice of the time and place fixed for the hearing on the petition be mailed to Nostalgia and all dissenting stockholders. Notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication deemed advisable by the Delaware court. The costs relating to these notices will be borne by Nostalgia.

     If a hearing on the petition is held, the Delaware court is empowered to determine which dissenting stockholders have complied with the provisions of
Section 262 and are entitled to an appraisal of their shares. The Delaware court may require that dissenting stockholders submit their share certificates for notation thereon of the pendency of the appraisal proceedings and the Delaware court may dismiss the proceedings as to any dissenting stockholder who does not comply with such requirement.

     The Delaware court will appraise shares of Nostalgia common stock and Nostalgia preferred stock owned by the dissenting stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger. In determining the fair value, the Delaware court is to take into account all relevant factors. In WEINBERGER V. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air" price obviously requires consideration of all relevant factors involving the value of a company. The Delaware Supreme Court has stated, that in making this determination of fair value, the Delaware courts must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger and which "throw any light on future prospects of the merged corporation." The Delaware Supreme Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In CEDE & CO. V. TECHNICOLOR, INC., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value" but which applies only to the speculative elements of value arising from such accomplishment or expectation. In WEINBERGER, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

     Stockholders considering seeking appraisal should consider that the fair value of their shares determined by the Delaware court under Section 262 could be more than, the same as, or less than the consideration payable pursuant to the merger agreement. Nostalgia does not anticipate offering more than the consideration payable pursuant to the merger agreement to any dissenting stockholder and reserves the right to assert in any appraisal proceedings, that, for purposes of Section 262, the "fair value" of a share of Nostalgia common stock or Nostalgia preferred stock is less than the consideration payable pursuant to the merger agreement.

     The Delaware court may also (i) determine a fair rate of interest, if any, to be paid to dissenting stockholders in addition to the fair value of the shares, (ii) determine the costs of the proceeding and tax such costs against the parties as the Delaware court deems equitable (however, costs do not include attorneys' and expert witnesses' fees), and (iii) upon application of a dissenting stockholder, order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

     No appraisal proceedings in the Delaware court will be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

     From and after the effective time of the merger, dissenting stockholders will not be entitled to vote (or consent by written action) any shares subject to demand for appraisal for any purpose and will not be entitled to receive payment of dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger.

     Failure to take any required step in connection with appraisal rights may result in the loss of such rights. Any stockholder who loses such rights will only be entitled to receive the consideration offered in the merger.

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting in accordance with GAAP, whereby the value of the consideration paid in the merger will be allocated based upon the estimated fair values of the assets acquired and liabilities assumed at the effective date of the merger.

     Pro forma financial information has not been included in this proxy solicitation because the stockholders, other than NNI Acquisition, are receiving cash consideration only and will not retain or receive a continuing interest in Nostalgia's business after the merger.

                              THE MERGER AGREEMENT

     The following description of the merger agreement does not purport to be complete and is qualified in its entirety by, and is subject to, the more complete and detailed information set forth in the merger agreement, a copy of which is attached as Appendix A to this proxy statement and incorporated herein by reference.

TERMS OF THE MERGER

     The Merger. Subject to the terms and conditions of the merger agreement, NNI Acquisition will merge with and into Nostalgia which will result in Nostalgia becoming wholly-owned by Crown and Concept and the separate corporate existence of NNI Acquisition will cease. Nostalgia will continue to exist following the merger and its internal corporate affairs will continue to be governed by Delaware law. Crown and Concept, as the only stockholders of Nostalgia following the merger, will have sole power and authority to control all aspects of the internal corporate and business affairs of Nostalgia following the merger. NNI Acquisition is wholly-owned by Crown and Concept. Concept is majority owned by Crown. Crown is a wholly-owned subsidiary of Capital.

     Certificate of Incorporation and Bylaws. The merger agreement provides that at the effective time of the merger and without any further action on the part of Nostalgia or NNI Acquisition: (1) the Certificate of Incorporation will be amended and restated substantially as set forth in Exhibit A to the merger agreement and, from and after the effective time of the merger, the Certificate of Incorporation, as so amended and restated, will be the Certificate of Incorporation of Nostalgia; and (2) the bylaws of NNI Acquisition, as in effect at the effective time of the merger, shall be the bylaws of Nostalgia. Pursuant to the amendment to the Certificate of Incorporation, among other things, Nostalgia will have authorized 1,000 shares of common stock, par value $.01 per share.

     Conversion of Common Stock and Preferred Stock. At the effective time of the merger, each issued and outstanding share of Nostalgia common stock, other than shares of Nostalgia common stock owned by NNI Acquisition or for which appraisal rights have been exercised, will be converted into the right to receive $0.07; each issued and outstanding share of Nostalgia preferred stock, other than shares of Nostalgia preferred stock owned by NNI Acquisition or for which appraisal rights have been exercised, will be converted into the right to receive $7.00; the issued and outstanding shares of Nostalgia common stock owned by NNI Acquisition will be cancelled; and each share of NNI Acquisition common stock will be converted into a share of Nostalgia common stock.

     Options. Prior to the effective time of the merger, Nostalgia will take all steps necessary to (1) terminate, to the extent permitted by the terms thereof, all stock option plans without prejudice to the rights of the holders of options thereunder, and (2) will grant no additional options. Nostalgia will use its best efforts to take all actions necessary to cause each outstanding stock option, whether or not exercisable or vested, to be cancelled, as of the effective time of the merger and to obtain the consent of each holder of an option (whether or not then exercisable) to the cancellation of the option. In exchange for the cancellation of options, Nostalgia may make payments to, or enter into other agreements with, the option holders in consideration of the termination of the options.

     Directors and Officers. There will be no change to the directors and executive officers of Nostalgia as a result of the merger, and each director and executive officer of Nostalgia will continue to serve in that capacity until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal.

INDEMNIFICATION

     From and after the effective time of the merger, Nostalgia will continue to indemnify each present and former officer, director, employee and agent of Nostalgia against any and all claims, losses, damages, liabilities, costs, judgments, amounts paid in settlement and expenses (including reasonable attorneys' fees) in connection with any threatened, pending or completed action, suit, claim, proceeding or investigation arising out of, or pertaining to, any act or omission prior to the effective time to the fullest extent permitted under

Nostalgia's bylaws and Delaware law. Nostalgia has agreed to use its best efforts to provide to those officers and directors of Nostalgia as of October 21, 1999 who also are officers or directors of Nostalgia immediately following the effective time of the merger with officers' and directors' liability insurance comparable to that maintained by Nostalgia as of October 21, 1999, subject only to certain limitations with respect to the cost of such insurance.

EFFECTIVE TIME OF THE MERGER

     Promptly following the satisfaction or waiver (where permissible) of the conditions to the merger, the merger will be consummated and become effective on the date and at the time the required certificate of merger is filed with the Secretary of State of Delaware.

REPRESENTATIONS AND WARRANTIES

     Representations and Warranties of NNI Acquisition. The merger agreement includes representations and warranties of NNI Acquisition as to, among other things, (i) the due authorization of the merger agreement and the transactions contemplated thereby by the Board of Directors and the stockholders of NNI Acquisition, and the enforceability of the merger agreement; (ii) that NNI Acquisition has received commitments for the funding necessary to complete the transactions contemplated by the merger; and (iii) the accuracy of information provided by NNI Acquisition for use in this proxy statement.

     Representations and Warranties of Nostalgia. The merger agreement includes representations and warranties of Nostalgia as to, among other things, (1) the due authorization and approval of the merger agreement and the transactions contemplated thereby by the Board of Directors of Nostalgia, and the enforceability of the merger agreement subject to approval by Nostalgia's stockholders; (2) the capitalization of Nostalgia, the validity of Nostalgia common stock and Nostalgia preferred stock and the absence of any undisclosed options, warrants or other similar rights with respect to Nostalgia common stock or Nostalgia preferred stock; (3) the absence of any undisclosed material liabilities other than those incurred in the ordinary course of the business of Nostalgia consistent with past practice and liabilities incurred in connection with the merger; (4) that the execution or delivery of the merger agreement or the consummation of the merger will not violate the Certificate of Incorporation or bylaws or result in a breach of any material contract, agreement, order, law, rule or regulation to which Nostalgia is subject; and (5) the accuracy in all material respects of this proxy statement, except for the information provided by NNI Acquisition, and the conformity of this proxy statement to the requirements of the Exchange Act and the rules promulgated thereunder.

COVENANTS

     The merger agreement contains a number of customary and transaction-specific covenants, including the following:

     Business of Nostalgia. Nostalgia has agreed, except as contemplated by the merger agreement, from the date of the merger agreement to the effective time of the merger, not to take any action that adversely affects its ability to pursue its business in the ordinary course, to seek to preserve its current business organization, to keep available the services of its current officers and employees, and to use its best efforts to preserve its relationships with customers, suppliers and others having business dealings with it. Nostalgia also has agreed that before the effective time, except as expressly permitted by the merger agreement or by NNI Acquisition, it will not, among other things, (1) split, combine or reclassify any shares of its capital stock, declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities; (2) authorize for issuance, issue, sell, pledge, dispose of or encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class of Nostalgia or any securities convertible into or exercisable or exchangeable for shares of stock of any class of Nostalgia, other than the issuance of shares pursuant to the exercise of options outstanding as of the date hereof; (3) except in the ordinary and usual course of business and consistent with past practice, incur any material liability, obligation or indebtedness, issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity; (4) acquire any other business or make any material investment; (5) change in any material respect its accounting methods, principles or practices except as in accordance with GAAP, consistently applied; (6) file for voluntary bankruptcy or become subject to involuntary bankruptcy proceedings; (7) take any action or course of action inconsistent with any of the covenants and agreements contained in the merger agreement; and (8) take or agree to commit to take any action that would make any representation or warranty of Nostalgia in the merger agreement inaccurate in any material respect at the effective time of the merger or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at such time.

     Deposit of Funds. Not less than 10 days prior to the special meeting, NNI Acquisition will deposit or cause to be deposited with an agent retained for purposes of facilitating the payment of the consideration in exchange for Nostalgia common stock and Nostalgia preferred stock, immediately available funds in an amount equal to $0.07 for each issued and outstanding share of Nostalgia common stock and $7.00 for each issued and outstanding share of Nostalgia preferred stock, excluding shares of Nostalgia common stock and Nostalgia preferred stock owned by NNI Acquisition which will be cancelled. If necessary, the funds to be paid to the holders of Nostalgia common stock and Nostalgia preferred stock (other than NNI Acquisition), together with all other funds necessary for NNI Acquisition to consummate the merger, will be loaned to NNI Acquisition by Crown. Any funds loaned by Crown to NNI Acquisition will be loaned to Crown by Atlantic Video, Inc., a Delaware corporation and an affiliate of each of Capital, Crown and Concept. Any funds borrowed by Crown from Atlantic Video will be pursuant to a December 30, 1993 promissory note, as amended, which entitles Crown to borrow up to $96.0 million and bears interest at the annual rate of 6.0%. Each of Capital, Crown and Concept understands that any funds loaned to it by Atlantic Video will be provided to Atlantic Video by One-Up Enterprises, Inc., an affiliate, which will borrow the funds from Unification Church International, Inc.

     Best Efforts. Each of Nostalgia and NNI Acquisition have agreed to utilize its best efforts to cause the merger, and all transactions contemplated by the merger agreement, to be consummated.

CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of Nostalgia and NNI Acquisition are subject to certain conditions, including the following (which have been satisfied): (i) the merger shall have been duly approved by Nostalgia's stockholders; and (ii) Chatsworth shall have delivered to Nostalgia its written opinion that the consideration is fair to Nostalgia's stockholders from a financial point of view.

     Conditions to the Obligations of NNI Acquisition. The obligations of NNI Acquisition to effect the merger also are subject to satisfaction or waiver of the following conditions, among others: (i) the accuracy and completeness in all material respects of the representations and warranties of Nostalgia in the merger agreement; (ii) the performance by Nostalgia in all material respects of its obligations under the merger agreement which are required to be performed at or prior to the effective time of the merger; and (iii) holders of not more than five percent (5.0%) of Nostalgia common stock and Nostalgia preferred stock (calculated on an "as converted" basis to Nostalgia common stock at the ratio of 100 shares of Nostalgia common stock for each share of Nostalgia preferred stock) shall have exercised appraisal rights; NNI Acquisition may waive any of the foregoing or other such conditions to the merger.

     Conditions to the Obligations of Nostalgia. The obligation of Nostalgia to effect the merger also is subject to satisfaction or waiver of the following conditions: (i) the accuracy and completeness in all material respects of the representations and warranties of NNI Acquisition in the merger agreement; and
(ii) the performance by NNI Acquisition in all material respects of its obligations under the merger agreement which are required to be performed at or prior to the effective time. Nostalgia may waive either or both of the foregoing conditions.

AMENDMENT; WAIVER; TERMINATION

     Amendment. The merger agreement may be amended at any time by written agreement of Nostalgia and NNI Acquisition (prior to the effective time of the merger), as applicable. An amendment to the merger agreement subsequent to adoption by stockholders of Nostalgia may not alter or change the amount or kind of consideration to be received in exchange for, or on conversion of, Nostalgia common stock or Nostalgia preferred stock without the approval of the holders thereof.

     Waiver. Either party to the merger agreement may extend the time for the performance of any of the obligations or other acts of the other party thereto, or waive compliance with any of the agreements or any condition to the obligations thereunder of the other party thereto, to the extent that such obligations, agreements and conditions are intended for its benefit.

     Termination. The merger may be abandoned and the merger agreement may be terminated prior to the effective time of the merger, before or after approval by the stockholders of Nostalgia, by the mutual written consent of Nostalgia and NNI Acquisition or by either party if (i) there has been a material failure by the other party to perform any of its covenants, obligations, agreements or conditions or the other party has breached any of the representations or warranties of the merger agreement; (ii) there shall be in effect any permanent injunction or action preventing the consummation of the merger; or (iii) if the effective time of the merger shall not have occurred by June 30, 2000.

     Upon termination of the merger agreement pursuant to its terms, the merger agreement shall become void and no longer be of any force and effect and there shall be no liability of either party to the other party to the merger agreement.

EXPENSES AND FEES

     Each party will bear its own expenses incurred in connection with the merger. Nostalgia will bear expenses arising out of or incurred in connection with, the preparation of this proxy statement and the special meeting including printing, mailing, solicitation, accounting and other fees and expenses related thereto. Nostalgia and Capital, Crown and Concept estimate their respective expenses to be incurred in connection with the merger as follows:

Nostalgia
  Legal.....................................................  $175,000
  Accounting................................................  $ 12,000
  Financial Advisors........................................  $135,000
  Filing....................................................  $    290
  Transfer Agent............................................  $  5,000
  Printing..................................................  $ 60,000
Capital, Crown and Concept
  Legal.....................................................  $200,000
  Financial Advisors........................................  $125,000
  Disbursement Agent........................................  $ 10,000

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

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes material federal income tax considerations from the merger to Nostalgia and its stockholders. This discussion does not address the tax consequences to NNI Acquisition or its stockholders arising from the merger. This discussion is general in nature and is not tax advice. No representations are made as to state, local or foreign tax consequences to Nostalgia or any stockholder of Nostalgia resulting from the merger. Each stockholder should consult his or her own tax advisor with respect to the stockholder's unique tax position.

     The exchange of Nostalgia common stock or Nostalgia preferred stock for cash by a stockholder in the merger will be a taxable transaction under the Internal Revenue Code of 1986, as amended. In general, a stockholder will recognize gain or loss equal to the difference between the tax basis of his or her Nostalgia common stock or Nostalgia preferred stock and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if the Nostalgia common stock or Nostalgia preferred stock is a capital asset in the hands of the stockholder and will be long-term gain or loss if the stockholder has held Nostalgia common stock or Nostalgia preferred stock for more than one year as of the effective time of the merger. These rules may not apply to stockholders who acquired Nostalgia common stock or Nostalgia preferred stock pursuant to the exercise of stock options or other compensation arrangements with Nostalgia or to stockholders who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Internal Revenue Code.

     Nostalgia will not recognize gain or loss for federal income tax purposes as a result of the merger.

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

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     The following are descriptions of certain transactions and relationships between Nostalgia and any of its affiliates and NNI Acquisition, Capital, Crown and Concept or their respective affiliates. See "The Merger -- Conflicts of Interest."

     Concept and Crown. Since 1990, Crown and Concept have been the principal source of Nostalgia's capital. Crown and Concept have invested approximately $2.1 million and provided approximately $85.5 million in financing since 1994, including $15.0 million loaned by Crown to Nostalgia during the year ended December 31, 1999.

     Additionally, as of March 20, 2000, Nostalgia had issued and outstanding promissory notes to Crown in the aggregate principal amount of $3,750,000, bearing interest of approximately 8.50% to 8.75% per annum, for financing provided to Nostalgia between January 1, 2000 and March 20, 2000. The promissory notes are due and payable on January 1, 2001.

     Mr. Joo, a director of Nostalgia, is the President and a director of each of NNI Acquisition, Capital, Concept and Crown (for which he serves as chairman of the Board of Directors). Christopher A. Cates and Floyd Christofferson, directors of Nostalgia, were officers of Concept subsidiaries until January 26, 1999 and October 27, 1999, respectively.

     Nostalgia and Atlantic Video are parties to an agreement pursuant to which Atlantic Video provides to Nostalgia certain exclusive television production, post-production and master control/uplink services and equipment and leases to Nostalgia 4,300 square feet of office space in Atlantic Video's Alexandria, Virginia production facilities at a monthly rate of $3,896. Under the terms of the agreement with Atlantic Video, Nostalgia is required to purchase a minimum number of hours of such services during each year at specified rates. Nostalgia has agreed to pay a minimum monthly fee of $93,000 to Atlantic Video. If Nostalgia does not actually purchase $50,000 of services in a month from Atlantic Video, the difference, up to an aggregate maximum of $75,000, subject to certain limitations, may be used as a credit against future fees. The net amount payable to Atlantic Video for these additional services with respect to 1999 was approximately $1,126,000.

     At December 31, 1999, Nostalgia was indebted to Atlantic Video in the principal amount of $305,000 and accrued interest of approximately $350,752 pursuant to a promissory note bearing interest at the annual rate of 10.0% and which matures on March 31, 2002. The Atlantic Video note is convertible into Nostalgia senior preferred stock (which Nostalgia currently is not authorized to issue). Pursuant to a security agreement entered into between Nostalgia and Atlantic Video at the time of the execution of the Atlantic Video note, Nostalgia granted Atlantic Video a security interest in (1) $150,000 in specified accounts receivable and certain other accounts and contracts and the proceeds thereof; and (2) copies of certain books and records. Atlantic Video agreed not to perfect its security interest with respect to the Atlantic Video note provided Nostalgia was not in default thereof.

     Mr. Cates was an officer of Atlantic Video until January 26, 1999. Mr. Joo is an officer and chairman of the Board of Directors of Atlantic Video.

     Nostalgia's executive offices are located at 650 Massachusetts Avenue, N.W., Washington, D.C., where Nostalgia leases approximately 5,100 square feet of space from Washington Television Center Limited Partnership on a month-to-month basis at a monthly rate of $16,900. All of the interest in Washington Television Center is owned by U.S. Property Development Corporation of which Mr. Joo is an officer. Washington Television Center is an affiliate of Atlantic Video.

     Nostalgia utilizes the facilities of Manhattan Center Studios for both remote and on-site television production on an as needed basis. During 1999, Nostalgia incurred approximately $148,529 for services rendered by Manhattan Center Studios. Manhattan Center Studios is an affiliate of Atlantic Video.

     Pursuant to a letter agreement dated March 29, 1995 between Concept and Nostalgia that was signed in anticipation of a possible conversion of Nostalgia's indebtedness to Concept into equity, which debt conversion has not occurred, as of the date hereof, Nostalgia agreed to: sell at least 2,000 shares of Nostalgia preferred stock to Concept pursuant to the conversion; not to issue additional shares of Nostalgia preferred stock until Concept and Nostalgia reached mutual agreement as to the price per share of the debt conversion; granted to Concept the right of first refusal with regard to the sale of in excess of 500,000 shares of Nostalgia common stock or 500 shares of Nostalgia preferred stock in the aggregate; and agreed to issue additional shares of Nostalgia common stock to Concept in the event of future sales of capital stock by Nostalgia to third parties at a price per share less than that agreed upon by Concept and Nostalgia for the debt conversion.

     Nostalgia leases equipment from Pyramid Video, Inc., which is a majority-owned subsidiary of Concept, at the monthly rate of $2,440 and expended approximately $24,440 for the leased equipment during the year ended December 31, 1999. Mr. Joo is a director of Pyramid Video.

     On January 7, 2000, Crown and Concept transferred to NNI Acquisition all of their respective shares of Nostalgia common stock and Nostalgia preferred stock in exchange for 1,000 shares of the NNI Acquisition common stock.

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

                               THE CONCEPT GROUP

     The Concept Group consists of NNI Acquisition, Capital, Crown and Concept. The following is a brief description of the business conducted by each of NNI Acquisition, Capital, Crown and Concept and identifies each of their respective executive officers and directors.

     NNI Acquisition is a Delaware corporation formed to own Nostalgia common stock and Nostalgia preferred stock and to facilitate the merger. Upon consummation of the merger, NNI Acquisition will be merged with and into Nostalgia and Nostalgia will be wholly-owned by Concept and Crown. The directors and executive officers of NNI Acquisition are Mr. Joo (President) and Werner Seubert (Vice President).

     Concept has diverse interests in the communications and telecommunications industries with ownership interests in firms principally involved in video newsgathering and transmission services, corporate video communication and program production and post-production. Messrs. Joo and Seubert and Max Hugel are the directors of Concept, and Messrs. Joo and Seubert are the President and Vice President, respectively, of Concept.

     Crown owns a majority of the capital stock of Concept. Crown has diverse interests in the communications and telecommunications industries through operation of a satellite up-linking business and its majority ownership interest in Concept. Mr. Joo, Theodore Agres, Robert Morton, Pauline Eby and Peter Gogan are the directors of Crown, and Messrs. Joo (President) and Seubert (Vice President) are the executive officers of Crown.

     The sole stockholder of Crown is Capital. Capital is a Delaware non-stock corporation, which indirectly owns interests in firms involved in the communications and telecommunications industries through its ownership of Crown. Mr. Joo, Neil A. Salonen, Thomas Ward, Anthony Guerra and Michael McDevitt are the members of Capital. Mr. Joo, Keith Cooperrider and Mr. Gogan are the directors of Capital. Messrs. Joo (President) and Seubert (Vice President) are the executive officers of Capital.

     The principal business address for NNI Acquisition, Concept, Crown and Capital is 650 Massachusetts Avenue, N.W., Washington, D.C. 20001 and the telephone number is (202) 789-2124.

     For the last five years, Mr. Joo also has been President of Concept and President of The Washington Times Corporation and News World Communications, Inc. The Washington Times and News World publish numerous newspapers and periodicals. Mr. Joo's business address is 650 Massachusetts Avenue, N.W., Suite 200, Washington, D.C. 20001.

     Mr. Hugel is Chairman of the Board of Rockingham Venture, Inc., which is engaged in the operation of a racetrack. The principal offices of Rockingham Venture are located at Rockingham Park Boulevard, P.O. Box 45, Salem, New Hampshire 03079, which is Mr. Hugel's business address.

     For the last five years, Mr. Seubert also has been Vice President and Controller of Atlantic Video. Atlantic Video is engaged in the production and recording of videotapes, the provision of postproduction services and related activities. Mr. Seubert's business address is 650 Massachusetts Avenue, N.W., Suite 200, Washington, D.C. 20001.

     Messrs. Morton, Gogan and Agres (for the last five years), and Ms. Eby (for the last three years), also have been principally employed by the Washington Times. For the two years prior to her employment with the Washington Times, Ms. Eby was principally employed by Atlantic Video. The business address of each of the above officers and the principal offices of the Washington Times is 3600 New York Avenue, N.E., Washington, D.C. 20002. Mr. Morton serves as Assistant Managing Editor, Mr. Gogan serves as Special Assistant to the President, Ms. Eby serves as Executive Assistant to the President and Mr. Agres is the Deputy Managing Editor of The Washington Times newspaper.

     Mr. Salonen is President of International Cultural Foundation, which is a nonprofit, tax-exempt foundation with the purpose of promoting academic, scientific, religious and cultural exchange among the countries of the world. The principal offices of International Cultural Foundation are located at 51 Monroe Street, Suite 1201, Rockville, Maryland 20850, which is Mr. Salonen's business address.

     For the last five years, Messrs. Ward and Guerra have been principally employed by the University of Bridgeport for which the address is 271 Park Avenue, Bridgeport, Connecticut 06601. Mr. Ward serves as Special Assistant to the President for New Initiatives, and Mr. Guerra serves as the Dean of College Graduate and Undergraduate Studies.

     For the last five years, Mr. McDevitt has been Director of Security at Belvedere Estates, which operates a group of properties in Westchester County, New York. The principal offices of Belvedere Estates are located at 723 South Broadway, Tarrytown, New York 10591, which is the business address of Mr. McDevitt.

     For the last five years, Mr. Cooperrider has been principally employed as Treasurer of the Washington Times. The business address of Mr. Cooperrider is 3600 New York Avenue, N.E., Washington, D.C. 20002.

     To the knowledge of each of NNI Acquisition, Capital, Crown and Concept, during the last five years, none of Nostalgia, NNI Acquisition, Concept, Crown, Capital, Ms. Eby and Messrs. Joo, Hugel, Gogan, Seubert, Agres, Cooperrider, Morton, Salonen, Ward, Guerra and McDevitt have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

                             BUSINESS OF NOSTALGIA

OVERVIEW

     Nostalgia operates a television programming service, GoodLife TV Network, which offers a variety of entertainment, information and lifestyle programming exemplifying traditional American culture, values and a sense of community. This programming mix targets the most neglected audience on television, America's Boomers and over audience. Nostalgia was originally incorporated in Colorado in 1983. In 1987, Nostalgia changed its name from Boston Investments, Inc., and reincorporated in Delaware through a merger into a wholly-owned subsidiary.

DESCRIPTION OF BUSINESS

     The Network's programming is telecast over a network of cable television, wireless cable, satellite and video-dial-tone systems which are commonly referred to as "affiliates". Nostalgia uplinks it's programming from its facilities in Alexandria, Virginia to a satellite which then transmits the programming to the affiliates. Nostalgia derives revenue primarily from the sale of advertising time and from fees paid by affiliates for its programming.

AFFILIATED CABLE SYSTEMS AND SUBSCRIBERS

     The Network's programming is distributed by approximately 1,425 affiliates, from which the Network derives fees, typically based upon the number of monthly subscribers in each affiliate's system. As of December 31, 1999, the Network had 9,232,523 subscribers, an increase of 19.6% from December 31, 1998, when the Network had 7,718,053 subscribers. The length of each affiliate contract varies, but generally ranges from three to five years. Certain of the Network's affiliate contracts have expired and carriage is currently provided on a month-to-month basis. Many of these affiliates have declined to enter into new contracts until their plans for channel expansion are completed. During 1999, the Network had revenues of approximately $2,089,466 from affiliate fees. Three multiple system operator affiliates accounted for approximately 18.0%, 16.0% and 10.0% of affiliate revenue for the year ended December 31, 1999.

     Each affiliate has a limited number of "channels" over which programming can be distributed to its subscribers. The must carry/retransmission consent provisions of the Cable Act of 1992 caused affiliates to increase the number of channels allocated to broadcasters and affiliates of broadcasters, resulting in a corresponding decrease in the number of channels available to independent networks such as the Network. As a result of intense competition among cable networks for this reduced number of channels, Nostalgia's per subscriber fees from affiliates have declined and may continue to decline.

ADVERTISING

     Nostalgia also derives revenues from the sale of advertising receiving fees for approximately, on average, 10 minutes of advertising time per hour of programming, with an additional two minutes of each hour of programming reserved for the use of affiliates. Nostalgia also derives advertising revenue from the sale of time for infomercials, which are program length advertisements, and from programming sponsorship and home shopping revenue sharing arrangements. In 1999, Nostalgia redirected its focus from national spot advertising to direct response and infomercial advertising, and, accordingly, has reduced its reliance on and use of Nielsen ratings. During 1999, Nostalgia derived revenues of $3,288,663 from advertising.

PROGRAMMING

     The Network has continued to expand and improve its original programming. The following are descriptions of programs aired on the Network during 1999.

  GTV DanceSport (Original)

     Competition dancing has become one of the fastest growing trends in the United States. Through its exclusive agreement with DanceSport America, the Network covers major dance competitions, including the national championships in Miami. This exciting program showcases not only the champions in each class, but also provides insight into the techniques and fine points of competition.

  Cafe DuArt (Original)

     Renowned impressionist/comedian Louise DuArt serves as the owner/hostess of a New York cabaret club where a wide variety of famous guests interact with the club's staff in comedic settings. Musical variety acts are intertwined in the comedic setting to provide a well balanced source of entertainment.

  The Real Me Autobiographies (Original)

     Set in a casual atmosphere, The Real Me Autobiographies provides a unique insight into the lives and significant influences of its guest hosts as they tell their own stories in their own words.

  American Couples (Original Pilot)

     Hosted by Nancy Glass, American Couples is an hour long show which celebrates the family values, love, commitment and partnership of famous couples.

  Heroes & Sheroes (Original Pilot)

     Heroes & Sheroes profiles ordinary men and women who have performed heroic tasks for the benefit of their fellow man.

  American Families (Original Elements began airing in January 2000)

     American Families spotlights regular families discussing contemporary solutions to issues raised in episodes of classic family programs of Ozzie & Harriet and Make Room for Daddy.

  Cookbook Cooking with Christopher Kent (Original)

     This program features the Network's Flea Market Movie host, Christopher Kent, who also is an accomplished chef, preparing dishes from famous cookbooks.

  The Bull & The Bear (Original)

     The "Siskel and Ebert" of Wall Street, hosts Llewellyn King and Linda Gasperillo, answer viewer calls to provide unique insight into stocks and investment opportunities.

  More Money with The Dolans (Original)

     Ken and Daria Dolan, "the first family of finance," present a one hour televised version of their nationally syndicated daily radio program on money issues. On More Money with The Dolans, Network viewers can call in questions to Ken and Daria about retirement plans, investment and tax strategies, saving money for college and how to get a good buy on a new car.

  Flea Market Movie (Original Elements)

     The Network has added short segments to every commercial break in its movies where its collectibles aficionado, Christopher Kent, dispenses his wit and wisdom about all sorts of collectable items. In these short interstitials, viewers can learn about the value of various collectibles. Additionally, viewers can call to discuss or send in pictures of items for Christopher to appraise.

  American Soldier (Original Elements)

     Interviews with veterans, focusing on their wartime experiences, are wrapped around three classic dramatic television shows. The shows, which the Network has licensed for two years, are Combat!, Twelve O'clock High and Garrison's Gorillas. The programs and their wrap around elements are part of a weekday and weekend block entitled American Soldier.

  GTV Variety Hour

     The GTV Variety Hour features classic variety programs such as Tony Orlando and Dawn, Leslie Uggams and Dean Jones which were purchased by the Network.

  Acquired Programming

     Off-network series airing on the Network include The Love Boat and Bonanza.

  Dual Language Programming

     In an effort to provide service to a broader community of viewers, the Network commenced airing dual language programming during 1997. Found on the SAP channel, where available, the Network provides Spanish language versions of The Love Boat.

  Programming for the Visually Impaired

     The Company has had a significant and mutually beneficial relationship with the Narrative Television Network (NTN). Found on the SAP channel, where available, these narrative tracks of certain Network programming provide descriptive narratives of the on-screen action to allow visually impaired viewers to better understand and account for noises and actions they cannot see.

FINANCIAL INFORMATION

     During 1999, the Network continued to focus on rebuilding and rebranding its programming. In an effort to differentiate itself from its many competitors, and in response to comments from cable system operators, the Network continued its efforts to increase original programming.

     Nostalgia also continued its efforts to grow its subscriber base. As of December 31, 1999 the Network had 9,232,523 subscribers, compared to 7,718,053 subscribers at December 31, 1998. The Service Transmission Agreement between Nostalgia and National Digital Television Center providing for digital distribution of the Network's signal through the Headend in the Sky program (HITS) contributed significantly to Nostalgia's increase in subscribers.

     Nostalgia also continued in its analysis of, and efforts to seek, a strategic alliance. Nostalgia has had contact with several possible strategic partners, but no serious discussions have occurred. There can be no assurance that Nostalgia will be able to obtain a strategic partner, or that any strategic partner will be willing to invest the sums required by Nostalgia in order to continue to grow the Network's subscriber base. It is anticipated that following the merger, the business and operations of Nostalgia will be continued substantially as currently conducted for the immediate future. Crown and Concept have informed Nostalgia that they intend to reevaluate the business and operations of Nostalgia following the merger and take such actions with respect to the future business and operations of Nostalgia as they deem appropriate. Although there are no definitive plans or agreements in place, Crown and Concept may cause Nostalgia to enter into joint ventures or other agreements with other business entities after the merger.

     In March 1999, to more closely align its sales and marketing activities, Nostalgia determined to consolidate these efforts at its headquarters in Washington, D.C. and closed its Englewood, Colorado and Ft. Washington, Pennsylvania offices, resulting in a reduction of its staffing levels by eleven positions.

     For a description of the revenue obtained by Nostalgia from external customers and Nostalgia's loss and total assets, see Nostalgia's audited financial statements for the fiscal year ended December 31, 1999 and the Notes thereto which are included in this proxy statement.

     Financing for the Network has previously been provided by Concept and Crown. Crown loaned to Nostalgia $15.0 million in 1999.

PATENTS, TRADEMARKS, LICENSES

     Nostalgia neither holds nor depends on any material patent, trademark, license, franchise or concession except for its trademarks "Nostalgia Channel" and "Nostalgia Television." In 1998, Nostalgia licensed the right to use "GoodLife TV Network" from Scripps Howard Broadcasting Company for ten years.

COMPETITION

     There is intense competition among providers of programming via cable television, direct broadcast satellite (DBS) and other video delivery systems. The Network competes with other programmers for access to limited channel space on affiliates and viewers; for advertising revenues with other cable networks, broadcast television, radio and print media; and more generally, with various other leisure-time activities such as home video, movies, the internet and other forms of information and entertainment.

     A number of basic networks (such as USA Network, American Movie Classics and Turner Network Television), pay television networks (such as The Disney Channel) and superstations (such as WOR and WGN) provide programming directed towards various sub-groups which are included in the Network's target audience. Most providers of these programming services are comprised of a group of programming services or are affiliated with cable system operators or motion picture studios, and may enjoy advantages that independent services, such as the Network, do not. Many of the Network's competitors have substantially greater financial and other resources than the Network.

     Technological advances over the next five years, such as digital compression technology, which will allow cable systems to expand channel capacity, and the development of fiber optic cable, which has the capacity to carry a much greater number of channels than coaxial cable, are expected to increase the number of available channels. Nostalgia believes that the increase in the number of channels will both reduce competition for access to channel space and increase competition for viewers. There can be no assurance as to when technological advances will be commercially implemented to increase significantly overall channel capacity.

     Many of Nostalgia's competitors pay cable systems, DBS and other video delivery systems a significant upfront "per subscriber" fee. This fee may act as an incentive to a system to carry a certain network because it will receive fees based upon the number of subscribers to that system. Nostalgia pays some competitive, upfront fees, but only in circumstances judged to be most beneficial in terms of launch opportunities. Nostalgia has relied more on waiver of future fees to be paid to the Network by its affiliates, and on quality original programming and other branding efforts to distinguish the Network from its competitors and, thereby, provide a substantive reason for cable systems to choose the Network for carriage. While this determination may have, in the short term, an adverse impact on the Network's ability to gain carriage, Nostalgia believes it is the most appropriate way to maximize the value and impact of Nostalgia's financial resources. Nostalgia also is actively engaged in efforts to review and identify potential strategic alliance partners that could provide support to Nostalgia's efforts to increase its subscriber base.

GOVERNMENT REGULATION

     The Telecommunications Act of 1996, among other things, repealed statutory provisions and regulations of the Federal Communications Commission (FCC) that prohibited telephone companies from operating cable television or other multi-channel distribution systems in areas in which those companies offer telephone service and restricted the ability of such telephone companies to produce, acquire an interest in, or distribute programming in which they have an interest. The Telecommunications Act of 1996 limits the ability of telephone companies to purchase existing cable systems, but otherwise imposes minimal constraints upon their entry into multi-channel video distribution and program production. Pursuant to the Telecommunications Act of 1996, the FCC has extended to common carriers the regulations imposed upon traditional cable systems by the Cable Television Consumer Protection and Competition Act of 1992. These regulations are intended to prevent telephone companies from favoring program services in which they have an interest and from unreasonably denying access to unaffiliated programmers.

     The Telecommunications Act of 1996 also significantly relaxes multiple ownership and other restrictions imposed by FCC rules on traditional over-the-air broadcast stations and television networks, such as CBS, NBC, ABC, and Fox. The Telecommunications Act of 1996 requires the FCC to adopt rules which allow the traditional networks to operate more than one television network, except that none of the four largest networks are permitted to merge with any of the other four or with either of the two "emerging networks" (Time Warner's WB Network and the United Paramount Network). Under the statute, companies that own and operate television broadcast networks also will be permitted to own and operate cable television systems, subject to certain safeguards designed to prevent discrimination against unaffiliated program service providers.

     The Telecommunications Act of 1996 also modifies, to a limited extent, the system of rate regulation imposed upon traditional cable operators pursuant to the Cable Television Act of 1992. Under the Telecommunications Act of 1996, rate regulation by the FCC of the upper tiers of service (where the Network typically is carried) expired on March 31, 1999. Basic service, which cable operators are required to offer to all subscribers, remains subject to rate regulation in communities in which the cable system is not subject to "effective competition." The institution of an alternative multi-channel video distribution system by a telephone company serving substantially the same area as the cable system is deemed to constitute "effective competition" under the Telecommunications Act of 1996.

     The Telecommunications Act of 1996 does not alter the "must carry" and "retransmission consent" requirements of the Cable Television Act of 1992. These provisions, coupled with rate regulation, have forced cable systems to increase the number of channels carrying broadcast or broadcaster-affiliated channels, causing a corresponding decrease in the number of channels available to satellite distributed networks such as the Network. In the past, the Network has lost carriage on cable systems because the system needed to reassign the channel used by the Network either to comply with the Cable Television Act of 1992 must carry provisions or to fulfill a contractual obligation to a broadcaster arising out of the "retransmission consent" requirements of the Cable Television Act of 1992. The end of upper tier rate regulations on March 31, 1999 may further encourage cable operators to invest in new facilities that will accommodate additional programming.

     Nostalgia is unable to predict what effect, if any, these legislative and regulatory changes will have on its operations or finances. In general, Nostalgia believes that the relaxation of rate regulation and the introduction of competition in the multi-channel distribution business will improve Nostalgia's ability to obtain carriage of the Network in markets in which the service is not now available and will have a favorable effect on affiliate subscriber fees earned by the Network. The entry of telephone companies into the program production business and the relaxation of existing constraints on broadcast stations and traditional broadcast networks are expected to increase the competition the Network already faces for advertising revenues and audiences.

EMPLOYEES

     On December 31, 1999, Nostalgia had a total of 27 full-time, non-union employees. On March 2, 1999, Nostalgia announced its determination to consolidate the Network's sales and marketing staffs at its headquarters in Washington, DC, resulting in a reduction of its staffing levels by eleven positions. Nostalgia has experienced no work stoppage, is not a party to any collective bargaining agreements and believes that it enjoys good relations with its current employees.

PROPERTIES

     Nostalgia's executive offices are located at 650 Massachusetts Avenue, N.W., Washington, D.C., where Nostalgia leases, on a month-to-month basis at a monthly rate of $16,900, approximately 5,100 square feet of office space and 900 square feet of storage space from Washington Television Center Limited Partnership, a subsidiary of U.S. Property Development Corporation, of which Mr. Joo, a director of Nostalgia, is an officer. See "Certain Relationships and Transactions."

     Nostalgia's traffic and finance facility, consisting of approximately 4,300 square feet in Alexandria, Virginia, is leased on a month-to-month basis at a monthly rate of $3,896 from Atlantic Video. Mr. Cates was an officer of Atlantic Video until January 26, 1999, and Mr. Joo is an officer and Chairman of Atlantic Video. See "Certain Relationships and Transactions."

LEGAL PROCEEDINGS

     Roger M. Rosenberg, et al. v. Sam Oolie, et al. On or about September 29, 1989, an action was commenced in the Delaware Court of Chancery for New Castle County. Nostalgia is a nominal defendant for purposes of the derivative claims asserted. Summary judgment has been entered dismissing all causes of action against Nostalgia, although causes of action against the other individual defendants, including certain former directors of Nostalgia, continue. Nostalgia is required to indemnify those former directors of Nostalgia and to pay their costs of defense.

     The Marlin Entertainment Group, Ltd. v. The Nostalgia Network, Inc. and Jay Garfinkel. On February 8, 2000, a complaint was filed in the United States District Court for the Southern District of New York making claims against Nostalgia for breach of contract, interference with contractual relations, business disparagement and injurious falsehood. Nostalgia believes the allegations of the complaint are without merit and intends to vigorously defend all claims and file appropriate counterclaims for damages against the plaintiff. Nostalgia does not believe that this matter will have a material adverse effect on Nostalgia's financial condition or results of operations.

                            SELECTED FINANCIAL DATA

     The following is a summary of selected financial data for Nostalgia for each of the last five fiscal years.

                                       1999            1998           1997           1996          1995
                                   -------------   ------------   ------------   ------------   -----------
Number of Subscribers............      9,232,523      7,718,000      7,060,000      7,694,000     8,905,000
BALANCE SHEET DATA
         Total Assets............  $  12,723,094   $ 12,979,711   $ 16,997,972   $ 17,486,702   $23,955,541
Long Term Obligations............     88,551,527     66,664,879     45,989,547     28,202,711    22,881,635
Stockholders' Deficit............    (82,596,278)   (61,403,423)   (38,352,747)   (19,464,221)   (7,522,733)
INCOME STATEMENT DATA
Affiliate Sales Revenue..........      2,089,466      2,530,714      2,579,376      3,850,745     4,205,324
Advertising Sales Revenue........      3,288,663      2,965,896      4,474,597      5,652,938     5,812,663
Other Revenue....................         41,648         34,750        124,960                    1,248,898
         Total Operating
           Revenues..............      5,419,777      5,531,360      7,178,933      9,503,683    11,266,885
Operating Expenses...............     20,694,728     24,058,635     23,467,791     20,394,940    20,260,931
Loss From Operations.............    (15,274,951)   (18,527,275)   (16,288,858)   (10,891,257)   (8,994,046)
Net Loss.........................    (21,192,925)   (23,050,676)   (18,888,526)   (11,941,488)   (9,476,367)
Net Loss Per Common Share --
  Basic and Diluted..............          (1.05)         (1.14)         (0.93)         (0.59)        (0.47)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  Fiscal year ended December 31, 1999 compared to fiscal year ended December 31, 1998

  Results of Operations

     Net loss in 1999 decreased $1,858,000, or 8.1% (from $23,051,000 to
$21,193,000). This decrease was due primarily to reduced expenses in sales and marketing (a decrease of $4,027,000); decreased programming, production and transmission expenses (a decrease of $728,000); offset in part by a reduction in revenues (a reduction of $112,000); increased programming amortization expenses (an increase of $982,000); increased finance, general and administration expenses (an increase of $409,000) and increased interest expenses (an increase of $1,405,000).

  Revenues

     Total revenues in 1999 decreased by $111,000, or 2.0% (from $5,531,000 to $5,420,000). This decrease was primarily attributed to a decrease in affiliate revenues, offset by increases in advertising revenue.

     Affiliate revenues declined $442,000, or 17.5% (from $2,531,000 to $2,089,000). The length of each affiliate contract varies, but generally ranges from three to five years. Certain of Nostalgia's affiliate contracts have expired and carriage is currently provided on a month-to-month basis. Many of these affiliates have declined to enter into new contracts until their plans for channel expansion are completed. As a result of intense competition among cable networks for this reduced number of channels, Nostalgia's per subscriber fees from affiliates have declined and may continue to decline.

     Advertising revenues increased $323,000, or 10.9% (from $2,966,000 to $3,289,000), primarily as a result of increased rates associated with Nostalgia's national spot ads and direct response (short format commercial advertising of two minutes or less in length) advertising. Revenues from national spot ads increased $188,000, or 63.1% (from $298,000 to $486,000) and is due to increases in the average rate per spot. Revenues from direct response increased $221,000, or 24.9% (from $886,000 to $1,107,000) and is due to increases in the average rate per spot. Revenues from infomercials decreased $777,000, or 43.6% (from $1,781,000 to $1,004,000), primarily due to Nostalgia's decision in July 1999 to shift from selling infomercial time during the overnight block and begin selling nested or sponsored programs. Nested or sponsored programs combines all of the available time during the overnights and allows Nostalgia to sell it as a solid block of time. As a result, revenue generated from nested programs amounted to $693,000 for 1999. Other revenues increased approximately $7,000, or 20.0% (from $35,000 to $42,000) and is due to the sale of books and GTV DanceSport video tapes

  Operating Expenses

     Total operating expenses decreased $3,364,000, or 14.0% (from $24,059,000 to $20,695,000). The decrease was due principally to decreased sales and marketing expenses (a decrease of $4,027,000); decreased programming, production and transmission expenses (a decrease of $728,000); offset by increased programming amortization expenses (an increase of $982,000); increased finance, general and administrative expenses (an increase of $409,000).

     Programming expenses for 1999 decreased $728,000, or 12.9% (from $5,660,000 to $4,932,000). Programming costs, net of $2,403,000 in capitalized costs, decreased by $959,000, or 46.9% (from $2,045,000 to $1,086,000) primarily as a result of costs associated with new original programs. Transmission costs increased by $301,000, or 9.8% (from $3,073,000 to $3,374,000) primarily as a result of incurring HITS transport fees, which allow Nostalgia to transmit its signal digitally, as well as incurring higher master control and uplink charges for the year. Program, production and traffic expenses decreased $70,000, or 12.9% (from $542,000 to $472,000) primarily as a result of reduced Network branding costs for the current year.

     Programming amortization increased $982,000, or 12.7% (from $7,758,000 to $8,740,000). The majority of this increase results from a shorter amortization period for original programming, which comprises the bulk of capitalized costs and for newly acquired series.

     Sales and marketing expenses decreased by $4,027,000, or 54.6% (from $7,374,000 to $3,347,000) primarily as a result of Nostalgia's decision in March 1999 to more closely align its sales and marketing activities by consolidating these efforts at its headquarters in Washington, DC. Salaries, wages and benefits decreased by $564,000, or 32.9% (from $1,716,000 to $1,152,000). Travel and entertainment decreased by $293,000, or 65.6% from ($447,000 to $154,000). Other employee costs decreased by $20,278, or 38.9% (from $52,145 to $31,867). These decreases were primarily due to the departure of personnel who have not been replaced. Convention expense decreased by $1,231,000, or 93.0% (from $1,324,000 to $93,000). Advertising expenditures decreased by $1,062,000, or 83.5% (from $1,271,000 to $209,000). Sales and marketing materials decreased by $140,000, or 66.0% (from $212,000 to $72,000). Premium expenditures decreased by $102,000, or 87.9% (from $116,000 to $14,000). These decreases were also due to Nostalgia's efforts to reduce marketing costs. Professional fees decreased by $437,000, or 75.7% (from $577,000 to $140,000) primarily as a result of reduced expenditures on Nostalgia's affinity and new media efforts, as well as bringing Nostalgia's public relations operations in house. These decreases were offset by increases in part by an increase in marketing allowance costs of $167,000, or 49.4% (from $338,000 to $505,000).

     Finance, general and administrative costs increased by $409,000, or 12.5% (from $3,267,000 to $3,676,000). This increase was primarily a result of an increase on consolidation and retention costs by $661,000, or 100.0% and rent expense increases by $15,000, or 6.7%. These increases were offset by decreases in salaries and wages of $110,000, or 9.2% (from $1,192,000 to $1,082,000).
Legal and professional fees decreased by $21,000, or 4.3% (from $489,000 to $468,000). Office expenses decreased by $53,000, or 30.6% (from $173,000 to $120,000).

     As a result of decreased revenue ($112,000), increased programming amortization costs ($982,000), increased finance, general and administrative costs ($409,000), and increased interest expense of ($1,405,000) which were offset by decreases in programming, production and transmission costs ($728,000), and decreased sales and marketing costs ($4,027,000) Nostalgia's net loss decreased $1,858,000, or 8.1% for the year ended 1999.

     Other expense increased by $1,395,000, or 30.8% (from $4,523,000 to $5,918,000) primarily as a result of interest on outstanding debt.

  Fiscal year ended December 31, 1998 compared to fiscal year ended December 31, 1997

     Net loss in 1998 increased $4,162,000, or 22.0% (from $18,889,000 to
$23,051,000). This increase was due principally to reduced revenues (a reduction of $1,648,000); increased interest expenses (an increase of $1,924,000); increased program amortization expenses (an increase of $867,000); increased finance, general and administrative expenses (an increase of $335,000); and increased programming, production and transmission expenses (an increase of $136,000); offset by decreased sales and marketing expenses (a decrease of $746,000).

  Revenues:

     Total revenues in 1998 decreased by $1,648,000, or 23.0% (from $7,179,000 to $5,531,000). This decrease was primarily attributed to advertising revenues.

     Affiliate revenues declined $48,000, or 1.9% (from $2,579,000 to $2,531,000), reflecting earlier losses of subscribers as a result of competition for scarce channel capacity. Additionally, increased competition has put downward pressure on the rates which Nostalgia can charge its affiliates. While subscriber losses are immediately reflected in affiliate revenue, the same is not true for increases in subscribers as it is common for a new affiliate to receive a minimum of two years of free service as an incentive for commencing carriage of a programming service. For these reasons, Nostalgia expects future increases in its subscriber base, if any, to result in less than fully proportionate increases in affiliate revenues.

     Advertising revenues decreased $1,509,000, or 33.7% (from $4,475,000 to $2,966,000), primarily as a result of decreased rates associated with Nostalgia's reduced subscriber base from past years. Revenues from infomercials decreased approximately $1,182,000, or 39.9%, primarily due to a decrease in average rate per half hour which was primarily the result of market pressures as well as a 10.0% decrease from 1997 with respect to the amount of time devoted to this format. Revenues from short-format commercial advertising (two minutes or less in length) decreased by approximately $327,000, or 21.6%, due to a 26.3% decrease in the average rate charged per spot. This decrease was due to market pressures and make goods to certain advertisers. Other revenues decreased approximately $90,000, or 72.2% (from $125,000 to $35,000) due to extraordinary collections of previously written-off affiliate fees in the prior year.

  Operating Expenses:

     Total operating expenses increased $591,000, or 2.5% (from $23,468,000 to $24,059,000). The increase was due principally to increased program amortization expenses (an increase of $867,000); increased finance, general and administrative expenses (an increase of $335,000); and increased programming, production and transmission expenses (an increase of $136,000); offset by decreased sales and marketing expenses (a decrease of $746,000).

     Programming expenses for 1998 increased $136,000, or 2.5% (from $5,524,000 to $5,660,000). Programming costs, net of $4,179,000 in capitalized costs, increased by $68,000, or 3.4% (from $1,977,000 to $2,045,000) primarily as a result of costs associated with new original programs. Transmission costs increased by $216,000, or 7.6% (from $2,857,000 to $3,073,000) primarily as a result of incurring HITS transport fees, which allow Nostalgia to transmit its signal digitally, as well as incurring higher master control and uplink charges for the year. Program, production and traffic expenses decreased $149,000, or 21.6% (from $691,000 to $542,000) primarily as a result of reduced Network branding costs for the current year.

     Programming amortization increased $867,000, or 12.6% (from $6,891,000 to $7,758,000). The majority of this increase results from a shorter amortization period for original programming, which comprises the bulk of capitalized costs.

     Sales and marketing expenses decreased by $746,000, or 9.2% (from $8,120,000 to $7,374,000) primarily as a result of the following: advertising expenses decreased by $1,556,000, or 55.0% (from $2,827,000 to $1,271,000) as a result of not incurring satellite, ad sale and special programming advertising costs within the current year; conventions and national events increased by $318,000, or 31.5% (from $1,009,000 to $1,327,000) as a result of increased presence and activities at cable trade shows and other special events; professional fees increased by $123,000, or 27.2% (from $452,000 to $575,000) as a result of increased public relations efforts and increased consulting in relation to satellite sales and affinity programs; program guide costs increased by $97,000, or 43.5% (from $223,000 to $320,000) as a result of associated costs with redesigning the guides; employee related costs decreased by $93,000, or 4.0% (from $2,307,000 to $2,214,000) primarily as a result of decreased travel and entertainment expenses within the affiliate sales and marketing areas.

     Finance, general and administrative expenses increased by $335,000, or 11.4% (from $2,932,000 to $3,267,000). The increase was attributable to a $432,000 or 423.5% increase in bad debt expense (from $102,000 to $534,000), due primarily to an increase in affiliate write-offs during the year as well as any reserves for certain advertising revenues that were placed in litigation. Personnel costs increased by $74,000, or 6.6% (from $1,118,000 to $1,192,000)
due to the addition of staff within the accounting department. Professional fees decreased $73,000, or 13.0% (from $562,000 to $489,000) principally as a result of reduced consulting and legal fees. Other expenses decreased by $42,000, or 10.3% (from $406,000 to $364,000) primarily due to a reduction in directors' fees, shareholders' expenses, repairs and maintenance expenses and dues and subscriptions expenses. These were offset by increases in insurance expenses that were related to increases in various policy coverages. Office expenses decreased by $38,000, or 18.0% (from $211,000 to $173,000), primarily due to lower general expenditures.

     Net interest expense increased by $1,923,000, or 74.0% (from $2,600,000 to $4,523,000) due to increased principal on the notes payable to Crown. Interest expense is expected to increase in 1999 as a result of a full year's interest on 1998 borrowings as well as interest on additional borrowings anticipated in 1999.

Liquidity and Capital Resources

  Fiscal year ended December 31, 1999 compared to fiscal year ended December 31, 1998

     Working capital increased $727,000, (59.3%) from $1,225,000 at December 31, 1998 to $1,952,000 at December 31, 1999. The increase is primarily a result of a reduction in trade payables as a result of paying down existing debt.

     Cash used in operating activities decreased $3,889,000 (33.2%) from ($11,724,000) to ($7,835,000), due to an increase in programming amortization and accrued interest.

     Cash used in investing activities decreased $1,647,000 (39.0%) from ($4,216,000) to ($2,569,000), due primarily to decreases in acquisition of programming and cablecast rights of $1,665,000.

     Cash provided by financing activities decreased $4,141,000 (28.2%) from $14,680,000 to $10,539,000, due primarily to decreases in financing from Crown of $4,000,000.

  Fiscal year ended December 31, 1998 compared to fiscal year ended December 31, 1997

     Working capital increased $1,039,000, or 558.6% (from $186,000 to $1,225,000). The increase is primarily a result of increases in current portion of programming rights, offset by increases in accounts payable.

     Cash used in operating activities increased $3,123,000, or 36.3% (from ($8,601,000) to ($11,724,000)), due to an increased loss of $4,162,000, offset by an increase in programming amortization and accrued interest.

     Cash used in investing activities increased $560,000, or 15.3% (from ($3,660,000) to ($4,220,000)), due primarily to an increase in acquisition of programming and cablecast rights of $821,000, offset by a decrease in the acquisition of property and equipment of $231,000.

     Cash provided by financing activities increased $2,037,000, or 16.1% (from $12,643,000 to $14,680,000), due primarily to decreased payments on financing for programming and other debt of $2,536,000, offset by a decrease in financing by Crown of $500,000.

     In light of Nostalgia's recurring losses, management is actively monitoring expenses and examining operating methods to increase efficiencies. These measures may provide short-term improvement, but do not address the more critical long-term growth needs for the Network. In order to grow, the Network needs to increase its affiliate base which, in turn, will increase the subscriber base and should allow the Network to increase its advertising rates as well as affiliate revenues. To provide for necessary future growth, management continued its focus on an aggressive affiliate marketing campaign, including consumer awareness advertising and events, prominent presence at major trade shows and new trade advertising.

     Increased competition from networks with strong strategic alliances and significant financial resources continue to significantly effect Nostalgia's ability to increase its subscriber base and, correspondingly, has reduced revenues from affiliates and advertising. This competition also has increased the costs, which Nostalgia must pay for programming. Nostalgia does not anticipate significant improvement in the results of its operations until such time as the number of its subscribers increases significantly.

     Since 1990, Crown and Concept have been the principal source of Nostalgia's capital. Crown and Concept have invested $2,300,000 and provided $85,781,000 in financing since 1994, including $15,000,000 loaned by Crown to Nostalgia in 1999. Additionally, between January 1, 2000 and March 20, 2000, Crown has provided $3,750,000 in debt financing to Nostalgia, and has committed to advance as needed an additional $11,250,000 in debt or equity financing during the balance of the calendar year. Nostalgia believes that these funds will be sufficient to satisfy its operating needs for 2000. In connection with the borrowings, Nostalgia has entered into a security agreement pledging substantially all Nostalgia's assets as security for its indebtedness to Crown and Concept.

     Nostalgia continued to pursue identification of potential strategic alliance candidates. Nostalgia also continued in its analysis of and efforts to seek a strategic alliance. Nostalgia has engaged in active discussions with several possible strategic partners, but no serious discussions have occurred. There can be no assurance that Nostalgia will be able to obtain a strategic partner, or that any strategic partner will be willing to invest the sums required by Nostalgia in order to continue to grow the Network's subscriber base. It is anticipated that following the merger, the business and operations will be continued substantially as currently conducted for the immediate future. Crown and Concept have informed Nostalgia that they intend to re-evaluate the business with respect to the future business and operations of Nostalgia, as they deem appropriate. Although there are no definitive plans or agreements in place, Crown and Concept intend to continue to seek material transactions and/or relationships such as joint ventures, strategic partnerships, mergers or other forms of business combinations with third parties following the merger.

     Because of the unpredictable factors involved in the search for a strategic alliance, and the dynamic changes taking place in the industry, there is considerable uncertainty about Nostalgia's future needs. There can be no assurance that Nostalgia will be able to locate sufficient financing in excess of that committed from Crown, nor that it will be able to achieve a strategic alliance.

     Because of the unpredictable factors involved in the search for a strategic alliance, and the dynamic changes taking place in the industry, there is considerable uncertainty about Nostalgia's future needs. There can be no assurance that Nostalgia will be able to locate sufficient financing in excess of that committed from Crown, nor that it will be able to achieve a strategic alliance.

MATERIAL COMMITMENTS

     Nostalgia leases transponder space and related services on a satellite at a base monthly rental of $205,400. The lease provides for greater back-up protection than did Nostalgia's previous leases in the event of satellite failure. The lease terminates with the life of the satellite, which is expected in the year 2006, and requires Nostalgia to pay a launch protection fee of $1,000,000 plus capitalized interest at 12.0% and other direct costs.

     As of March 20, 2000, Nostalgia had issued and outstanding promissory notes to Concept and Crown in the aggregate principal amount of $21,783,608 and $67,747,292, respectively, bearing interest of approximately 8.50% to 8.75% per annum which are due and payable on January 1, 2001.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements and financial statement schedules of Nostalgia for the year ended December 31, 1999 included in this proxy statement have been audited by Grant Thornton, LLP. The financial statements and financial statement schedules for the two-year period ended December 31, 1998 included in this proxy statement have been audited by BDO Seidman, LLP.

     As reported on Nostalgia's Form 8-K, filed with the SEC on April 5, 1999, BDO Seidman, LLP notified Nostalgia on April 1, 1999 that the auditor-client relationship between Nostalgia and BDO Seidman, LLP had terminated and that it would decline to stand for re-election. BDO Seidman's report on the financial statements for the past two years contained no adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope, or accounting principles. During the last two fiscal years and through the subsequent interim period, there were no disagreements with BDO Seidman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Nostalgia engaged Grant Thornton LLP as Nostalgia's independent accountant on April 2, 1999. Grant Thornton LLP was ratified as Nostalgia's independent accountants at Nostalgia's 1999 Annual Meeting of Stockholders.

                                 OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the special meeting. If other matters properly come before the meeting in accordance with the bylaws, the persons named as proxies will vote on them in accordance with their best judgment.

                          ANNUAL REPORT AND FORM 10-K

     The 1998 Annual Report to Stockholders containing the consolidated financial statements of Nostalgia for the year ended December 31, 1998 and Nostalgia's annual report on Form 10-K for the fiscal year ended December 31, 1998 as filed with the SEC without the accompanying exhibits has previously been mailed to stockholders. A list of the Exhibits included in the Form 10-K and the exhibits may be obtained by writing to investor relations, The Nostalgia Network, Inc. 650 Massachusetts Avenue, N.W., Washington, D.C. 20001.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     The deadline for submission of stockholder proposals intended for inclusion in Nostalgia's proxy statement for the 2000 Annual Meeting of Stockholders was December 31, 1999. Upon consummation of the merger, Crown and Concept will be the only stockholders of Nostalgia and Nostalgia will terminate its Exchange Act registration.

     You are urged to complete, date, sign and return your proxy card promptly to make certain your shares will be voted at the special meeting, even if you plan to attend the meeting in person. If you desire to vote your shares in person at the meeting, your proxy may be revoked. For your convenience in returning the proxy card, a pre-addressed and postage paid envelope has been enclosed.

                            YOUR PROXY IS IMPORTANT
                       WHETHER YOU OWN FEW OR MANY SHARES

           Please date, sign and mail the enclosed proxy card today.

                                          By Order of the Board of Directors

                                          /s/ WILLARD R. NICHOLS
                                          --------------------------------------
                                          Vice President, General Counsel and
                                          Secretary

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                              -------
THE NOSTALGIA NETWORK, INC.
Reports of Independent Certified Public Accountants.........    F-2-3
Balance Sheets as of December 31, 1999 and 1998.............      F-4
Statements of Operations for the Years Ended December 31,
  1999, 1998 and 1997.......................................      F-5
Statements of Changes in Stockholders' Equity (Deficit) for
  the Years Ended December 31, 1999, 1998 and 1997..........      F-6
Statements of Cash Flows for the Years Ended December 31,
  1999, 1998 and 1997.......................................      F-7
Notes to Financial Statements...............................   F-8-19
Report of Independent Certified Public Accountants on
  Schedule II...............................................     F-20
Schedule II.................................................     F-21

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
The Nostalgia Network, Inc.

     We have audited the accompanying balance sheet of The Nostalgia Network, Inc. (the "Company") as of December 31, 1999, and the related statements of operations, changes in stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1999 financial statements referred to above present fairly, in all material respects, the financial position of The Nostalgia Network, Inc. at December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          Grant Thornton, LLP

Vienna, Virginia
March 3, 2000 (Except for Notes 1 and 4 as to which the date is March 21, 2000)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
The Nostalgia Network, Inc.

     We have audited the accompanying balance sheet of The Nostalgia Network, Inc. (the "Company") as of December 31 1998 and the related statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 1998 and 1997. We have also audited Schedule II for the years ended December 31, 1998 and 1997. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Nostalgia Network, Inc. at December 31, 1998, and the results of its operations and cash flows for the years then ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles. Also, in our opinion, Schedule II presents fairly, in all material respects, the information set forth therein for the years ended December 31, 1998 and 1997.

                                          BDO SEIDMAN, LLP

Washington DC
March 23, 1999

                          THE NOSTALGIA NETWORK, INC.

                                 BALANCE SHEETS
                                  DECEMBER 31,

                                                                  1999             1998
                                                              -------------    ------------
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $     674,177    $    539,371
  Accounts receivable, less allowance of $161,000 and
     $302,000 for doubtful accounts.........................        826,588         935,230
  Prepaid expenses..........................................        114,096         168,362
  Programming and cablecast rights..........................      7,105,280       7,300,000
                                                              -------------    ------------
          Total current assets..............................      8,720,141       8,942,963
  Programming and cablecast rights, at cost -- net..........      2,981,416       2,788,129
  Property and equipment, at cost -- net....................        972,107       1,191,879
  Deposits..................................................         49,430          56,740
                                                              -------------    ------------
          Total assets......................................  $  12,723,094    $ 12,979,711
                                                              =============    ============

                           LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Current maturities of programming and cablecast fees......  $   4,810,822    $  5,068,000
  Accounts payable -- Trade.................................      1,172,475       1,948,725
                     -- Related parties.....................         32,191         278,919
  Accrued expenses and other liabilities....................        531,341         395,081
  Unearned income...........................................        221,016          27,530
                                                              -------------    ------------
          Total current liabilities.........................      6,767,845       7,718,255
                                                              -------------    ------------
LONG-TERM OBLIGATIONS, LESS CURRENT MATURITIES:
  Programming and cablecast fees............................      2,135,164         114,465
  Notes payable to related parties..........................     86,085,900      62,832,873
  Accrued interest payable -- Related parties...............        330,463       3,382,125
  Other.....................................................             --         335,416
                                                              -------------    ------------
          Total Long-term obligations.......................     88,551,527      66,664,879
                                                              -------------    ------------
          Total liabilities.................................     95,319,372      74,383,134
                                                              -------------    ------------

                               COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT:
  Preferred stock, convertible: $2 par value, 125,000 shares
     authorized, 3,250 shares issued and outstanding........          6,500           6,500
  Common stock: $.04 par value, 30,000,000 shares
     authorized, 20,275,370 and 20,274,370, shares issued
     and outstanding in 1999 and 1998, respectively.........        811,015         810,975
  Additional paid-in capital................................     30,213,584      30,213,554
  Deficit...................................................   (113,627,377)    (92,434,452)
                                                              -------------    ------------
          Total stockholders' deficit.......................    (82,596,278)    (61,403,423)
                                                              -------------    ------------
          Total liabilities and stockholders' deficit.......  $  12,723,094    $ 12,979,711
                                                              =============    ============

 The accompanying summary of accounting policies and notes are an integral part of these financial statements.

                          THE NOSTALGIA NETWORK, INC.

                            STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                       1999            1998            1997
                                                   ------------    ------------    ------------
OPERATING REVENUES:
  Affiliate revenues.............................  $  2,089,466    $  2,530,714    $  2,579,376
  Advertising revenues...........................     3,288,663       2,965,896       4,474,597
  Other..........................................        41,648          34,750         124,960
                                                   ------------    ------------    ------------
          Total operating revenues...............     5,419,777       5,531,360       7,178,933
                                                   ------------    ------------    ------------
OPERATING EXPENSES:
  Programming, production and transmission.......     4,931,769       5,659,937       5,524,078
  Programming amortization.......................     8,740,105       7,757,637       6,891,161
  Sales and marketing............................     3,346,909       7,373,867       8,120,458
  Finance, general and administrative............     3,675,945       3,267,194       2,932,094
                                                   ------------    ------------    ------------
          Total operating expenses...............    20,694,728      24,058,635      23,467,791
                                                   ------------    ------------    ------------
          Loss from operations...................   (15,274,951)    (18,527,275)    (16,288,858)
OTHER (EXPENSE) INCOME:
  Interest expense -- related parties............    (5,986,480)     (4,581,460)     (2,689,000)
  Other income...................................        68,506          58,059          89,332
                                                   ------------    ------------    ------------
          Net loss...............................  $(21,192,925)   $(23,050,676)   $(18,888,526)
                                                   ============    ============    ============
LOSS PER COMMON SHARE -- BASIC AND DILUTED.......  $      (1.05)   $      (1.14)   $      (0.93)
                                                   ============    ============    ============
WEIGHTED AVERAGE SHARES OUTSTANDING..............    20,274,839      20,274,370      20,274,370

 The accompanying summary of accounting policies and notes are an integral part of
                          these financial statements.

                          THE NOSTALGIA NETWORK, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                     PREFERRED              COMMON                ADDITIONAL                        TOTAL
                                       STOCK                STOCK                   PAID-IN                     STOCKHOLDERS'
                                      SHARES     AMOUNT     SHARES      AMOUNT      CAPITAL        DEFICIT         DEFICIT
                                     ---------   ------   ----------   --------   -----------   -------------   -------------
BALANCE AT JANUARY 1, 1997.........    3,250     $6,500   20,274,370   $810,975   $30,213,554   $ (50,495,250)  $(19,464,221)
Net loss for the year..............       --        --            --         --            --     (18,888,526)   (18,888,526)
                                       -----     ------   ----------   --------   -----------   -------------   ------------
BALANCE AT DECEMBER 31, 1997.......    3,250      6,500   20,274,370    810,975    30,213,554     (69,383,776)   (38,352,747)
Net loss for the year..............       --         --           --         --            --     (23,050,676)   (23,050,676)
                                       -----     ------   ----------   --------   -----------   -------------   ------------
BALANCE AT DECEMBER 31, 1998.......    3,250      6,500   20,274,370    810,975    30,213,554     (92,434,452)   (61,403,423)
Common stock issued................       --         --        1,000         40            30              --             70
Net loss for the year..............       --         --           --         --            --     (21,192,925)   (21,192,925)
                                       -----     ------   ----------   --------   -----------   -------------   ------------
BALANCE AT DECEMBER 31, 1999.......    3,250     $6,500   20,275,370   $811,015   $30,213,584   $$(113,627,377) $(82,596,278)
                                       =====     ======   ==========   ========   ===========   =============   ============

 The accompanying summary of accounting policies and notes are an integral part of these financial statements.

                          THE NOSTALGIA NETWORK, INC.

                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                       1999            1998            1997
                                                   ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................  $(21,192,925)   $(23,050,676)   $(18,888,526)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation................................       275,548         286,159         310,416
     Programming amortization....................     8,740,105       7,757,637       6,891,161
     Provision for losses on accounts
       receivable................................       522,554         534,000         102,000
  Net change in operating assets and liabilities:
     Increase in accounts receivable.............      (413,912)       (745,464)       (119,132)
     Decrease (increase) in prepaid expenses.....        53,590         (28,021)          5,657
     Decrease (increase) in deposits.............         7,310          (4,000)        (35,000)
     (Decrease) increase in accounts payable.....    (1,022,978)        (93,989)        998,175
     (Decrease) increase in accrued expenses and
       other liabilities.........................      (199,155)       (299,440)        121,155
     Increase in accrued interest................     5,201,364       3,921,296       1,978,058
     Increase (decrease) in unearned income......       193,486          (5,082)              0
                                                   ------------    ------------    ------------
          Net cash used in operating
            activities...........................    (7,835,013)    (11,727,580)     (8,636,036)
                                                   ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment............       (55,100)        (36,748)       (267,294)
  Acquisition of programming and cablecast
     rights......................................    (2,513,672)     (4,179,120)     (3,357,900)
                                                   ------------    ------------    ------------
          Net cash used in investing
            activities...........................    (2,568,773)     (4,215,868)     (3,625,194)
                                                   ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable....................    15,000,000      19,000,000      19,500,000
  Payments of long-term cablecast rights
     obligations.................................    (4,461,479)     (4,320,370)     (6,856,592)
  Proceeds from issuance of common stock.........            70               0               0
                                                   ------------    ------------    ------------
          Net cash provided by financing
            activities...........................    10,538,591      14,679,630      12,643,408
                                                   ------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................       134,806      (1,263,818)        382,178
CASH AND CASH EQUIVALENTS -- BEGINNING OF YEAR...       539,371       1,803,189       1,421,011
                                                   ------------    ------------    ------------
CASH AND CASH EQUIVALENTS -- END OF YEAR.........  $    674,177    $    539,371    $  1,803,189
                                                   ============    ============    ============

 The accompanying summary of accounting policies and notes are an integral part of
                          these financial statements.

                          THE NOSTALGIA NETWORK, INC.

                         NOTES TO FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Nostalgia Network, Inc. is engaged in the operation of GoodLife TV Network, a television programming service offering a variety of entertainment, lifestyle and informational programming to a target audience of "Boomers and over" via satellite to cable television and alternative broadcasting systems (Affiliates) throughout the United States.

     Significant accounting policies used by Nostalgia are described below:

  Revenue Recognition

     Revenues from providing programming services to cable systems and sales to advertisers are recognized on a monthly basis as the services are provided. Fees received in advance for services to be provided in the future are recorded as unearned revenue.

     Nostalgia grants credit to cable systems and advertisers upon evaluation of credit worthiness. Management periodically reviews customer account balances and establishes reserves to state such amounts at their net realizable values.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives ranging from 4-7 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the related estimated useful lives of the improvement.

     Maintenance and repairs of property and equipment are charged to operations, and major improvements extending the useful life are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is included in the operations.

  Programming and Cablecast Rights

     Capitalized programming costs, film library and cablecast rights are recorded at the lower of unamortized costs or estimated net realizable value. Capitalized programming costs, film library and cablecast rights are amortized using the straight-line method, which approximates the anticipated revenue stream, over the estimated useful life or the lives of the rights agreements, respectively, in accordance with SFAS No. 63, "Financial Reporting by Broadcasters" as follows:

Programming costs....................................  2 years
Film library.........................................  11 years
Cablecast rights.....................................  contract period

     Cablecast rights for programs to be amortized within the following year are classified as current assets. Nostalgia periodically evaluates its programming and cablecast rights for possible changes in estimated useful life or the possibility of impairment. In the event a programming or cablecast right is considered impaired, the carrying amount of such right is adjusted to its net realizable value.

  Advertising Costs

     Advertising and promotional costs are charged to operating expenses as incurred and amounted to $182,000, $1,279,000, and $2,828,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

                          THE NOSTALGIA NETWORK, INC.

  Stock Based Compensation

     Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record stock-based employee compensation plans at their fair value. Nostalgia has elected to account for stock-based employee compensation using the intrinsic-value method prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for employee stock options is measured as the excess, if any, of the quoted market price of Nostalgia's stock at the date of grant over the exercise price an employee must pay to acquire the stock.

  Fair Value on Financial Instruments

     The carrying amounts reflected in the balance sheets for cash, accounts receivable, notes payable and accounts payable approximate fair value due to the short maturities of these instruments.

  Earnings Per Share

     Earnings per share is based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity.

     The net loss per common share -- basic and diluted is computed by dividing the net loss for the period by the weighted average number of shares outstanding. Convertible preferred stock, outstanding stock warrants and options are not included in the diluted calculation because their effect would be anti-dilutive.

  Cash Equivalents

     For purposes of the statement of cash flows, Nostalgia considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Certain cash balances are in excess of insured amounts.

  Risks and Uncertainties

     The Network competes with other programmers for access to limited channel space and must also compete with other programmers for viewers. Based on the decline of sales, resulting primarily from providing free carriage to affiliates, and increases in operating expenses, Nostalgia is dependent on financing from Crown and Concept or other outside sources to fund operations.

  Use of Estimates

     In preparing financial statements in accordance with generally accepted accounting principles, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Comprehensive Income

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130), establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investment by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of

                          THE NOSTALGIA NETWORK, INC.

comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Nostalgia adopted SFAS No. 130 during the first quarter of 1998 and has no items of comprehensive income to report for the years ended December 31, 1999 and 1998.

  Segment Reporting

     Statement of Financial Accounting Standards No 131 (SFAS 131), "Disclosure about Segments of a Business Enterprise" requires companies to report information about operating segments. SFAS 131 also requires disclosures regarding products and services, geographic areas and major customers. Nostalgia is engaged in one line of business, the operation of GoodLife TV Network, and therefore reports as one operating segment.

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In 1999, the required implementation date of SFAS No. 133 was delayed to fiscal years beginning after June 15, 2000. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is, the type of hedge transaction. The adoption of SFAS 133 is not expected to have a significant effect on Nostalgia's results of operations or its financial position.

  Reclassifications

          Certain 1998 and 1997 amounts have been reclassified to conform to the current presentation.

1. MANAGEMENT STATEMENT

     In light of Nostalgia's recurring losses, management is actively monitoring expenses and examining operating methods to increase efficiencies. These measures are intended to address short term operating requirements, but do not address the more critical long-term growth needs for the Network. In order to grow, the Network needs to increase its affiliate base which, in turn, should increase the subscriber base allowing the Network to increase its advertising rates as well as affiliate revenues.

     Management has continued its efforts to further brand the Network as the only network targeted to the ever growing Boomer and over audience, America's fastest growing demographic. In June 1998, the Network began operating under the "GoodLife TV Network" name. Management believes that this designation more accurately captures and reflects the Network's mission and has been a significant help in presenting the Network to potential customers.

     A critical component to the Network's growth is to continually brand and improve the quality of programming and the Network's on-air look. Original programming is a key to such branding, as it allows the consumer to differentiate the Network from other networks. The Network has continued to produce new original programming reflecting the American culture and traditional values of its Boomer and over audience. The Network reflects the "good life state of mind" of its audience in its mix of entertainment and information programs. GTV DanceSport showcases the sport of ballroom dance competitions, a dance form popular with past generations that has become all the rage with today's generation. The Network covers major dance competitions, including the national championship in Miami. This exciting program showcases not only the champion in each class, but also provides insight into the techniques and fine points of competition. Cafe DuArt, features impressionist/comedian Louise Duart, providing cabaret music, comedy and a humorous slice of life set in a New York cabaret club. The Real Me Autobiographies, features prominent guests recounting their life's stories in their own words, surrounded by friends and family. Cookbook Cooking with Christopher

                          THE NOSTALGIA NETWORK, INC.

1. MANAGEMENT STATEMENT -- (CONTINUED)
Kent, features the Network's Flea Market Movie host, Christopher Kent, who also is an accomplished chef, preparing dishes from famous cookbooks. The Bull & The Bear provides stock market reports by a "Siskel and Ebert-type" pair of hosts. More Money with The Dolans starring Ken and Daria Dolan, the First Family of Finance, offers practical financial advice for everyday Americans. The Network, in searching for creative, new original programming for prime time in the year 2000 produced a number of pilots. One of these pilots is Heroes & Sheroes, which profile ordinary people who manage to do the extraordinary and transform the lives of the people they touch. The other pilot, American Couples, hosted by esteemed television journalist Nancy Glass, is an hour-long show which celebrates the family values, love, commitment and partnership of famous couples.

     In addition to its new original programming, the Network continues to offer its viewers classic off network television series. The Network currently airs, Bonanza, The Love Boat, Make Room for Daddy and The Adventures of Ozzie and Harriet. The Adventures of Ozzie & Harriet and Make Room for Daddy are being telecast each weekday evening under the umbrella title of American Families. Hosted by Nancy Glass, this unique series juxtaposes members of contemporary families against the classic TV families; we see how today's parents and children deal with age-old issues that Ozzie Nelson and Danny Thomas wrestled with. In Flea Market Movie, short segments are added to commercial breaks where the Network's collectibles aficionado, Christopher Kent, dispenses his wit and wisdom about all sorts of collectable items. The GTV Variety Hour features classic variety programs such as Tony Orlando and Dawn, Leslie Uggams, The Lennon Sisters and others. American Soldier features interviews with veterans, focusing on their wartime experiences, which are wrapped around three classic dramatic television shows: Combat!, Twelve O'clock High and Garrison's Gorillas.

     Since 1990, Crown and Concept have been the principal source of Nostalgia's capital. Crown and Concept have invested $2,300,000 and provided $85,781,000 in financing since 1994, including $15,000,000 loaned by Crown to Nostalgia in 1999. Additionally, Crown has provided $3,750,000 in debt financing to Nostalgia since January 1, 2000 and also has committed to provide, as needed, an additional $11,250,000 in debt or equity financing during the balance of the calendar year. Nostalgia believes that these funds will be sufficient to satisfy its operating needs for 2000.

     In October 1999, Nostalgia announced that it had received and accepted an offer from Crown to enter into a cash merger which, if consummated, would result in the elimination of Nostalgia's publicly-held shares of Nostalgia common stock and constitute a going-private transaction within the meaning of Section 13(e)(3) of the Securities Exchange Act of 1934. Crown and Concept, which is majority-owned by Crown, in the aggregate are the beneficial owners of 70.3% of Nostalgia's issued and outstanding shares of Nostalgia common stock.

     Upon receipt, Crown's offer was referred to and reviewed by a committee of Nostalgia's independent directors which recommended that the offer be accepted. Nostalgia's Board of Directors voted to accept Crown's offer and to authorize the negotiation of definitive documentation for the merger. Consummation of the merger remains contingent upon, among other things, the approval of Nostalgia's stockholders. Crown has indicated that it and its affiliates will vote in favor of the merger.

     Nostalgia also continued in its analysis of, and efforts to seek a strategic alliance. Nostalgia has had contact with several possible strategic partners, but no serious discussions have occurred. There can be no assurance that Nostalgia will be able to obtain a strategic partner, or that any strategic partner will be willing to invest the sums required by Nostalgia in order to continue to grow the Network's subscriber base. It is anticipated that following the Merger, the business and operations of Nostalgia will be continued substantially as currently conducted for the immediate future. Crown and Concept have informed Nostalgia that they intend to reevaluate the business and operations of Nostalgia following the merger and take such actions with

                          THE NOSTALGIA NETWORK, INC.

1. MANAGEMENT STATEMENT -- (CONTINUED)
respect to the future business and operations of Nostalgia as they deem appropriate. Although there are no definitive plans or agreements in place, Crown and Concept may cause Nostalgia to enter into joint venture or other agreements with other business entities after the merger.

2. PROPERTY AND EQUIPMENT

     Major classifications of property and equipment and their respective estimated service lives are summarized below:

                                                   1999          1998
                                                -----------   -----------
Transponder...................................  $ 1,427,968   $ 1,427,968     12 years
Machinery and equipment.......................    1,450,011     1,397,333   5 to 7 years
Furniture and fixtures........................      289,460       299,890   5 to 7 years
Leasehold improvements........................       99,780        99,780     5 years
                                                -----------   -----------
                                                  3,267,219     3,224,971
Accumulated depreciation and amortization.....   (2,295,112)   (2,033,092)
                                                -----------   -----------
                                                $   972,107   $ 1,191,879
                                                ===========   ===========

     Depreciation expense included in Finance, General and Administrative expenses was approximately $276,000, $286,000 and $310,000 for 1999, 1998 and
1997, respectively.

3. PROGRAMMING AND CABLECAST RIGHTS

     Prime time series consist of broadcast licenses for classic television series and other programming acquired from various film studios or other sources. Original programs consists of series or specials developed and produced by the Network. Music programs include musical series or specials both those produced by the Network and those acquired or licensed from third parties. The film library consists of vintage feature films, interstitial material and other programming produced and/or owned by the Network. Film rights included broadcast licenses for films and specialty programming. Other programming and cablecast rights include productions and post-production costs as well as costs to duplicate and edit programs and interstitial materials for broadcasting.

                                                               1999           1998
                                                           ------------   ------------
Prime time series:.......................................  $ 20,803,500   $ 14,578,500
Original programs........................................    10,436,229      8,047,753
Music programs...........................................     1,551,207      1,537,095
Film library.............................................     1,266,667      1,266,667
Other....................................................     1,636,492      1,525,409
                                                           ------------   ------------
                                                             35,694,095     26,955,424
Less accumulated amortization............................   (25,607,399)   (16,867,295)
                                                           ------------   ------------
                                                           $ 10,086,696   $ 10,088,129
                                                           ============   ============
Consisting of:
  Current................................................  $  7,105,280   $  7,300,000
  Long term..............................................     2,981,416      2,788,129
                                                           ------------   ------------
                                                           $ 10,086,696   $ 10,088,129
                                                           ============   ============

                          THE NOSTALGIA NETWORK, INC.

3. PROGRAMMING AND CABLECAST RIGHTS -- (CONCLUDED)
     Estimated future amortization of programming and cablecast rights and maturities of related long-term obligations are approximately as follows:

YEAR                                                   2000         2001        2002
----                                                ----------   ----------   --------
Amortization.....................................   $7,105,280   $2,836,973   $144,443
Obligation maturities............................   $4,810,822   $2,005,164   $130,000

     Nostalgia acquired or produced the following rights and materials during the years ended December 31,

                                                      1999         1998         1997
                                                   ----------   ----------   ----------
Prime time series...............................   $6,225,000   $  255,000   $1,073,500
Original programs...............................    2,388,476    4,162,100    3,532,600
Music programs..................................       14,112           --    1,185,500
Other...........................................      111,083      592,000      254,700
Film rights.....................................           --           --           --
                                                   ----------   ----------   ----------
                                                   $8,738,671   $5,009,100   $6,046,300
                                                   ==========   ==========   ==========

4. NOTES PAYABLE TO RELATED PARTIES

     Notes payable consists of the following:

                                                                1999          1998
                                                             -----------   -----------
Notes payable to Crown Communications Corporation bearing
  interest at 8.50% per annum, compounded monthly, and
  minimum monthly interest payment of $55,000 payable
  commencing on January 31, 2000 through December 31, 2000.
  The principal balance with remaining unpaid interest is
  due on January 1, 2001...................................  $63,997,292   $        --
Notes payable to Concept Communications, Inc. bearing
  interest at 8.50% per annum, compounded monthly, and
  minimum monthly interest payment of $5,000 payable
  commencing on January 31, 2000 through December 31, 2000.
  The principal balance with remaining unpaid interest is
  due on January 1, 2001...................................   21,783,608            --
Notes payable to Concept Communications, Inc. bearing
  interest approximating 7.75% per annum, due upon the
  earlier of an equity investment of not less than the
  amount of the Notes or January 1, 2000...................           --    19,217,867
Notes payable to Crown Communications Corporation bearing
  interest approximating 7.75% per annum, due upon the
  earlier of an equity investment of not less than the
  amount of the Notes or January 1, 2000...................           --    43,310,006

                          THE NOSTALGIA NETWORK, INC.

4. NOTES PAYABLE TO RELATED PARTIES -- (CONCLUDED)

                                                                1999          1998
                                                             -----------   -----------
Subordinated note payable to Atlantic Video in the
  principal amount of $305,000, bearing interest at the
  rate of 2.5% per quarter, compounded quarterly, with
  principal and interest payable on March 31, 2002. The
  note agreement contains certain restrictive covenants
  including limitations on liens, disposition of collateral
  and compliance with related contracts....................      305,000       305,000
                                                             -----------   -----------
                                                             $86,085,900   $62,832,873
                                                             ===========   ===========

     On December 30, 1999, Nostalgia issued two substitution and replacement notes to Crown and Concept in the amounts of $63,997,292 and $21,783,608, respectively. These notes bear interest at 8.5% and require aggregate minimum monthly interest payments of $60,000 with principal and unpaid interest due on January 1, 2001. These notes replace all previously issued notes plus unpaid interests as of December 30, 1999 and are collateralized by substantially all of Nostalgia's assets.

     As of March 20, 2000, Crown made additional loans totaling $3,750,000 to Nostalgia bearing interest at 8.50% to 8.75%. Principal and unpaid interest on these notes are due on January 1, 2001. These loans are also secured by substantially all of Nostalgia's assets.

5. STOCK OPTIONS

     In 1987, Nostalgia's Board of Directors adopted an Employee Stock Option Plan (the "1987 Plan") which provided for discretionary grants to employees, officers or directors employed by Nostalgia or its Parent, as well as other individuals who perform services for Nostalgia. The 1987 Plan has been replaced and no further options may be granted under this Plan. A total of 12,000 options were cancelled during 1998 reducing the total outstanding options from 45,000 at December 31, 1997 to 33,500 at December 31, 1998 with option prices ranging from $0.48 to $1.25 per share. There was no activity during 1999 under this Plan.

     In 1990 Nostalgia's Board of Directors adopted an Incentive and Non-qualified Stock Option Plan (the "1990 Plan") which provides for discretionary grants to employees, officers or directors of Nostalgia. The 1990 Plan has been replaced and no further option may be granted under this Plan. As of the years ended December 31, 1999, 1998, and 1997, 175,000 options were outstanding at exercise price of $0.48 to $1.57.

     In November 1995, Nostalgia's Board of Directors authorized registration of Nostalgia's existing stock option plans and agreements under the Securities Act of 1933 and the establishment of a new stock option plan (the "1996 Plan") which replaced the two existing plans. This action did not result in any additional shares being reserved for options.

     The 1996 Plan provides for all remaining reserved shares under the 1987 and 1990 Plans to be transferred into the 1996 Plan as well as any subsequent cancellations of any options currently outstanding in the 1987 and 1990 Plans. Additionally, the 1996 Plan provides for annual "formula" grants to non-employee directors of 3,000 shares which vest over three years. The 1996 Plan was approved to provide an option plan which

                          THE NOSTALGIA NETWORK, INC.

5. STOCK OPTIONS -- (CONCLUDED)
conforms to current securities law and was adopted by shareholder approval at Nostalgia's 1996 Annual Meeting. Data with respect to stock options under the 1996 Plan are as follows:

                                                    SHARES       OPTIONS       PRICE
                                                   RESERVED    OUTSTANDING   PER SHARE
                                                   ---------   -----------   ----------
Outstanding at January 1, 1998...................  1,053,166      48,000     $0.07 - 0.27
Granted..........................................    (27,000)     27,000      0.07 - 0.27
Canceled.........................................     12,000     (12,000)     0.07 - 0.27
Expired from 1987 Plan...........................     12,000
                                                   ---------     -------
Outstanding at December 31, 1998.................  1,050,166      63,000     $0.07 - 0.27
Exercised........................................                 (1,000)       0.07
Granted..........................................    (27,000)     27,000        0.07
                                                   ---------     -------
Outstanding at December 31, 1999.................  1,023,166      89,000     $0.07 - 0.27
                                                   =========     =======
Exercisable at December 31, 1999.................                 39,000     $0.07 - 0.27
                                                                 =======

     The exercise price of stock options at December 31, 1999 ranged from $1.57 to $0.07 per share with a weighted exercise price and remaining contractual life of $0.25 and 9 years, respectively.

     On May 13, 1996, Nostalgia entered into an agreement with SQuire Rushnell to be employed as Nostalgia's President and Chief Executive Officer. Under the terms of the agreement, Nostalgia entered into a stock option agreement which reserves 839,840 shares of Nostalgia common stock at an exercise price of $0.35, which was equal to the fair market value at the date of grant. The shares vest at a rate of 25.0% each nine months and the options expire at the earliest of
(a) purchase of all shares, (b) 90 days following termination of employment, or
(c) May 12, 2006. At December 31, 1999, 839,840 shares were vested.

     The effects of SFAS 123 are not material to the financial statements for all years presented.

     On January 4, 2000, the Board of Directors approved an agreement and plan of merger with Crown. Such transaction is subject to shareholder approval. Upon consummation of this transaction, Nostalgia will take necessary actions to terminate all outstanding stock options.

6. CAPITAL STRUCTURE

  Preferred Stock

     Each share of preferred stock is convertible into 100 shares of common stock at the option of the holder thereof. Each preferred share is entitled to vote as 100 shares of common stock. Preferred stockholders are entitled to preferential rights on dividends. To date, no dividend have been declared or paid.

7. FEDERAL INCOME TAXES

     Nostalgia has incurred net operating losses since its inception for income tax purposes. Accordingly, since realization of benefits from these losses is not assured, tax benefits were not recorded for financial statement purposes.

     At December 31, 1999, Nostalgia has unused net operating loss carryforwards which will be limited. In accordance with the Internal Revenue Code Section 382, the amount of income that can be offset by net operating losses is limited due to the change in ownership of Nostalgia in 1993. The amount of the limitation is

                          THE NOSTALGIA NETWORK, INC.

7. FEDERAL INCOME TAXES -- (CONCLUDED)
approximately $1,700,000 per year for losses incurred prior to the change of ownership. The net operating loss carryforwards prior to the application of the limitations are as follows:

1999-2000.............................................         87,000
2001..................................................      1,323,000
2002..................................................      3,493,000
2003..................................................      1,725,000
2004..................................................      2,424,000
2005..................................................      3,630,000
2006..................................................      2,786,000
2007..................................................      2,803,000
2008..................................................      2,218,000
2009..................................................      3,719,000
2010..................................................      8,787,000
2011..................................................     13,094,000
2012..................................................     19,644,000
2018..................................................     22,482,000
2019..................................................     22,724,000
                                                         ------------
Total.................................................   $110,939,000

     Under the asset and liability approach specified by Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes", deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the currently enacted tax rates. Deferred tax expense or benefit is the result of the changes in deferred tax assets and liabilities.

     Deferred income taxes arise from the difference between the financial statement and income tax basis of assets and liabilities. Principal items comprising net deferred tax assets as of December 31, 1999 and 1998 are as follows:

                                                               1999           1998
                                                           ------------   ------------
Current:
  Allowance for doubtful accounts........................  $     61,000   $    103,000
  Accrued liabilities and other..........................        75,000         81,000
                                                           ------------   ------------
     Total current deferred tax assets...................       136,000        184,000
                                                           ------------   ------------
Long-Term:
  Net operating loss carryforwards.......................    42,157,000     22,993,000
  Accumulated depreciation and amortization..............      (450,000)      (397,000)
                                                           ------------   ------------
     Total net long-term deferred tax assets.............    41,707,000     29,596,000
                                                           ------------   ------------
     Total net deferred tax assets.......................    41,843,000     29,780,000
     Valuation allowance.................................   (41,843,000)   (29,780,000)
                                                           ------------   ------------
     Net deferred tax asset..............................  $         --   $         --
                                                           ============   ============

     Management believes that a valuation allowance is necessary due to uncertainty regarding the timing and amount of future utilization of net operating loss carryforwards.

                          THE NOSTALGIA NETWORK, INC.

8. RELATED PARTY TRANSACTIONS

  Office Leases

     Nostalgia had a long term lease agreement with an affiliate of Crown and Concept. The lease agreement terminated as of November 30, 1999 and the parties have not yet re-negotiated to extend the lease. Effective December 1999, Nostalgia is renting the office space on a month to month basis. Rental expense under this lease was $215,000, $194,000 and $184,600 for the years ended December 31, 1999, 1998 and 1997, respectively.

     Nostalgia leases office space from Atlantic Video on a month to month basis. Rent expense under this lease for the years ended December 31, 1999, 1998 and 1997 was approximately $47,000.

  Production and Post Production Services

     During 1997, Nostalgia renewed its agreement with Atlantic Video, an entity of which two directors of Nostalgia were officers and directors, including one serving as chairman, during 1999, for studio, production and post-production services. Under the terms of the agreement, Nostalgia is required to purchase a minimum number of hours of such services during each year at specified rates. Nostalgia has agreed to pay a minimum monthly flat fee of $50,000. If Nostalgia does not actually purchase $50,000 of services in a month, the differences can be used as credits for future months when actual expenses exceed the $50,000. Such credit can be applied within the next twelve consecutive months from the month of its origination. The aggregate balance of the credits may not exceed $75,000 at any time. This agreement also provides for master control and uplink services for a flat rate of $43,000 per month. Services rendered to Nostalgia under this agreement amount to $1,126,000, $1,397,000 and $1,525,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

9. COMMITMENTS AND CONTINGENCIES

  Litigation

     On or about September 29, 1989, an action was commenced in the Delaware Court of Chancery for New Castle County. Nostalgia is named as a nominal defendant for purposes of the derivative claims asserted. However, Nostalgia has no liability, and a summary judgment has been entered dismissing all counts in which Nostalgia had been named, although counts against the other individual defendants continue. Nostalgia is required to indemnify the directors and to pay the cost of their defense.

     On February 8, 2000, a law suit was filed in the United States District Court for the Southern District of New York making claims against Nostalgia for breach of contract, interference with contractual relations and business disparagement and injurious falsehood. Nostalgia intends to vigorously defend all claims and file counter suit for damages against the plaintiff. The outcome and the extent of potential liability are unknown at this time.

  Employment Agreements

     On July 1, 1999, Nostalgia entered into an employment agreement with its President for one year with an automatic renewal for one year unless terminated by either party. The agreement provides for an annual salary of $270,000, increasing at a rate of 20.0% for the renewal term. The agreement also provides for annual benchmark bonuses of $80,000 ($100,000 in any renewal term), payable quarterly upon meeting or exceeding certain budgetary goals. The agreement also provides for alternative benchmark bonuses under certain circumstances where some, but not all, criteria applicable to the benchmark bonus have been met.

                          THE NOSTALGIA NETWORK, INC.

9. COMMITMENTS AND CONTINGENCIES -- (CONCLUDED)
  Leases

     Transponder

     Nostalgia leases satellite transponder space and services on a 24-hour per day basis. In connection with Nostalgia's satellite transponder, which launched March 1994, a launch protection fee of $1,000,000 was paid and interest costs of $284,000 were capitalized along with other costs to acquire the transponder. The basic monthly rate is $205,400 for a term spanning the life of the satellite, which is estimated to be 12 years. Expense for satellite transponder space and services was $2,404,800, for 1999, 1998 and 1997.

     Office, Studio, and Equipment

     Nostalgia conducts operations from leased premises which include studio, office, sales and storage facilities. Nostalgia also leases certain production and communication equipment. Generally, the leases provide for renewal for various periods at stipulated rates. Some of the leases provide that Nostalgia pay taxes, maintenance, insurance and other occupancy expenses applicable to the leased premises.

     Lease expense for premises and equipment for 1999, 1998 and 1997, which consisted entirely of minimum rentals, was $274,000, $280,000 and $273,000, respectively. Approximate minimum rental commitments under all non-cancelable leases, including the transponder lease having terms in excess of a year are as follows:

                                                    FACILITY   TRANSMISSION
YEAR ENDING DECEMBER 31,                             LEASES       LEASES        TOTAL
------------------------                            --------   ------------   ----------
2000.............................................     29,000     2,913,000     2,942,000
2001.............................................     29,000     2,892,000     2,921,000
2002.............................................     30,000     2,885,000     2,915,000
2003.............................................     21,000     2,885,000     2,906,000
2004.............................................                2,885,000     2,885,000
Thereafter.......................................         --    10,426,000    10,426,000
                                                    --------    ----------    ----------
                                                    $109,000    24,866,000    24,995,000
                                                    ========    ==========    ==========

  Rating Service Contract

     In 1995, Nostalgia contracted with a service that provides ratings, reports, analysis reports, demographic reports and other special reports. The agreement covered a minimum period of 5 years and required a monthly base charge of approximately $40,000. In November 1999, Nostalgia renegotiated the service agreement to receive partial services throughout the remaining contract term at approximately $9,000 per month.

  Major Customers

     During 1999, 1998, and 1997, three major customers accounted for approximately 35.0%, 28.0%, and 10.0%, respectively, of total revenues.

10. STATEMENTS OF CASH FLOWS

     SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

CASH PAID DURING THE YEAR FOR:                           1999       1998       1997
------------------------------                         --------   --------   --------
Interest.............................................  $720,000   $660,000   $635,000
Income taxes.........................................      None       None       None

                          THE NOSTALGIA NETWORK, INC.

10. STATEMENTS OF CASH FLOWS -- (CONTINUED)
     SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     Fiscal 1999

     Programming acquisition totaling $6,225,000 were financed through vendor debt obligation.

     Interest accrued and payable to Concept and Crown in the amounts of $2,565,740 and $5,687,286, respectively, were re-capitalized into notes payable as part of February 1, 1999, March 27, 1999 and December 30, 1999 re-financings of debt owed to Crown and Concept.

     Fiscal 1998

     Programming acquisitions totaling $830,000 were financed through vendor debt obligations.

     Interest accrued and payable to Concept and Crown in the amounts of $1,105,673 and $1,310,006, respectively, were re-capitalized into notes payable as part of a March 31, 1998 re-financing of debt owed to Crown and Concept.

     Fiscal 1997

     Programming acquisitions totaling $2,659,000 were financed through vendor debt obligations.

     Interest accrued and payable to Concept in the amount of $1,612,194 was re-capitalized into a note payable as part of a March 31, 1997 refinancing of debt owed to Crown and Concept.

       REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE II

Board of Directors of The Nostalgia Network, Inc.

     In connection with our audit of the financial statements of The Nostalgia Network, Inc. in our report dated March 3, 2000, which is included in Form 10-K for the year ended December 31, 1999, we have also audited Schedule II for the year then ended. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

                                          /s/ GRANT THORNTON LLP

Vienna, Virginia
March 3, 2000

                          THE NOSTALGIA NETWORK, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                           BALANCE AT   CHARGED TO   CHARGED TO                BALANCE AT
                                                           BEGINNING    COSTS AND      OTHER      DEDUCTIONS     END OF
                       DESCRIPTION                          OF YEAR      EXPENSES     ACCOUNTS       (1)          YEAR
                       -----------                         ----------   ----------   ----------   ----------   ----------
Year ended December 31, 1997
  Allowance for doubtful accounts receivable.............  $1,154,000    $102,000        $--       $789,000     $467,000
                                                           ==========    ========        ==        ========     ========
Year ended December 31, 1998
  Allowance for doubtful accounts receivable.............  $  467,000    $534,000        $--       $699,000     $302,000
                                                           ==========    ========        ==        ========     ========
Year ended December 31, 1999
  Allowance for doubtful accounts receivable.............  $  302,000    $523,000        $--       $664,000     $161,000
                                                           ==========    ========        ==        ========     ========

---------------
(1) Uncollectible accounts written off.

                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                   ARTICLE I

                                     MERGER

                                                              PAGE
                                                              ----
1.1  The Merger.............................................    1
1.2  Surviving Corporation; Effects of the Merger...........    1
1.3  Effective Time.........................................    1
1.4  Certificate of Incorporation of the Surviving
  Corporation...............................................    1
1.5  Bylaws of the Surviving Corporation....................    1
1.6  Board of Directors and Officers of the Surviving
  Corporation...............................................    1
1.7  Conversion of Shares...................................    2
1.8  Dissenting Shares......................................    2
1.9  Payment for Shares.....................................    2
1.10 No Further Rights or Transfers.........................    3

ARTICLE II
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY
2.1  Corporate Organization.................................    3
2.2  Authorization..........................................    4
2.3  Capitalization of the Company..........................    4
2.4  Certain Fees...........................................    4
2.5  SEC Filings............................................    4
2.6  Consents and Approvals; No Violations..................    4
2.7  No Undisclosed Material Liabilities....................    5
2.8  Proxy Statement; Other Information.....................    5

ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF NAC
3.1  Corporate Organization.................................    5
3.2  Authorization..........................................    5
3.3  Commitments for the Financing..........................    5
3.4  Consents and Approvals; No Violations..................    5
3.5  Proxy Statement; Other Information.....................    6

ARTICLE IV
                            COVENANTS
4.1  Conduct of Business of the Company.....................    6
4.2  No Solicitation........................................    8
4.3  Access to Information..................................    8
4.4  Best Efforts...........................................    9
4.5  Public Announcements...................................    9
4.6  Supplemental Information...............................    9
4.7  Schedule 13E-3 and Proxy Material; Stockholders'
  Meeting...................................................    9
4.8  Agreement to Defend and Indemnify......................   10
4.9  Option Plans...........................................   10
4.10 Deposit of Funds.......................................   11

                                   ARTICLE V

                            CONDITIONS TO THE MERGER

                                                              PAGE
                                                              ----
5.1  Conditions to Each Party's Obligation to Effect the
  Merger....................................................   11
5.2  Conditions to the Obligation of NAC to Effect the
  Merger....................................................   11
5.3  Conditions to the Obligations of the Company to Effect
  the Merger................................................   12

ARTICLE VI
                             CLOSING
6.1  Time and Place.........................................   12
6.2  Deliveries at the Closing..............................   12

ARTICLE VII
                   TERMINATION AND ABANDONMENT
7.1  Termination............................................   12
7.2  Procedure and Effect of Termination....................   13

ARTICLE VIII
                        GENERAL PROVISIONS
8.1  Survival of Representations, Warranties, Covenants and
  Agreements................................................   13
8.2  Amendment, Modification and Waiver.....................   13
8.3  Waiver of Compliance; Consents.........................   13
8.4  Severability...........................................   13
8.5  Fees and Expenses......................................   13
8.6  No Third Party Beneficiaries...........................   14
8.7  Additional Agreements..................................   14
8.8  Notices................................................   14
8.9  Governing Law..........................................   14
8.10 Counterparts...........................................   14
8.11 Headings...............................................   15
8.12 Entire Agreement.......................................   15

EXHIBIT A AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE NOSTALGIA NETWORK, INC.

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made as of the 11th day of January, 2000 by and between (i) THE NOSTALGIA NETWORK, INC., a Delaware corporation (the "Company"), and (ii) NNI ACQUISITION CORPORATION, a Delaware corporation ("NAC").

     WHEREAS, the Boards of Directors of the Company and NAC deem it advisable and in the best interests of the stockholders of such corporations to effect the merger of NAC with and into the Company (the "Merger"), to be consummated upon the terms and conditions set forth in this Agreement and in accordance with the applicable laws of the State of Delaware, whereby the outstanding shares of Common Stock, Four Cents ($0.04) par value, of the Company (the "Common Shares"), and the outstanding shares of Preferred Stock, Two Dollars ($2.00) par value, of the Company (the "Preferred Shares"), other than Common Shares and Preferred Shares held by NAC and other than Dissenting Shares (as defined in Section 1.8 hereof), be converted upon the Merger into the right to receive cash as provided in this Agreement.

     NOW THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                     MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.3 hereof), and subject to the terms and conditions of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), NAC shall be merged with and into the Company, the separate corporate existence of NAC shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation").

     1.2 Surviving Corporation; Effects of the Merger. At the Effective Time, the Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects specified in Section 259 of the DGCL. The name of the Surviving Corporation shall be The Nostalgia Network, Inc.

     1.3 Effective Time. As soon as practicable following the Closing (as defined in Section 6.1 hereof), the parties hereto shall effect the Merger by filing with the Delaware Secretary of State a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the time of such filing being herein referred to as the "Effective Time").

     1.4 Certificate of Incorporation of the Surviving Corporation. At the Effective Time and without any further action on the part of the Company or NAC, the Certificate of Incorporation of the Company shall be amended and restated to read substantially as set forth in Exhibit A to this Agreement. From and after the Effective Time, the Certificate of Incorporation of the Company, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation, subject to the right of the Surviving Corporation to amend its Certificate of Incorporation after the Merger in accordance with the DGCL.

     1.5 Bylaws of the Surviving Corporation. At the Effective Time and without any further action on the part of the Company or NAC, the Bylaws of NAC, as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation.

     1.6 Board of Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their successors shall be duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified.

     1.7 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Each Common Share that is issued and outstanding immediately prior to the Effective Time (other than Common Shares which are Dissenting Shares as defined in Section 1.8 hereof, and any Common Shares which are held by NAC or are held in the treasury of the Company) shall be converted into and represent the right to receive Seven Cents ($0.07) (the "Common Stock Merger Consideration"), in cash payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such Common Share.

          (b) Each Preferred Share that is issued and outstanding immediately prior to the Effective Time (other than Preferred Shares which are Dissenting Shares as defined in Section 1.8 hereof, and any Preferred Shares which are held by NAC or are held in the treasury of the Company) shall be converted into and represent the right to receive Seven Dollars ($7.00) (the "Preferred Stock Merger Consideration"), in cash payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such Preferred Share.

          (c) Each share of Common Share of NAC that is issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive one fully paid and non-assessable share of Common Share, par value $0.01 per share, of the Surviving Corporation, and such shares of Common Share of the Surviving Corporation shall constitute the only issued shares of the Surviving Corporation.

          (d) Each Common Share and Preferred Share owned by NAC, or held in the treasury of the Company, immediately prior to the Effective Time shall be cancelled and cease to exist at and after the Effective Time and no consideration shall be paid with respect thereto.

     1.8 Dissenting Shares. Notwithstanding the provisions of Section 1.7 hereof, or any other provision of this Agreement to the contrary, Common Shares or Preferred Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such Common Shares or Preferred Shares in favor of the Merger and who shall have delivered a written demand for appraisal of such Common Shares or Preferred Shares in the manner provided in Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive cash at or after the Effective Time, unless and until the holder of such Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment under the DGCL. If a holder of Dissenting Shares shall have so failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive cash, without any interest thereon, as provided in Section 1.7(a) or 1.7(b) hereof, as the case may be.

     1.9 Payment for Shares.

     (a) Prior to the Effective Time, NAC shall deposit, or cause to be deposited in trust for the benefit of the Company's stockholders, in immediately available funds with a disbursing agent selected by NAC and reasonably satisfactory to the Company (the "Exchange Agent"), an amount (the "Fund") equal to the sum of (i) the product obtained by multiplying (A) the number of Common Shares issued and outstanding immediately prior to the Effective Time (other than Common Shares which are registered in the name of NAC or held in the treasury of the Company and other than Common Shares which are Dissenting Shares) as reflected on the stock transfer books of the Company immediately prior to the Effective Time by (B) the Common Stock Merger Consideration plus
(ii) the product obtained by multiplying (A) the number of Preferred Shares issued and outstanding immediately prior to the Effective Time (other than Preferred Shares which are registered in the name of NAC or held in the treasury of the Company and other than Preferred Shares which are Dissenting Shares) as reflected on the stock transfer books of the Company immediately prior to the Effective Time by (B) the Preferred Stock Merger Consideration. Out of the fund, the Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Sections 1.7(a) and 1.7(b) hereof.

     (b) As soon as practicable after the Effective Time, the Exchange Agent, pursuant to irrevocable instructions, shall mail to each holder of record (other than NAC) of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding Common Shares or Preferred Shares (the "Certificates"), a notice of effectiveness of the Merger, a form letter of transmittal (the "Letter of Transmittal") for return to the Exchange Agent, and instructions for use in effecting the surrender of the Certificates and to receive cash for each of such holder's Common Shares and Preferred Shares. The notice, Letter of Transmittal and instructions shall be in forms reasonably approved by counsel to the Company. The Letter of Transmittal shall specify that delivery shall be effected and risk of loss and title shall pass, only upon proper delivery to and receipt of such Certificate or Certificates by the Exchange Agent. The Exchange Agent, promptly following receipt of any such Certificate or Certificates, together with the Letter of Transmittal, duly executed, and any other items specified by the Letter of Transmittal, shall pay, by check or draft, to the holders of Certificates an amount equal to the sum of
(i) the product obtained by multiplying (A) the number of Common Shares represented by the Certificate or Certificates so surrendered by (B) Seven Cents ($0.07) plus (ii) the product obtained by multiplying (A) the number of Preferred Shares represented by the Certificate or Certificates so surrendered by (B) Seven Dollars ($7.00). No interest will be paid or accrued on the cash payable upon the surrender of a Certificate or Certificates.

     (c) Any portion of the Fund which remains unclaimed for six (6) months after the Effective Time shall be paid to the Surviving Corporation upon demand, subject to any applicable escheat and other similar laws. Any holders of Certificates who have not theretofore complied with 1.9(b) hereof shall thereafter look only to the Surviving Corporation for payment of their claim for the consideration set forth in Section 1.7 hereof, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Delaware law.

     1.10 No Further Rights or Transfers.

     At and after the Effective Time of the Merger, (i) each holder of a Certificate or Certificates that represented issued and outstanding Common Shares or Preferred Shares immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except for the right to surrender his or her Certificate or Certificates in exchange for the payment provided pursuant to Sections 1.7 and 1.9 hereof, or to perfect his or her right to receive payment for his or her Common Shares or Preferred Shares pursuant to
Section 262 of the DGCL and Section 1.8 hereof, if such holder has validly exercised and perfected and not withdrawn his or her right to receive payment for his or her Common Shares or Preferred Shares, and (ii) no transfer of Common Shares or Preferred Shares outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates formerly representing Common Shares or Preferred Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration set forth in Section 1.7 hereof.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to NAC that:

     2.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. To the best knowledge of the executive officers of the Company, the Company is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or nature of its business activities requires such qualification, except to the extent that the failure to be so qualified or licensed would not have a material adverse effect upon the business, operations or the financial condition, of the Company. There are no corporations, limited liability companies, partnerships, joint venture associations or other entities of which the Company, directly or indirectly, owns or controls more than 10% of the voting securities or other voting interests ("Subsidiary").

     2.2 Authorization. The Company has the necessary corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the requisite vote of the stockholders of the Company). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by NAC, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     2.3 Capitalization of the Company. As of the date hereof, the authorized capital stock of the Company consists of thirty million (30,000,000) shares of Common Stock, Four Cents ($0.04) par value, and one hundred twenty-five thousand (125,000) shares of Preferred Stock, Two Dollars ($2.00) par value. As of the date hereof, there are twenty million two hundred seventy-four thousand four hundred eleven (20,274,411) Common Shares issued and outstanding and three thousand two hundred fifty (3,250) Preferred Shares issued and outstanding. As of the date hereof, there are no Common Shares or Preferred Shares held in the Company's treasury. All of the outstanding Common Shares and Preferred Shares have been validly issued, and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date hereof, two million (2,000,000) Common Shares and no Preferred Shares are issuable upon exercise of options (the "Company Options") under stock option plans of the Company (collectively, the "Option Plans"). A description of the Option Plans and a list of all outstanding options, including the exercise price and other terms thereof, is set forth on Disclosure Schedule 2.3 attached hereto and made a part of hereof. Except as set forth above, as of the date hereof, there are no outstanding options, warrants, subscriptions, conversion or other rights, agreements or commitments obligating the Company to issue any additional shares of the capital stock or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for any shares of the capital stock of the Company.

     2.4 Certain Fees. With the exception of a fee payable to Chatsworth Securities LLC, which has acted as financial advisor to the Company's Board of Directors (including its disinterested directors) pursuant to a letter agreement which has been delivered to NAC, the Company has not employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

     2.5 SEC Filings. To the best knowledge of the executive officers of the Company, the Company has timely made all of its filings required by the Securities and Exchange Commission (the "Commission"). All such filings are true and complete in all material respects.

     2.6 Consents and Approvals; No Violations.

     (a) To the best knowledge of the executive officers of the Company, the Company is not in violation of any applicable law, statute, order, rule or regulation promulgated or judgment entered by any federal, state, local or foreign court or governmental authority relating to or affecting the operation, conduct or ownership of the property or business of the Company, which violation or violations would have a material adverse effect on the business, operations or financial condition of the Company.

     (b) Except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (ii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iii) applicable requirements of state blue sky laws, no filing or registration with, no notice to and no permit, authorization, consent or approval of any public or governmental body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement or to enable the Company to continue to conduct its business after the Effective Time in a manner which is in all material respects consistent with that in which they are presently conducted, except where the failure to make such filing or to obtain such permit, authorization, consent or approval will not have a material adverse effect on the business, operations or financial condition of the Company. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) to the best knowledge of the executive officers of the Company, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults which in the aggregate would not have a material adverse effect on the business, operations or financial condition of the Company.

     2.7 No Undisclosed Material Liabilities. Except for intercompany loans made by Crown Communications Corporation, a Delaware corporation, and except as and to the extent set forth on the audited consolidated balance sheet of the Company at December 31, 1998, including the notes thereto (the "Balance Sheet"), the Company had, at December 31, 1998, no liabilities or obligations material to the Company. Since the date of the Balance Sheet, the Company has not incurred any liabilities material to the Company except (a) liabilities incurred in the ordinary and usual course of business and consistent with past practice and (b) liabilities incurred in connection with this Agreement and the transactions contemplated herein.

     2.8 Proxy Statement; Other Information. None of the information supplied by the Company included in the letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to stockholders of the Company in connection with the Merger (collectively, the "Proxy Statement") or any schedules, including a Schedule 13E-3, required to be filed with the Commission in connection therewith (the "Schedules"), will, as of the date the Proxy Statement is first mailed to such stockholders, and on the date of the special meeting of the Company's stockholders and the date of any adjournment thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement and Schedules will comply as to form in all material respects with all applicable provisions of the Exchange Act.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF NAC

     NAC hereby represents and warrants to the Company that:

     3.1 Corporate Organization. NAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.

     3.2 Authorization. NAC has the necessary, corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by NAC, the performance by NAC, its obligations hereunder and the consummation by NAC of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of NAC, and will have been duly and validly approved by the stockholders of NAC prior to the Effective Time, and no other corporate proceeding on the part of NAC is necessary for the execution and delivery of this Agreement by NAC, the performance of its obligations hereunder and the consummation by NAC of the transactions contemplated hereby. This Agreement has been executed and delivered by NAC and, assuming the due authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of NAC, enforceable against NAC in accordance with its terms.

     3.3 Commitments for the Financing. NAC, or its respective associates or affiliates, has heretofore received commitments to provide sufficient funds to complete the transactions contemplated by this Agreement.

     3.4 Consents and Approvals; No Violations.

     (a) NAC is not in violation of any applicable law, statute, order, rule or regulation promulgated or judgment entered by any federal, state, local or foreign court or governmental authority relating to or affecting the operation, conduct or ownership of the property or business of NAC, which violation or violations would have a material adverse effect on the business, operations or financial condition of NAC.

     (b) Except for applicable requirements of the Exchange Act, state blue sky laws and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing or registration with, no notice to and no permit, authorization, consent or approval of any public or governmental body or authority is necessary for the consummation by NAC of the transactions contemplated by this Agreement or to enable the Surviving Corporation to continue to conduct its business after the Effective Time, except where the failure to make such filing, or to obtain such permit, authorization, consent or approval will not have a material adverse effect on the business, operations, or financial condition of NAC. Neither the execution and delivery of this Agreement by NAC nor the consummation by NAC of the transactions contemplated hereby nor compliance by NAC with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of NAC, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which NAC is a party or by which it or any of its properties or assets may be bound or (iii) to the best knowledge of the executive officers of NAC, violate any order, writ, injunction, decree, statute, rule or regulation applicable to NAC, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults which in the aggregate would not have a material adverse effect on the business, operations or financial condition of NAC.

     3.5 Proxy Statement; Other Information. None of the information supplied by NAC included in the Proxy Statement or any Schedule, or in any amendments or supplements thereto, required to be filed with the Commission in connection therewith, will, as of the date the Proxy Statement is first mailed to stockholders of the Company, and on the date of the meeting of the Company's stockholders and the date of any adjournment thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement and Schedules will comply as to form in all material respects with all applicable provisions of the Exchange Act.

                                   ARTICLE IV

                                   COVENANTS

     4.1 Conduct of Business of the Company. Except as expressly contemplated by this Agreement, including cancellation of Company Options in accordance with
Section 4.9(a) hereof, during the period from the date of this Agreement to the Effective Time, the Company will conduct its operations only in, and the Company shall not take any action except in, the ordinary and usual course of business and consistent with prior practice, and the Company shall use its best efforts to preserve substantially intact its business organization, goodwill, assets, permits and licenses, to keep available the services of its current officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it; to comply in all material respects with all laws, statutes, ordinances, rules and regulations applicable to the Company; and, prior to the Effective Time, the Company covenants and agrees that it will not, without the prior consent of NAC:

          (a) split, combine or reclassify any shares of its capital stock, declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities;

          (b) authorize for issuance, issue, sell, pledge, dispose of or encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class of the Company or any securities convertible into or exercisable or exchangeable for shares of stock of any class of the Company, other than the issuance of shares pursuant to the exercise of Company Options outstanding as of the date hereof;

          (c) except as set forth in Section 4.9 and except in the ordinary and usual course of business and consistent with past practice, incur any material liability or obligation, issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity;

          (d) except as set forth in Section 4.9, adopt or amend any bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement (collectively, "Compensation Plans"), or grant, or become obligated to grant, any general increase in the compensation of officers or employees (including any such increase pursuant to any Compensation Plan) or any increase in the compensation payable or to become payable to any officer, institute any new employee benefit, welfare program or Compensation Plan, make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee;

          (e) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any material investment, either by purchase of stock or securities, contributions to capital, property transfer, or purchase of any material amount of properties or assets of any other individual or entity;

          (f) amend the Certificate of Incorporation or Bylaws of the Company;

          (g) except in the ordinary course of business, and except for settlements made by insurers, enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Company or its properties;

          (h) change in any material respect its accounting methods, principles or practices except as in accordance with United States generally accepted accounting principles, consistently applied ("GAAP");

          (i) revalue any of its assets, including, without limitation, writing off notes or accounts receivable, other than in the ordinary course of business consistent with prior practice;

          (j) create, incur, assume, maintain or permit to exist any lien, pledge, mortgage, security interest, assessment, claim, lease, charge, option, right of first refusal, imperfection of title, easement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation of any kind whatsoever ("Encumbrances") on any real, personal or mixed property, tangible or intangible, including without limitation, any leased property ("Property") of the Company, other than liens for federal, state or local taxes and assessments not yet payable ("Permitted Encumbrances");

          (k) create, incur or assume any indebtedness for borrowed money, including obligations in respect of capital leases, or guarantee any indebtedness for borrowed money or any other obligation of any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental or regulatory authority or other entity ("Person");

          (l) pay or discharge any material claim, liability or Encumbrance (whether absolute, accrued, contingent or otherwise), or waive any right, other than in the ordinary course of business consistent with past practice or pursuant to binding contractual obligations of the Company in existence on the date hereof;

          (m) hire any new employees, agents, independent contractors or consultants, except for those earning less than Fifty Thousand Dollars ($50,000) per annum who are hired in the ordinary course of business consistent with past practice and the then applicable Board of Directors', approved budget;

          (n) authorize or make any capital expenditure inconsistent with the then applicable Board of Directors' approved budget;

          (o) issue or agree to issue any shares of its capital stock or securities exchangeable for or convertible into such capital stock;

          (p) become a party to any agreement, amend or terminate any other agreement, contracts, leases, subleases, licenses, obligations, instruments or other legally binding commitments, arrangements or undertakings of any kind ("Contract"), other than in the ordinary course of business and consistent with past practice and the then applicable Board of Directors' approved budget;

          (q) make any investments in noninvestment grade securities;

          (r) make any loan, advance or capital contribution to or investment by the Company in any Person, except in the ordinary course of business and consistent with past practice;

          (s) file for voluntary bankruptcy or become subject to involuntary bankruptcy proceedings;

          (t) consider or adopt a plan of complete or partial liquidation, dissolution, rehabilitation, restructuring, recapitalization, re-domestication or other reorganization;

          (u) enter into any joint venture, partnership, managing general agency or similar arrangement with any Person;

          (v) take any action or course of action inconsistent with its compliance with the covenants and agreements contained in this Agreement; and

          (w) take or agree to commit to take any action that would make any representation or warranty of the Company contained herein inaccurate in any material respect at the Effective Time or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at such time.

     4.2 No Solicitation. The Company will not, and will use its best efforts to ensure that its officers, directors, representatives or agents shall not, directly or indirectly (i) solicit or initiate (including by way of furnishing any non-public information concerning the Company's business, properties or assets) negotiations with and (ii) subject to the exercise of their fiduciary responsibilities on advice of counsel, participate in any negotiations leading to any proposals or enter into any agreement with any corporation, partnership, person or other entity or group (other than NAC) (the "Third Party") concerning any tender offer, exchange offer, merger, consolidation, sale of substantial assets or of a significant amount of assets, sale of securities, liquidation, dissolution or similar transactions involving the Company (such proposals, announcements or transactions being referred to herein as "Acquisition Proposals"). The Company will promptly inform NAC of any inquiry (including the terms thereof and the identity of the Third Party making such inquiry) which it may receive in respect of an Acquisition Proposal and furnish to NAC a copy of any such inquiry. Nothing contained herein shall be construed to prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a)(2) or (3) promulgated under the Exchange Act or from making such other disclosure to stockholders which, in the judgment of the Board of Directors, on advice of counsel, may be required by law.

     4.3 Access to Information.

     (a) Between the date of this Agreement and the Effective Time, the Company will give NAC and its authorized representatives access during normal business hours to all personnel, offices and other facilities of the Company and to all books and records of the Company and will permit NAC to make such inspections as it may reasonably request and will cause its officers to furnish NAC with such financial and operating data and other information with respect to the business and properties of the Company as NAC may from time to time reasonably request.

     (b) NAC will hold and will cause its representatives (and its affiliates) to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the Company furnished to NAC (or its affiliates) in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) known by NAC or its affiliates (other than affiliates who are directors, officers or employees of the Company) prior to its disclosure to NAC or its affiliates by the Company, (ii) in the public domain through no fault of NAC or its affiliates or (iii) later lawfully acquired by

NAC or its affiliates from other sources) and will not release or disclose such information to any other person, except in connection with this Agreement on a confidential basis to (A) its auditors, attorneys, financial advisors, other consultants and advisors and (B) responsible financial institutions, corporations, partnerships and individuals in connection with the Merger. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information can be shown to have been (i) previously known by NAC or its affiliates (other than affiliates who are directors, officers or employees of the Company) prior to its disclosure to NAC or its affiliates by the Company, (ii) in the public domain through no fault of NAC (or its affiliates) or (iii) later lawfully acquired by NAC (or its affiliates) from other sources, and, if requested by the Company, NAC (or its affiliates) will destroy or return to the Company all copies of written information furnished by the Company to NAC or to NAC's affiliates, agents, representatives or advisors. No investigation or access to information pursuant to this Section 4.3 shall affect any representation or warranty made by the Company.

     4.4 Best Efforts. Upon the terms and subject to the conditions hereof, NAC and the Company agree to use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including providing information necessary for inclusion in the Proxy Statement and Schedules, and shall use their respective best efforts to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are in the opinion of NAC or the Company necessary or desirable in connection with the transactions contemplated by this Agreement, including, without limitation, filings to the extent required under the Exchange Act. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of NAC, the Company and the Surviving Corporation shall take such action.

     4.5 Public Announcements. NAC and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     4.6 Supplemental Information. From time to time prior to the Effective Time, each party hereto will promptly disclose in writing to the other any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be disclosed to such other party.

     4.7 Schedule 13E-3 and Proxy Material; Stockholders' Meeting. NAC and the Company will prepare and file with the Commission the documents, Schedules and amendments and supplements thereto required to be filed with respect to the transactions contemplated by this Agreement. The Company, acting through its Board of Directors, shall cause a meeting of its stockholders to be duly called, give notice of, convene and hold such meeting as soon as practicable for the purpose, inter alia, of approving this Agreement and all actions contemplated hereby which require the approval of the Company's stockholders. The Company will use its best efforts to obtain and furnish the information required to be included by it in any required Proxy Statement and, after consultation with NAC, respond promptly to any comments of the Commission relating to any preliminary proxy material or regarding the transactions contemplated by this Agreement and to cause the Proxy Statement relating to the transactions contemplated by this Agreement to be mailed to its stockholders, all at the earliest practicable time. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement, Schedules or any other filing required to be made with the Commission, each party will promptly inform the other and cooperate in filing with the Commission and/or mailing to stockholders such amendment or supplement. The Proxy Statement, Schedules and all amendments and supplements thereto shall comply with applicable law and be in form and substance satisfactory to NAC and the Company. The Board of Directors of the Company, subject to the exercise of its fiduciary obligations, shall include in the Proxy Statement its recommendation that stockholders of the Company vote in favor of the approval and adoption of the Agreement and take such further actions as NAC may reasonably request in order to secure such approval and adoption. NAC shall cause to be present for the purpose of obtaining a quorum and shall vote, or cause to be voted, all of the Common Shares and Preferred Shares then owned by NAC or its affiliates in favor of the Merger at any meeting of the stockholders of the Company.

     4.8 Agreement to Defend and Indemnify.

     (a) In the event any action, suit, proceeding or investigation relating to the Merger, this Agreement or the transactions contemplated hereby or thereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, each present and former director, officer, employee and agent of the Company (the "Indemnified Parties") against losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments and amounts paid in settlement in connection with any threatened, pending or completed action, suit, claim, proceeding or investigation arising out of or pertaining to any action or omission occurring at or prior to the Effective Time (including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement) to the full extent permitted or required under Delaware law and the Company's Bylaws (and the Company or the Surviving Corporation, as the case may be, will advance expenses to each such person to the full extent so permitted). Neither the Company, the Surviving Corporation nor NAC shall be liable for any settlement effected by such Indemnified Party (or group of Indemnified Parties) unless the Company, the Surviving Corporation or NAC, respectively, have approved such settlement in writing. Any Indemnified Party wishing to claim indemnification under this Section 4.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify, in writing, the Company or the Surviving Corporation and NAC thereof; provided, however, that any failure to so notify the Company or the Surviving Corporation and NAC shall not relieve the Company or the Surviving Corporation and NAC of any obligation to indemnify such Indemnified Party or of any other obligation imposed by this Section 4.8 unless and to the extent such failure to so notify shall prejudice the position of the Company or the Surviving Corporation.

     (b) From the date of this Agreement, the Company or the Surviving Corporation, as the case may be, shall use its best efforts to provide officers' and directors' liability insurance covering the Indemnified Parties who were covered by the Company's officers' and directors' liability insurance on October 21, 1999 or who become officers or directors of the Company after such date and prior to the Effective Time with respect to actions and omissions occurring prior to the Effective Time upon terms no less favorable to the Indemnified Parties than such insurance maintained in effect by the Company on October 21, 1999 in terms of coverage and amounts, subject to the availability of such insurance at a cost not in excess of $82,000 per year, and if the amount of such insurance available for $82,000 per year is less than the amount in effect as of October 21, 1999, the amount of coverage provided will be the maximum amount available for $82,000 per year. The Surviving Corporation shall advise the Indemnified Parties at least annually as to the amount and coverage of such insurance then in effect. Such officers' and directors' liability insurance shall remain in full force and effect until the third anniversary of the Effective Time.

     (c) The covenants contained in this Section 4.8 shall survive the Closing, shall continue without time limit and are intended to benefit the Company and each of the Indemnified Parties. Subject to the requirements of the DGCL, the Certificate of Incorporation and Bylaws of the Company and the Surviving Corporation shall not be amended in a manner which adversely affects the rights of the Indemnified Parties under this Section 4.8.

     4.9 Option Plans. The Company shall take all steps necessary to (a) terminate, to the extent permitted by the terms thereof, the Option Plans immediately prior to the Effective Time, without prejudice to the rights of the holders of Company Options and (b) grant no additional Company Options under the Option Plans. Except as set forth below in this Section 4.9, the Company shall use its best efforts to take all actions necessary as soon a practicable after the date hereof (i) to cause each outstanding Company Option, whether or not exercisable or vested, to be cancelled, as of the Effective Time and (ii) to obtain the consent of each holder of a Company Option (whether or not then exercisable) to the cancellation thereof, to take effect as of the Effective Time. In exchange for the cancellation of each such Company Option, the Company may pay in respect thereof an amount to be mutually agreed upon by NAC and the holders of such Company Options or enter into other arrangements mutually acceptable to NAC and the holders of such Company Options.

     4.10 Deposit of Funds. Not less than ten days prior to the meeting of the Company's stockholders at which this Agreement will be voted upon, NAC shall cause to have deposited with a depository acceptable to the Company funds sufficient to make the payments required by Section 1.9(a) hereof.

                                   ARTICLE V

                            CONDITIONS TO THE MERGER

     5.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the following conditions, which may not be waived:

          (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote or consent, if any, of the stockholders of the Company required by the Company's Certificate of Incorporation and the DGCL;

          (b) No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger; and

          (c) Chatsworth Securities LLC ("Chatsworth") shall have delivered to the Company a written fairness opinion for inclusion in the Proxy Statement, relating to the transactions contemplated by this Agreement.

     5.2 Conditions to the Obligation of NAC to Effect the Merger. The obligations of NAC to effect the merger shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by NAC:

          (a) The Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time;

          (b) The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and shall be deemed to have been made again at and as of the Effective Time and shall then be true and correct in all material respects;

          (c) All licenses, permits, consents or approvals of governmental authorities or agencies necessary to consummate the Merger and to permit the continuance of operations of the Company by the Surviving Corporation thereafter shall have been received and shall be in full force and effect;

          (d) The terms of the Merger shall have been approved by a majority of the Company's disinterested directors;

          (e) The terms of the Merger shall have been approved and recommended by a majority of the Company's Board of Directors;

          (f) The terms of the Merger shall have been approved by a majority of Company's stockholders;

          (g) Stockholders of the Company owning not more than five percent (5%) of the Company's issued and outstanding shares (on an as converted basis) shall have exercised dissenters' rights;

          (h) The Company shall have obtained and provided NAC a written opinion from Chatsworth that the terms of the Merger are fair to the Company's stockholders; and

          (i) The Company shall have obtained any and all regulatory approvals for the consummation of the Merger, and there shall have been no outstanding order of a court of competent jurisdiction enjoining the consummation of the Merger.

     5.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Company:

          (a) NAC shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time; and

          (b) The representations and warranties of NAC contained in this Agreement shall be true as of the date hereof, and shall be deemed to have been made again at and as of the Effective Time and shall then be true and correct in all material respects.

                                   ARTICLE VI

                                    CLOSING

     6.1 Time and Place. Subject to the provisions of Articles V and VII hereof, the closing (the "Closing") of the transactions contemplated hereby shall take place at the offices of Tucker Flyer, 1615 L Street, N.W., Suite 400, Washington, D.C. 20036, at 10:00 A.M., local time, as soon as practicable after the meeting of stockholders referred to in Section 4.7 hereof (the "Closing Date") or at such other place or at such other time as NAC and the Company may mutually agree upon for the Closing to take place.

     6.2 Deliveries at the Closing. At the Closing, the Company and NAC shall cause the Certificate of Merger to be filed and recorded in accordance with the applicable provisions of the DGCL and shall take any and all other lawful actions necessary to cause the Merger to become effective.

                                  ARTICLE VII

                          TERMINATION AND ABANDONMENT

     7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the
Company:

          (a) By mutual consent of the Boards of Directors of NAC and the Company;

          (b) If NAC and the Company shall mutually agree that there shall be threatened, instituted or pending any action, proceeding or counterclaim by or before any court of competent jurisdiction or governmental administrative or regulatory agency or commission which, in the mutual agreement of NAC and the Company, might permanently restrain, enjoin or otherwise prohibit the transactions contemplated by this Agreement;

          (c) By either NAC or the Company:

             (i) If the Effective Time shall not have occurred by June 30, 2000;

             (ii) If a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action which has not been lifted (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

             (iii) If there has been a material failure to perform or comply with any of the covenants, obligations, agreements or conditions required in this Agreement to be performed or complied with by the other party and such nonperformance or noncompliance shall not have been cured or eliminated promptly or by its nature cannot be cured or eliminated promptly; or

             (iv) By either party if the other shall have breached any of its representations or warranties contained in this Agreement, which breach
        (A) is incapable of being cured by the breaching party or (B) would give rise to failure of the conditions set forth in Article V.

     7.2 Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by the Company or NAC or both pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

          (a) Upon request therefor, each party will redeliver any and all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

          (b) No party hereto shall have any liability or further obligation to any other party to this Agreement except that the provisions of this
     Section 7.2 and Sections 4.3(b) and 4.8 hereof, shall remain in full force and effect.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Survival of Representations, Warranties, Covenants and Agreements. The respective representations, warranties, covenants and agreements of the parties hereto, other than those contained in Sections 1.8, 1.9, 4.3(b) and 4.8 hereof, shall not survive the Effective Time.

     8.2 Amendment, Modification and Waiver. Subject to applicable law, this Agreement may not be amended except by written agreement with the approval of the Boards of Directors of NAC and the Company, before or after the meeting of stockholders of the Company, at any time prior to the Effective Time with respect to any of the terms contained herein, except that the price per Common Share or Preferred Share to be paid pursuant to this Agreement to the holders of Common Shares or Preferred Shares shall in no event be decreased and the form of consideration to be received by the holders of such Common Shares or Preferred Shares in the Merger shall in no event be altered without the approval of such holders. The waiver of any term or condition in this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. Any failure or delay on the part of either party in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any other right or power hereunder.

     8.3 Waiver of Compliance; Consents. Any failure of NAC, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the Company or NAC, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of either party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

     8.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     8.5 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

     8.6 No Third Party Beneficiaries. Except for the provisions of this Agreement relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted successors, and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any legal or equitable rights benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     8.7 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.

     8.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made as of (i) the date delivered personally against written receipt or (ii) five days after mailing if mailed by registered or certified mail (return receipt requested); to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to NAC:

           NNI Acquisition Corporation
           c/o Crown Communications Corporation
           650 Massachusetts Avenue, N.W.
           Washington, DC 20001
           Attn: President
           Facsimile: (202) 408-8496

        with a copy under separate cover to:

           Arthur E. Cirulnick, Esquire
           Venable, Baetjer, Howard & Civiletti, LLP
           1615 L Street, N.W., Suite 400
           Washington, D.C. 20036
           Facsimile: (202) 429-3231

          (b) if to the Company:

           The Nostalgia Network, Inc.
           650 Massachusetts Avenue, N.W.
           Washington, D.C. 20001
           Attn: President
           Facsimile: (202) 289-6632

        with a copy under separate cover to:

           Robert Kostecka, Esquire
           Caplan, Buckner, Rohrbaugh & Kostecka Chtd.
           3 Bethesda Metro, Suite 430
           Bethesda, MD 20814
           Facsimile: (301) 718-8358

     8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws rules thereof.

     8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     8.11 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

     8.12 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein, constitutes the entire agreement of the parties hereto in respect of the subject matter contained herein. There are no agreements, restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above on its behalf by its duly authorized officers.

                                          The Nostalgia Network, Inc.

                                          By:    /s/ SQUIRE D. RUSHNELL
                                            ------------------------------------
                                            Name: SQuire D. Rushnell
                                            Title: President and Chief Executive
                                              Officer

                                          NNI ACQUISITION CORPORATION

                                          By:       /s/ DONG MOON JOO
                                            ------------------------------------
                                            Name: Dong Moon Joo
                                            Title: President

                                                                       EXHIBIT A

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                          THE NOSTALGIA NETWORK, INC.

     The Nostalgia Network, Inc., a corporation existing under the laws of the State of Delaware, hereby certifies as follows:

          1.  The name of the corporation is THE NOSTALGIA NETWORK, INC.

          2. The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on July 15, 1987. Certificate of Ownership and Merger was filed with the Secretary of State of the State of Delaware on October 9, 1987 and Certificates of Amendment of the Certificate of Incorporation of this corporation were filed with the Secretary of State of the State of Delaware on October 25, 1990 and June 15, 1992.

          3. This Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation (as previously amended) and has been adopted pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

          4. The Certificate of Incorporation of the corporation is hereby further amended and restated to read in its entirety as follows:

             FIRST:  The name of the corporation is THE NOSTALGIA NETWORK, INC.

             SECOND: The name of the registered agent and the address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 N. Orange Street, Wilmington, Delaware 19801, County of New Castle.

             THIRD: The purposes of the Corporation are to engage in, promote, conduct and carry on any lawful acts or activities for which corporations may be organized under the Delaware General Corporate Law of the State of Delaware, as amended (the "DGCL").

             FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Ten Thousand (10,000) shares of Common Stock, par value One Cent ($0.01) per share.

             FIFTH:  The Corporation is to have perpetual existence.

             SIXTH: The private property or assets of the stockholders of the Corporation shall not to any extent whatsoever be subject to the payment of the debts of the Corporation.

             SEVENTH: Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

             EIGHTH: The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. None of the directors need be a stockholder or a resident of the State of Delaware.

             NINTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. All references in this paragraph to a director shall also be deemed to refer to any other person who, pursuant to a provision of the certificate of incorporation in accordance with Section 141 subsection
        (a) of the DGCL, exercises or performs any of the powers or duties otherwise conferred or imposed upon the board of directors by the DGCL. No amendment to or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

             TENTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized:

                A. To make, amend, alter or repeal the Bylaws of the Corporation;

                B. To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

                C. To set apart out of any funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and to reduce any such reserve in the manner in which it was created; and

                D. To adopt from time to time Bylaw provisions with respect to indemnification of directors, officers, employees, agents and other persons as it shall deem expedient and in the best interests of the Corporation and to the extent permitted by law.

             ELEVENTH: The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

             TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provisions herein contained, in the manner now or hereafter prescribed by statute, and all rights, powers, privileges and discretionary authority granted or conferred herein upon stockholders or directors are granted subject to this reservation.

          5. This Amended and Restated Certificate of Incorporation has been duly approved and adopted by the Board of Directors of this Corporation.

          6. This Amended and Restated Certificate of Incorporation has been duly adopted of the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the DGCL.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed and executed in its corporate name by SQuire D. Rushnell, its President and CEO, and affirmed and acknowledged by
Willard R. Nichols, its Secretary, this      day of                ,      .

                                          THE NOSTALGIA NETWORK, INC.

                                          By:
                                            ------------------------------------
                                          Name: SQuire D. Rushnell
                                          Its: President and CEO

ATTEST:

---------------------------------------------------------
Willard R. Nichols, Secretary

                          THE NOSTALGIA NETWORK, INC.

                             1996 STOCK OPTION PLAN
                           (AS ADOPTED JUNE 5, 1996)

                          THE NOSTALGIA NETWORK, INC.

                             1996 STOCK OPTION PLAN

     1.  PURPOSE AND EFFECT ON FORMER PLANS.

     The purpose of this Plan is to strengthen The Nostalgia Network, Inc. (the "Company"), by providing an incentive to its employees, officers, and directors and thereby encouraging them to devote their abilities and industry to the success of the Company's business enterprise. It is intended that this purpose be achieved by extending to employees, officers, and directors of the Company and its Subsidiaries an added long-term incentive for high levels of performance and unusual efforts through the grant of Incentive Stock Options and Nonqualified Stock Options. After the Effective Date of this Plan, no further awards shall be made under The Nostalgia Network, Inc. 1987 Stock Option Plan or The Nostalgia Network, Inc. Incentive and Nonqualified Stock Option Plan (1990) (collectively, the "Former Plans"). Each award outstanding under a Former Plan as of the Effective Date of this Plan shall remain outstanding and continue to be subject to the terms of the Former Plan and the award agreement under which such award was granted. Each Share that is available for the granting of new awards under either of the Former Plans as of the Effective Date of this Plan and each Share that is the subject of an award under either of the Former Plans but is not issued prior to the time that such award expires or otherwise terminates shall, after the Effective Date of this Plan, not be available for the granting of awards under either of the Former Plans, but shall instead be available for the granting of Options under this Plan.

     2.  DEFINITIONS.

     For purposes of the Plan:

     2.1 "Adjusted Fair Market Value" means, in the event of a Change in Control, the greater of (i) the highest price per Share paid to holders of the Shares in any transaction (or series of transactions) constituting or resulting in a Change in Control or (ii) the highest Fair Market Value of a Share during the ninety (90) day period ending on the date of a Change in Control.

     2.2 "Agreement" means the written agreement between the Company and an Optionee evidencing the grant of an Option.

     2.3  "Board" means the Board of Directors of the Company.

     2.4  "Cause" means:

          (a) for purposes of Section 6.4, the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Subsidiary, and

          (b) for all other purposes, unless otherwise defined in the Agreement evidencing a particular Option, an Eligible Individual's (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries thereof which transaction is adverse to the interests of the Company or any of its Subsidiaries and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

     2.5 "Change in Capitalization" means any increase or reduction in the number of Shares, or any change (including, but not limited to, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

     2.6 A "Change in Control" shall mean the occurrence during the term of the Plan of:

          (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than Concept Communications Corp. or any of its affiliates, collectively, "Concept"), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of
     (i) thirty percent (30%) or more of the combined voting power of the Company's then outstanding Voting Securities and (ii) a number of Voting Securities greater than the aggregate number of Voting Securities then Beneficially Owned by Concept; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary") (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

          (b) The individuals who, as of June 5, 1996 are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-l 1 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

          (c) Approval by stockholders of the Company of:

             (i) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of the Company where:

                (A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

                (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and

                (C) no Person other than (i) the Company, (ii) any Subsidiary,
           (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities), has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities.

             (ii) A complete liquidation or dissolution of the Company; or

             (iii) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

     2.7  "Code" means the Internal Revenue Code of 1986, as amended.

     2.8 "Committee" means a committee, as described in Section 3.1, appointed by the Board to administer the Plan and to perform the functions set forth herein.

     2.9  "Company" means The Nostalgia Network, Inc.

     2.10  "Director Option" means an Option granted pursuant to Section 6.

     2.11 "Disability" means a physical or mental infirmity which impairs the Optionee's ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

     2.12 "Disinterested Director" means a director of the Company who is "disinterested" within the meaning of Rule 16b-3 under the Exchange Act.

     2.13 "Effective Date" means the effective date of the Plan as determined by the Board pursuant to Section 19.

     2.14 "Eligible Individual" means any director (other than a Nonemployee Director), officer or employee of the Company or a Subsidiary, or any consultant or advisor who is receiving cash compensation from the Company or a Subsidiary, designated by the Committee as eligible to receive Options subject to the conditions set forth herein.

     2.15  "Employee Option" means an Option granted pursuant to Section 5.

     2.16  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     2.17 "Fair Market Value" on any date means the average of the high and low sales prices of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the arithmetic mean of the per Share highest bid price and per Share lowest asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to Shares on such date, the Fair Market Value shall be the value established by the Board in good faith and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code.

     2.18 "Former Plans" means The Nostalgia Network, Inc. 1987 Stock Option Plan and The Nostalgia Network, Inc. Incentive and Nonqualified Stock Option Plan (1990), collectively.

     2.19 "Incentive Stock Option" means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

     2.20 "Nonemployee Director" means a director of the Company who is not an employee of the Company or any Subsidiary.

     2.21 "Nonqualified Stock Option" means an Option which is not an Incentive Stock Option.

     2.22 "Option" means a Nonqualified Stock Option, an Incentive Stock Option, a Director Option, or any or all of them.

     2.23 "Optionee" means a person to whom an Option has been granted under the Plan.

     2.24 "Parent" means any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) with respect to the Company.

     2.25  "Plan" means The Nostalgia Network, Inc. 1995 Stock Option Plan.

     2.26 "Pooling Transaction" means an acquisition of the Company in a transaction which is intended to be treated as a "pooling of interests" under generally accepted accounting principles.

     2.27 "Shares" means the common stock, par value $.04 per share of the Company.

     2.28 "Subsidiary" means any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) with respect to the Company.

     2.29 "Successor Corporation" means a corporation, or a parent or subsidiary thereof within the meaning of Section 424(a) of the Code, which issues or assumes a stock option in a transaction to which Section 424(a) of the Code applies.

     2.30 "Ten-Percent Stockholder" means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a Parent or a Subsidiary.

     3.  ADMINISTRATION.

     3.1 The Plan shall be administered by the Committee which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. A quorum shall consist of a majority of the members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. The Committee shall consist of at least two (2) directors of the Company each of whom shall be a Disinterested Director. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

     3.2 Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

          (a) determine those Eligible Individuals to whom Employee Options shall be granted under the Plan and the number of such Employee Options to be granted and to prescribe the terms and conditions (which need not be identical) of each such Employee Option, including the purchase price per Share subject to each Employee Option, and make any amendment or modification to any Option Agreement consistent with the terms of the Plan;

          (b) to construe and interpret the Plan and the Options granted hereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable so that the Plan complies with applicable law including Rule 16b-3 under the Exchange Act and the Code to the extent applicable, and otherwise to make the Plan fully effective. All decisions and determinations by the

     Committee in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Optionees, and all other persons having any interest therein;

          (c) to determine the duration and purposes for leaves of absence which may be granted to an Optionee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

          (d) to exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

          (e) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

     4.  Stock Subject to the Plan.

     4.1 The maximum number of Shares that may be made the subject of Options granted under this Plan is the aggregate number of Shares that would have been available for new awards under the Former Plans after the Effective Date of this Plan (but for the prospective termination of the Former Plans), including the Shares that were available for new grants under each of the Former Plans as of the Effective Date of this Plan and the Shares that are subject to awards granted under either of the Former Plans which Shares are not issued prior to the expiration or other termination of such awards (including Shares subject to awards that expire or terminate after the expiration of the term of a Former
Plan). Upon a Change in Capitalization the maximum number of Shares shall be adjusted in number and kind pursuant to Section 9. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company's treasury, or partly out of each, such number of Shares as shall be determined by the Board.

     4.2  Upon the granting of an Option, the number of Shares available under
Section 4.1 for the granting of further Options shall be reduced by the number of Shares subject to such Option.

     4.3 Whenever any outstanding Option or portion thereof expires, is canceled or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option (including any outstanding Options under either of the Former Plans), the Shares allocable to the expired, canceled or otherwise terminated portion of the Option may again be the subject of Options granted hereunder.

     4.4 Notwithstanding anything contained in this Section 4, the number of Shares available for Options at any time under the Plan shall be reduced to such lesser amount as may be required pursuant to the methods of calculation necessary so that the exemptions provided pursuant to Rule 16b-3 under the Exchange Act will continue to be available for transactions involving all current and future Options. In addition, during the period that any Options remain outstanding under the Plan, the Committee may make good faith adjustments with respect to the number of Shares attributable to such Options for purposes of calculating the maximum number of Shares available for the granting of future Options under the Plan, provided that following such adjustments the exemptions provided pursuant to Rule 16b-3 under the Exchange Act will continue to be available for transactions involving all current and future Options.

     5.  Option Grants for Eligible Individuals.

     5.1 Authority of Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Employee Options, the terms and conditions of which shall be set forth in an Agreement.

     5.2 Purchase Price. The purchase price or the manner in which the purchase price is to be determined for Shares under each Employee Option shall be determined by the Committee and set forth in the Agreement; provided, however, that the purchase price per Share under each Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share on the date the Incentive Stock Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

     5.3 Maximum Duration. Employee Options granted hereunder shall be for such term as the Committee shall determine, provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and a Nonqualified Stock Option shall not be exercisable after the expiration of ten
(10) years from the date it is granted. The Committee may, subsequent to the granting of any Employee Option, extend the term thereof but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

     5.4 Vesting. Subject to Section 7.4, each Employee Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Employee Option expires. The Committee may accelerate the exerciseability of any Employee Option or portion thereof at any time.

     5.5 Modification. No modification of an Employee Option shall adversely alter or impair any rights or obligations under the Employee Option without the Optionee's consent.

     6.  Option Grants for Nonemployee Directors.

     6.1 Grant. Director Options shall be granted to each Nonemployee Director on the first business day of August of each year that the Plan is in effect. Each Director Option granted shall be in respect of 3,000 Shares. Such Options shall be evidenced by an Agreement containing such other terms and conditions not inconsistent with the provisions of this Plan as determined by the Board; provided, however, that such terms shall not vary the price, amount or timing of Director Options provided under this Section 6, including provisions dealing with vesting, forfeiture and termination of such Director Options.

     6.2 Purchase Price. The purchase price for Shares under each Director Option shall be equal to 100% of the Fair Market Value of such Shares on the date immediately preceding the date of grant.

     6.3 Vesting. Subject to Sections 6.4 and 7.4, each Director Option shall become exercisable with respect to 33 1/3% of the Shares subject thereto effective as of each of the first, second, and third anniversaries of the grant date; provided, however, that the Optionee continues to serve as a Director as of such dates. If an Optionee ceases to serve as a Director for any reason, the Optionee shall have no rights with respect to that portion of a Director Option which has not then vested pursuant to the preceding sentence and the Optionee shall automatically forfeit that portion of the Director Option which remains unvested.

     6.4 Duration. Each Director Option shall terminate on the date which is the tenth anniversary of the grant date, unless terminated earlier as follows:

          (a) If an Optionee's service as a Director terminates for any reason other than Disability, death or Cause, the Optionee may for a period of three (3) months after such termination exercise his or her Option to the extent, and only to the extent, that such Option or portion thereof was vested and exercisable as of the date the Optionee's service as a Director terminated, after which time the Option shall automatically terminate in full.

          (b) If an Optionee's service as a Director terminates by reason of the Optionee's resignation or removal from the Board due to Disability, the Optionee may, for a period of one (1) year after such termination, exercise his or her Option to the extent, and only to the extent, that such Option or portion thereof was vested and exercisable, as of the date the Optionee's service as Director terminated, after which time the Option shall automatically terminate in full.

          (c) If an Optionee's service as a Director terminates for Cause, the Option granted to the Optionee hereunder shall immediately terminate in full and no rights thereunder may be exercised.

          (d) If an Optionee dies while a Director or within three (3) months after termination of service as a Director as described in clause (a) of this Section 6.4 or within twelve (12) months after termination of service as a Director as described in clause (b) of this Section 6.4, the Option granted to the Optionee may be exercised at any time within twelve (12) months after the Optionee's death by the person or persons to whom such rights under the Option shall pass by will, or by the laws of descent or distribution, after which time the Option shall terminate in full; provided, however, that an Option may be exercised to the extent, and only to the extent, that the Option or portion thereof was exercisable on the date of death or earlier termination of the Optionee's services as a Director.

     6.5 Limitations on Amendment. The provisions in this Section 6 shall not be amended more than once every six months, other than to comport with changes in the Code or the rules and regulations thereunder.

     7.  TERMS AND CONDITIONS APPLICABLE TO ALL OPTIONS.

     7.1 Non-Transferability. No Option granted hereunder shall be transferable by the Optionee to whom granted except by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. The terms of such Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

     7.2 Method of Exercise. The exercise of an Option shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company's principal executive office, specifying the number of shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid in full in cash upon such exercise. Notwithstanding the foregoing, the Committee shall have discretion to determine at the time of grant of each Employee Option or at any later date (up to and including the date of exercise) that the form of payment acceptable in respect of the exercise of such Employee Option may consist of either of the following (or any combination thereof): (i) cash or
(ii) the transfer of Shares to the Company upon such terms and conditions as determined by the Committee. Any Shares transferred to the Company as payment of the purchase price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. In addition, both Employee Options and Director Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures (other than Share withholding) which are, from time to time, deemed acceptable by the Committee. The Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

     7.3 Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (i) the Option shall have been exercised pursuant to the terms thereof, (ii) the Company shall have issued and delivered Shares to the Optionee and (iii) the Optionee's name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend, and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

     7.4 Effect of Change in Control. In the event of a Change in Control, all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable. In addition, to the extent set forth in an Agreement evidencing the grant of an Employee Option, an Optionee will be permitted to surrender for cancellation within sixty (60) days after such Change in Control any Employee Option or portion of an Employee Option to the extent not yet exercised and the Optionee will be entitled to receive a cash payment in an amount equal to the excess, if any, of (x) (A) in the case of a Nonqualified Stock Option, the greater of (1) the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Employee Option or portion thereof surrendered or (2) the Adjusted Fair Market Value of the Shares subject to the Employee Option or portion thereof surrendered or (B) in the case of an Incentive Stock Option, the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Employee Option or portion thereof surrendered, over (y) the aggregate purchase price for such Shares under the Employee Option or portion thereof surrendered; provided, however, that in the case of an Employee Option granted within six (6) months prior to the Change in Control to any Optionee who may be subject to liability under Section 16(b) of the Exchange Act, such Optionee shall be entitled to surrender for cancellation his or her Employee Option during the sixty (60) day period commencing upon the expiration of six (6) months from the date of grant of any such Employee Option. In the event an Optionee's employment with, or service as a Director of, the Company is terminated by the Company following a Change in Control each Option held by the Optionee that was exercisable as of the date of termination of the Optionee's employment or service shall remain exercisable for a period ending not before the earlier of the first anniversary of the termination of the Optionee's employment or service or the expiration of the stated term of the Option.

     8.  EFFECT OF A TERMINATION OF EMPLOYMENT.

     The Agreement evidencing the grant of each Option shall set forth the terms and conditions applicable to such Option upon a termination or change in the status of the employment of the Optionee by the Company, a Subsidiary or a Division (including a termination or change by reason of the sale of a Subsidiary or a Division), which, except for Director Options, shall be as the Committee may, in its discretion, determine at the time the Option is granted or thereafter.

     9.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

     9.1 In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to the (i) maximum number and class of Shares or other stock or securities with respect to which Options may be granted under the Plan, (ii) maximum number and class of Shares or other stock or securities with respect to which Options may be granted to any Eligible Individual during the term of the Plan, (iii) the number and class of Shares or other stock or securities which are subject to outstanding Options granted under the Plan and the purchase price therefor, if applicable, and (iv) the number and class of Shares or other securities in respect of which Director Options are to be granted under Section 6.

     9.2 Any such adjustment in the Shares or other stock or securities subject to outstanding Incentive Stock Options (including any adjustments in the purchase price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

     9.3 If, by reason of a Change in Capitalization, or an Optionee shall be entitled to exercise an Option with respect to new, additional or different shares of stock or securities, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Option prior to such Change in Capitalization.

     10. EFFECT OF CERTAIN TRANSACTIONS. Subject to Sections 7.4 or as otherwise provided in an Agreement, in the event of (i) the liquidation or dissolution of the Company or (ii) a merger or consolidation of the Company (a "Transaction"), the Plan and the Options issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction each Optionee shall be entitled to receive in respect of each Share subject to any outstanding Options, as the case may be, upon exercise of any such Option, the same number and kind of stock, securities, cash, property, or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options prior to such Transaction.

     11.  INTERPRETATION.

     11.1 The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

     11.2 The Director Options described in Section 6 are intended to qualify as formula awards under Rule 16b-3 promulgated under the Exchange Act (thereby preserving the disinterested status of Nonemployee Directors receiving such awards) and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with the foregoing intent shall be inoperative and shall not affect the validity of the Plan.

     12.  POOLING TRANSACTIONS.

     Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event of a Change in Control which is also intended to constitute a Pooling Transaction, the Committee shall take such actions, if any, which are specifically recommended by an independent accounting firm retained by the Company to the extent reasonably necessary in order to assure that the Pooling Transaction will qualify as such, including but not limited to (i) deferring the vesting, exercise, payment or settlement with respect to any Option, (ii) providing that the payment or settlement in respect of any Option be made in the form of cash, Shares or securities of a successor or acquirer of the Company, or a combination of the foregoing and (iii) providing for the extension of the term of any Option to the extent necessary to accommodate the foregoing, but not beyond the maximum term permitted for any Option.

     13.  TERMINATION AND AMENDMENT OF THE PLAN.

     The Plan shall terminate on the day preceding the tenth anniversary of the date of its adoption by the Board and no Option may be granted thereafter. Subject to Section 6.5, the Board may sooner terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

          (a) No such amendment, modification, suspension or termination shall impair or adversely alter any Options theretofore granted under the Plan, except with the consent of the Optionee, nor shall any amendment, modification, suspension or termination deprive any Optionee of any Shares which he or she may have acquired through or as a result of the Plan; and

          (b) To the extent necessary under Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder or other applicable law, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law and regulations.

     14.  NON-EXCLUSIVITY OF THE PLAN.

     The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

     15.  LIMITATION OF LIABILITY.

     As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

          (i) give any person any right to be granted an Option other than at the sole discretion of the Committee (except to the extent provided in Section 6 hereof);

          (ii) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

          (iii) limit in any way the right of the Company to terminate the employment of any person at any time; or

          (iv) be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

     16.  REGULATIONS AND OTHER APPROVALS; GOVERNING LAW.

     16.1 Except as to matters of federal law, this Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

     16.2 The obligation of the Company to sell or deliver Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

     16.3 The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

     16.4 Each Option is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or the issuance of Shares, no Options shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

     16.5 Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Option granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately legended to reflect their status as restricted securities as aforesaid.

     17.  MULTIPLE AGREEMENTS.

     The terms of each Option may differ from other Options granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Eligible Individual.

     18.  WITHHOLDING OF TAXES.

     18.1 At such times as an Optionee recognizes taxable income in connection with the receipt of Shares or cash hereunder (a "Taxable Event"), the Optionee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the "Withholding Taxes") prior to the issuance, or release from escrow, of such Shares or the payment of such cash. The Company shall have the right to deduct from any payment of cash to an Optionee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. In satisfaction of the obligation to pay Withholding Taxes to the Company, the Optionee may make a written election (the "Tax Election"), which may be accepted or rejected in the discretion of the Committee to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value, on the date preceding the date of such issuance, equal to the Withholding Taxes, provided that in respect of an Optionee who may be subject to liability under Section 16(b) of the Exchange Act either: (i) (A) the Tax Election is made at least six (6) months prior to the date of the Taxable Event and (B) the Tax Election is irrevocable with respect to all Taxable Events of a similar nature occurring prior to the expiration of six (6) months following a revocation of the Tax Election; or (ii) (A) the Optionee makes the Tax Election at least six (6) months after the date the Option was granted, (B) the Option is exercised during the ten (10) day period beginning on the third business day and ending on the twelfth business day following the release for publication of the Company's quarterly or annual statement of sales and earnings (a "Window Period") and (C) the Tax Election is made during the Window Period in which the related Option is exercised or prior to such Window Period and subsequent to the immediately preceding Window Period. Notwithstanding the foregoing, the Committee may, by the adoption of rules or otherwise, (i) modify the provisions of this Section 18.1 (other than as regards Director Options) or impose such other restrictions or limitations on Tax Elections as may be necessary to ensure that the Tax Elections will be exempt transactions under Section 16(b) of the Exchange Act, and (ii) permit Tax Elections to be made at such other times and subject to such other conditions as the Committee determines will constitute exempt transactions under Section 16(b) of the Exchange Act.

     18.2 If an Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

     19.  EFFECTIVE DATE

     The effective date of the Plan shall be as determined by the Board, subject only to the approval by the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of stockholders duly held in accordance with the applicable laws of the State of Delaware within twelve (12) months of the adoption of the Plan by the Board.

                          THE NOSTALGIA NETWORK, INC.

                             STOCK OPTION AGREEMENT

     This Stock Option Agreement (this "Agreement") is made as of the
               day of             , 1998, by and between The Nostalgia Network,
Inc. (the "Company"), a Delaware corporation, and,               , a member of
the Company's Board of Directors (the "Director").

                              W I T N E S S E T H:

     A. The Board of Directors of the Company (the "Board") has adopted The Nostalgia Network, Inc. 1996 Stock Option Plan (the "Plan") for the purpose of providing an incentive to selected directors, officers and employees of the Company and encouraging them to devote their abilities and industries to the success of the Company. Unless otherwise defined herein, capitalized terms shall have the same meaning as in the Plan.

     B. The Plan provides for the grant of an option to Director as provided herein.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. GRANT OF OPTION. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and the Plan, a copy of which is attached hereto, the Company hereby grants to Director, as of the Grant Date, an option (the "Option") to purchase up to 3,000 shares (the "Shares") of the common stock, par value $.04 per share, of the Company from time to time during the Option Term (as defined in Section 3 hereof) at the Exercise Price provided for herein.

     2. EXERCISE PRICE.  The price at which Director shall be entitled to
purchase Shares upon the exercise of this Option shall be $     per share.

     3. OPTION TERM.  The term of the Option (the "Option Term") shall commence
on                (the "Grant Date") and, unless earlier terminated in
accordance with the terms of the Plan or this Agreement, shall terminate at 5:00
p.m., Washington, D.C. time, on                (the "Expiration Date"). Upon the
Expiration Date or earlier termination of this Option as provided herein, the Option shall expire, cease to be exercisable and be of no further force or effect except as may be expressly provided herein.

     4. OPTION NONTRANSFERABLE. Neither this Agreement nor Director's rights hereunder shall be transferable nor assignable by Director other than by will or by the laws of descent and distribution, and the Option may be exercised, during Director's lifetime, only by Director.

     5. EXERCISE. Unless otherwise provided in this Agreement or the Plan, the Option shall entitle Director to purchase in whole at any time or in part from
time to time, 1,000 of the Shares beginning on                , an additional
1,000 of the Shares beginning on                and an additional 1,000 of the
Shares beginning on                . Each such right of purchase shall be
cumulative and shall continue, unless sooner exercised or terminated as herein provided, during the remainder of the Option Term. Exercisable installments may be exercised in whole or in part and, to the extent not exercised, shall be exercisable at any time on or before the Expiration Date or earlier termination of the Option Term. This Option shall be subject in all respects to the Plan.

     6. TERMINATION. The Option shall terminate prior to the Expiration Date as follows:

          (a) If the Director ceases to be a member of the Board (a "Termination") and the Termination is for any reason other than Disability, death or Cause, the Director may, for a period of three (3) months after the Termination, exercise the Option provided, and only to the extent that, the Option or portion thereof is vested and exercisable as of the date of the Termination after which time the Option shall terminate in full.

          (b) If the Termination is by resignation or removal due to Disability, the Director may, for a period of one (1) year after the Termination, exercise the Option provided, and only to the extent that, the Option or portion thereof is vested and exercisable, as of the date of the Termination, after which time the Option shall terminate in full.

          (c) If the Termination is for Cause, the Option shall terminate immediately in full.

          (d) If Termination is the result of death while a Director or within three (3) months after Termination other than for Disability or Cause or within twelve (12) months after Termination by reason of the Director's resignation or removal from the Board due to Disability, the Option may be exercised at any time within twelve (12) months after the Director's death by Director's legal representative provided, and only to the extent that, the Option or portion thereof is vested and exercisable on the date of Termination.

     7.  MANNER OF EXERCISE.

     To exercise this Option with respect to all or any part of the Shares for which this Option is then exercisable, Director must take the following actions (in addition to any specified in the Plan):

          (a) Provide the Secretary of the Company with ten (10) days written notice of such exercise, by providing to the Company a fully completed and executed Option Exercise Form a copy of which is attached hereto;

          (b) Furnish to the Company appropriate documentation that the person exercising the Option, if other than Director, has the right to exercise this Option on behalf of and for Director;

          (c) If requested, deliver to the Company a signed statement, in a form satisfactory to the Company, confirming that each of the representations, warranties, acknowledgments and agreements contained in paragraph 15 hereof is true as to Director as of the date of exercise;

          (d) Furnish to the Company such additional agreements, undertakings, documents or information as the Company or its counsel may reasonably request.

     8. LIABILITY OF COMPANY. The inability of the Company to obtain approval, after the Company exercises its reasonable efforts to obtain such approval, from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this Option shall relieve the Company of any liability in respect of its failure to deliver and sell the Shares as to which such approval shall not have been obtained.

     9. SUCCESSORS AND ASSIGNS. Subject to the terms of the Plan, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, devisees, legal representatives and assigns of Director, and the successors and assigns of the Company.

     10. CONSTRUCTION. This Agreement and this Option are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan.

     11. GOVERNING LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware.

     12. STOCKHOLDER RIGHTS. Neither the Director, nor any person who succeeds to the Option by will or by the laws of descent and distribution, shall have any rights of a stockholder of the Company with respect to any Shares to be delivered upon exercise of the Option unless, and only to the extent that, the Option shall have been duly and lawfully exercised in accordance with all requirements for exercise of the Option pursuant to its terms, this Agreement and/or the Plan.

     13. NOTICES. Except as otherwise provided herein, all notices to the Company shall be addressed to the Secretary of the Company at the principal office of the Company, and all notices to Director shall be addressed to Director at the address of Director on file with the Company or its Subsidiaries, or to such other address as either party may designate to the other in writing. A notice shall be deemed to be given if and when enclosed in a properly addressed sealed envelope deposited, first class postage prepaid, with the United States Postal Service. In lieu of giving notice by mail, written notices under this Agreement may be given by personal delivery to Director or to the Secretary of the Company (as the case may be) or by facsimile at the last known facsimile number designated by either party. Notices given by facsimile shall be deemed given upon receipt of facsimile confirmation.

     14. SEVERABILITY. In the event any provision of this Agreement (or any part thereof) is, or is for any reason adjudged to be, void, unlawful, unenforceable or invalid, then disregarding such provision or provisions (or any void, unlawful, unenforceable or invalid part thereof), the remaining provisions hereof shall be valid and be carried into full force and effect.

     15.  REPRESENTATIONS AND WARRANTIES OF DIRECTOR.

     Director hereby represents, warrants and acknowledges to the Company as follows:

          (a) As of the Grant Date, Director does not own, directly or indirectly, more than ten percent (10%) of the total combined voting power or value of all classes of voting stock of the Company.

          (b) Director will acquire and hold the Shares purchased on exercise of this Option for his or her own account and not with the view to the resale or distribution thereof, except for resales or distributions in accordance with federal and state securities laws, and that Director will not directly or indirectly transfer all, any portion of, or any interest in, any Shares acquired pursuant to the exercise of this Option (or solicit an offer to transfer all or any portion thereof), except pursuant to either (i) an effective and current registration statement (a "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), or (ii) an applicable exemption from the registration requirements of the Act the availability of which exemption shall, at the option of the Company, be confirmed by an opinion of counsel for the Director in form and substance satisfactory to the Company and its counsel.

          (c) Director acknowledges that (i) this Option may not be exercised unless the Shares are the subject of a Registration Statement or an exemption from registration under the Act is available; (ii) the Shares must be held indefinitely unless registered or an exemption from registration is available under the Act and any applicable state securities laws; (iii) the Company is under no obligation to register the Shares or to comply with any exemption from registration, including those portions of Rule 144 under the Act ("Rule 144") to be complied with by the transferor of the Shares; (iv) if Rule 144 is available for sales of the Shares (and there is no assurance that Director will be able to sell under Rule 144), such sales in reliance upon Rule 144 may be made only after the Shares have been held for the requisite holding period and may also be subject to the volume limitations of Rule 144; and (v) Director must continue to bear the economic risk of an investment in the Shares for an indefinite period of time after the exercise of this Option.

          (d) Director acknowledges that all certificates representing shares transferred pursuant to this Agreement, unless subject to a Registration Statement, will bear the following restrictive legend:

             "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred or hypothecated without prior registration under said Act or any exemption therefrom established to the satisfaction of the issuer."

          (e) Director acknowledges that if counsel advises the Company that registration of the Shares under the Act or that listing of the Shares on any exchange is required prior to delivery thereof, the Company shall not be required to deliver the Shares unless and until the Company is advised by its counsel that registration and/or listing has been completed and is effective. Director understands that the Company is under no obligation to effectuate such registration or listing and may issue stop transfer instructions to its transfer agent with respect to the Shares delivered upon exercise of this Option.

     17. MISCELLANEOUS. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, subject to the provisions of the Plan. Any prior agreements, promises, understandings, representations or warranties relating to the subject matter hereof are of no force or effect. Paragraph headings in this Agreement are for convenience and are not a part of the agreement of the parties, and shall not be used in the construction hereof. Whenever the context of this Agreement requires, references to the singular shall be deemed to include the plural and the plural the singular, and the masculine the feminine, and the feminine the masculine.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate on its behalf by its duly authorized officer and Director has also executed this Agreement in duplicate, all as of the day and year first above written.

                                          THE NOSTALGIA NETWORK, INC.

                                          By:
                                          --------------------------------------

                                          Its
                                          --------------------------------------

                                          DIRECTOR

                                          --------------------------------------

                          THE NOSTALGIA NETWORK, INC.

                      1996, 1990, 1987 STOCK OPTION PLANS

                                                                                  VESTING                OPTIONS       OPTIONS
                         STATUS OF   DATE OF    EXPIRATION             EXERCISE   PERIOD     OPTIONS    EXPIRED OR    CURRENTLY
RECIPIENT                 EMPLOY.     GRANT        DATE      SHARES     PRICE     (YEARS)   EXERCISED   CANCELLED    OUTSTANDING
---------                ---------   --------   ----------   -------   --------   -------   ---------   ----------   -----------
Employee A.............      A       08/16/95   8/16/2005     15,000    $1.00        3                                 15,000
Employee A.............      A       10/08/92                  2,000    $1.57        3          0              0        2,000
Employee A.............      A       09/13/90                  1,000    $0.63        3          0              0        1,000
Employee B.............      A       08/16/95   8/16/2005     29,000    $1.00        3                                 29,000
Employee B.............      A       10/08/92                  4,000    $1.57        3          0              0        4,000
Employee B.............      A       09/13/90                  1,000    $0.63        3          0              0        1,000
Employee C.............      A       08/16/95   8/16/2005     29,000    $1.00        3                                 29,000
Employee C.............      A       10/08/92                 10,000    $1.57        3          0              0       10,000
Employee C.............      A       09/13/90                 30,000    $0.63        3          0              0       30,000
Employee C.............      A       09/23/88                 12,000    $1.25        3          0         12,000            0
Employee D.............      A       08/16/95   8/16/2005      4,000    $1.00        3                                  4,000
Employee D.............      A       10/08/92                  1,000    $1.57        3          0              0        1,000
Employee D.............      A       09/04/91                    500    $0.48        3          0              0          500
Employee D.............      A       09/13/90                    500    $0.63        3          0              0          500
Employee E.............      A       08/16/95   8/16/2005      4,000    $1.00        3                                  4,000
Employee F.............              08/16/95   8/16/2005     29,000    $1.00        3                                 29,000
(deceased)
                                                             -------
                                                             172,000
                                                             =======

                          THE NOSTALGIA NETWORK, INC.

                       DIRECTORS' STOCK OPTIONS SCHEDULE

                               PRIOR PLAN             8/1/96              8/1/97              8/3/98              8/2/99
                            -----------------   ------------------   -----------------   -----------------   -----------------
                            VESTED   UNVESTED   VESTED    UNVESTED   VESTED   UNVESTED   VESTED   UNVESTED   VESTED   UNVESTED
                            ------   --------   -------   --------   ------   --------   ------   --------   ------   --------
Christopher Cates.........  20,000     --         3,000              2,000     1,000     1,000     2,000      --       3,000
Floyd Christofferson......      --     --         3,000              2,000     1,000     1,000     2,000      --       3,000
Diane M. Faure............      --     --         3,000              2,000     1,000     1,000     2,000      --       3,000
Dong Moon Joo.............      --     --         3,000              2,000     1,000     1,000     2,000      --       3,000
Hiroshi Goto..............      --     --            --        --       --        --     1,000     2,000      --       3,000
Dr. S. Robert Lichter.....      --     --            --        --       --        --     1,000     2,000      --       3,000
Frederick W. Newton.......      --     --            --        --       --        --     1,000     2,000      --       3,000
Phillip Sanchez                 --     --         2,000              2,000     1,000     1,000     2,000      --       3,000
  (Chrman)................
Robert J. Wussler.........      --     --         3,000              2,000     1,000     1,000     2,000      --       3,000
SQuire D. Rushnell Stk
  Option Agreement
  As of 5-13-96...........                      629,880   209,960


                             TOTAL
                            VESTED
                            -------
Christopher Cates.........   26,000
Floyd Christofferson......    6,000
Diane M. Faure............    6,000
Dong Moon Joo.............    6,000
Hiroshi Goto..............    1,000
Dr. S. Robert Lichter.....    1,000
Frederick W. Newton.......    1,000
Phillip Sanchez               5,000
  (Chrman)................
Robert J. Wussler.........    6,000
SQuire D. Rushnell Stk
  Option Agreement
  As of 5-13-96...........  629,880

                           CHATSWORTH SECURITIES LLC

October 18, 1999

The 144 Committee
The Nostalgia Network, Inc.
650 Massachusetts Avenue, NW
Washington, D.C. 20001

Gentlemen:

     We understand that Crown Communications Corporation ("Crown"), a Delaware corporation, desires to enter into a merger transaction with The Nostalgia Network, Inc. ("Nostalgia"), a Delaware corporation, pursuant to which Nostalgia and a subsidiary of Crown will merge (the "Merger"). As part of the Merger, all of the stockholders of Nostalgia will receive cash for their shares of Nostalgia Common Stock at a price of $0.07 per share (including the holders of shares of Nostalgia's Preferred Stock, who will receive consideration for their shares on an as converted Basis). Upon consummation of the Merger, Crown and its affiliates will be the sole stockholders of Nostalgia, and Nostalgia shall cease to be an SEC reporting company.

     You have asked for our opinion as to whether the offer price for the Merger is fair from a financial point of view to the minority holders of shares of Nostalgia.

     For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of Nostalgia;

     (ii) reviewed certain internal financial and operating data concerning Nostalgia prepared by the management of Nostalgia;

     (iii) discussed the past and current operations and financial condition and the prospects of Nostalgia, including information relating to certain strategic, financial and operational issues, with senior executives of Nostalgia;

     (iv) reviewed the reported prices and trading activity for the Nostalgia Common Stock;

     (v) compared the financial performance of Nostalgia and prices and trading activity of Nostalgia Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (vi) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information received by us for the purposes of this opinion. With respect to the internal financial statements and other financial and operating data, including forecasts, and discussions relating to the strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Crown and Nostalgia. We have also relied upon, without independent verification, the assessment by the management of Crown and Nostalgia of the strategic and other benefits expected to result from the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of Crown or Nostalgia nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. This opinion is for the use and benefit of The 144 Committee and the Board of Directors of The Nostalgia Network, Inc. Our opinion does not address the merits of the underlying decision by Crown to engage in the Merger and does not constitute a recommendation to any stockholder of Nostalgia.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the cash offer price to all shareholders of Nostalgia for their shares of Nostalgia Common Stock at a price of $0.07 per share (including the holders of shares of Nostalgia's Preferred Stock, who will receive consideration for their shares on an as converted basis) is fair from a financial point of view to the holders of Nostalgia Common Stock.

                                          Very truly yours,

                                          CHATSWORTH SECURITIES LLC

                                          /s/ CHATSWORTH SECURITIES LLC

SEC. 262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251(other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, sec. 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, sec. 24;
57 Del. Laws, c. 148, Sections 27-29; 59 Del. Laws, c. 106, sec. 12; 60 Del.
Laws, c. 371, Sections 3-12; 63 Del. Laws, c. 25, sec. 14; 63 Del. Laws, c. 152, Sections 1, 2; 64 Del. Laws, c. 112, Sections 46-54; 66 Del. Laws, c. 136, Sections 30-32; 66 Del. Laws, c. 352, sec. 9; 67 Del. Laws, c. 376, Sections 19, 20; 68 Del. Laws, c. 337, Sections 3, 4; 69 Del. Laws, c. 61, sec. 10; 69 Del.
Laws, c. 262, Sections 1-9; 70 Del. Laws, c. 79, sec. 16; 70 Del. Laws, c. 186, sec. 1; 70 Del. Laws, c. 299, Sections 2, 3; 70 Del. Laws, c. 349, sec. 22; 71
Del. Laws, c. 120, sec. 15; 71 Del. Laws, c. 339, Sections, 49-52.)

Please confirm that the foregoing is in accordance with your understandings and agreements with Chatsworth by signing the duplicate copy of this letter and returning the same to the understanding, thereby constituting this a binding agreement between us, respective successors and assigns.

                                          Very truly yours,

                                          Chatsworth Securities LLC

                                          By:
                                                     Managing Director

Accepted and agreed to as
of the date of this letter

The Nostalgia Network, Inc.
By:
    Robert J. Wussler
    Chairman, 144 Committee

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE


                                                            FOR AGAINST ABSTAIN
THE NOSTALGIA NETWORK, INC.   1. MERGER OF NNI ACQUISITION  [ ]   [ ]    [ ]
                                 CORPORATION WITH AND INTO
                                 THE NOSTALGIA NETWORK,
                                 INC.


                                                            The Special Meeting
                                                            of Stockholders of
                                                            The Nostalgia
                                                            Network, Inc. will
                                                            be held
                                                                             ,
                                                            at 11:00 a.m., at
                                                            650 Massachusetts
                                                            Avenue, N.W.,
                                                            Washington, D.C.


                                                            The undersigned
                                                            hereby acknowledges
                                                            receipt of a Notice
                                                            of Special Meeting
                                                            of Stockholders of
                                                            The Nostalgia
                                                            Network, Inc. called
                                                            for          , 2000,
                                                            and a Proxy
                                                            Statement for the
                                                            Meeting prior to the
                                                            signing of this
                                                            proxy.


  SIGNATURE(S)                                  DATED:          , 2000
              ---------------------------------       ----------
  NOTE: Please sign exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give title.

--------------------------------------------------------------------------------
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
                         THE NOSTALGIA NETWORK, INC.
                        650 Massachusetts Avenue, N.W.
                            Washington, D.C. 20001

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
        NOSTALGIA NETWORK, INC. FOR USE ONLY AT THE SPECIAL MEETING OF
      STOCKHOLDERS TO BE HELD ON     , 2000 AND ANY ADJOURNMENTS THEREOF.




The undersigned, being a stockholder of THE NOSTALGIA NETWORK, INC. ("NOSTALGIA"), hereby authorizes Diane Fuller and Daniel P. Collins, and each of them, as proxies, with the full power of substitution, to represent the undersigned at the Special Meeting of Stockholders of Nostalgia to be held at
650 Massachusetts Avenue,  N.W. Washington, D.C. on         , 2000 at 11:00
a.m., local time, and at any adjournments or postponements thereof, and at the meeting to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as appears on the reverse side of this proxy.

In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the meeting and upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is exercised.

Shares of the Common Stock of Nostalgia will be voted as specified. If no specification is made, shares will be voted FOR the matters set forth on the reverse side and IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES as to any other matter which may properly come before the Meeting.

                                                                -----------
                                                                SEE REVERSE
                                                                   SIDE
                                                                -----------

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